As filed with the Securities and Exchange Commission on April 21, 2021

Registration No. 333-253027

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 2 )

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ORBSAT CORP

(Exact name of registrant as specified in its charter)

Nevada	4813	65-0783722
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

18851 NE 29th Avenue, Suite 700

Aventura, FL 33180

(305)-560-5355

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Phipps

Chief Executive Officer

Orbsat Corp

18851 NE 29th Avenue, Suite 700

Aventura, FL 33180

(305)-560-5355

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Ralph V. De Martino, Esq.	Alexander R. McClean, Esq.
Schiff Hardin LLP	Margaret K. Rhoda, Esq.
901 K Street, NW, Suite 700	Harter Secrest & Emery LLP
Washington, DC 20001	1600 Bausch & Lomb Place
Phone: (202) 778-6400	Rochester, NY 14604-2711
Fax: (202) 778-6460	Phone: (585) 232-6500
Fax: (585) 232-2152

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [X]	Smaller reporting company [X]

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Units consisting of shares of Common Stock, par value $0.0001 per share, and Warrants to purchase shares of Common Stock, par value $0.0001 per share(2)	$11,500,000	$1,254.65
Common stock included as part of the Units	—	—
Warrants to purchase shares of common stock included as part of the Units(3)	—	—
Shares of Common Stock issuable upon exercise of the Warrants(4)(5)	$11,500,000	$1,254.65
Underwriters’ Warrants (6)	—	—
Common stock underlying the underwriters’ warrants (7)	$500,000	$54.55
Total	$23,500,000	$2,563.85	(8)

(1)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o), and includes the shares of common stock and/or warrants that may be issued upon exercise of a 45-day option granted to the underwriter to cover over-allotments, if any.
(3)	In accordance with Rule 457(i) under the Securities Act, because the shares of the Registrant’s common stock underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.
(4)	There will be issued warrants to purchase one share of common stock for every one share of common stock offered. The warrants are exercisable at a per share price of 100% of the public offering price per Unit.
(5)	Includes shares of common stock which may be issued upon exercise of additional warrants which may be issued upon exercise of 45-day option granted to the underwriter to cover over-allotments, if any.
(6)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(7)	The underwriter’s warrants are exercisable for a number of shares of common stock equal to 5% of the number of shares of common stock sold in this offering, excluding upon exercise the option to purchase additional securities, at an exercise price equal to 110% of the public offering price per Unit.
(8)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 21, 2021

PRELIMINARY PROSPECTUS

724,637 Units

Each Unit Consisting of

One Share of Common Stock and

One Warrant to Purchase One Share of Common Stock

This is a firm commitment underwritten public offering of 724,637 units (the “Units”), based on an assumed initial offering price of $13.80 per Unit, of Orbsat Corp., a Nevada corporation (the “Company”, “we”, “us”, “our”). Each Unit consists of one share of common stock, $0.001 par value per share, and one warrant (each, a “Warrant” and collectively, the “Warrants”) to purchase one share of common stock at an exercise price of $13.80 per share, constituting 100% of the price of each Unit sold in this offering based on an assumed initial offering price of $13.80 per Unit. The Units have no stand-alone rights and will not be certificated or issued as stand-alone securities. The shares of common stock and the Warrants comprising the Units are immediately separable and will be issued separately in this offering. Each Warrant offered hereby is immediately exercisable on the date of issuance and will expire five years from the date of issuance.

Prior to this offering, there has not been an active market for our common stock and there has been no public market for our Warrants. The public offering price for our Units will be determined through negotiations between us and the underwriters. Among the factors that will be considered in these negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. Prior to this offering our common stock was quoted on the OTCQB Marketplace (the “OTCQB”) under the symbol “OSAT.” In connection with this offering, we have applied to list our common stock and the Warrants on the Nasdaq Capital Market (“Nasdaq”) under the symbols “OSAT” and “OSATW,” respectively. While we believe that, upon the completion of the offering contemplated by this prospectus, we will meet the standards for listing on Nasdaq , we cannot guarantee that we will be successful in listing our common stock and Warrants on Nasdaq. We will not commence this offering unless our common stock and Warrants are approved for listing.

We have assumed a public offering price of $13.80 per share. The last reported sale price for our common stock as reported on the OTCQB on April 6, 2021 was $3.45 ($13.80 per share based upon a reverse stock split of 1-for-4 to be effected following the effective date and prior to closing of this offering ). The offering price of the Units will be determined by negotiations between the underwriters and us at the time of pricing, considering our historical performance and capital structure, prevailing market conditions, and overall assessment of our business, and may be at a discount to the current market price. The prices at which our common stock was quoted on the OTCQB may not be indicative of the actual public offering price for our Units or of the prices at which our common stock and Warrants may trade on Nasdaq in the future.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Unless otherwise noted and other than in our financial statements and the notes thereto, the share and per share information in this prospectus reflects a reverse stock split of the outstanding number of shares of common stock at a 1-for-4 ratio to occur following the effective date but prior to the closing of this offering.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 15 of this prospectus for a discussion of information that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Price to the public	$13.80	$9,999,990.60
Underwriting discounts and commissions (1)	$1.104	$799,999.25
Proceeds to us (before expenses) (2)	$12.696	$9,199,991.35

(1) We have also agreed to issue warrants to purchase shares of our common stock to the underwriter and to reimburse the underwriter for certain expenses. The underwriter’s warrants are exercisable for a number of shares of common stock equal to 5% of the number of shares of common stock sold in this offering (excluding for this purpose any exercise by the underwriter of the over-allotment option to purchase additional securities described below), at an exercise price equal to 110% of the public offering price per Unit. See “Underwriting” for additional information regarding total underwriter compensation.

(2) The amount of offering proceeds to us presented in this table does not give effect to any exercise of the: (i) over-allotment option (if any) we have granted to the underwriter as described below and (ii) warrants being issued to the underwriter in this offering.

We have granted a 45-day option to the underwriter to purchase up to an additional 108,696 shares of common stock and/or 108,696 additional Warrants solely to cover overallotments, if any, at the public offering price, less underwriting discounts and commissions.

The underwriter expects to deliver the securities against payment to the investors in this offering made on or about        , 2021.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus is           , 2021.

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. We are offering to sell, and seeking offers to buy, Units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Units.

Neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

MARKET, INDUSTRY AND OTHER DATA

This prospectus includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry and internal company surveys. These sources may include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

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Until [_], 2021 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “vision,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading “Risk Factors” beginning on page 15 of this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Before you decide to invest in our common stock, you should read and carefully consider the following summary together with the entire prospectus, including our financial statements and the related notes thereto appearing elsewhere in this prospectus and the matters discussed in the sections in this prospectus entitled “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus.

Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus mean Orbsat Corp on a consolidated basis with its wholly-owned subsidiaries.

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Our Company

Orbsat Corp provides Mobile Satellite Services (“MSS”) solutions to fulfil the growing global demand for satellite-enabled voice, data, personnel and asset tracking, Machine-to-Machine (M2M) and Internet of Things (IoT) connectivity services. We provide these solutions for businesses, governments, military, humanitarian organizations, and individual users, enabling them to communicate, connect to the internet, track and monitor remote assets and lone workers, or request SOS assistance via satellite from almost anywhere in the world, even in the most remote and hostile of environments.

Around 40% of the world’s population has no access to the internet and much of the world has no cellular coverage.1 Our vision is to collaborate with innovative partners to deliver low cost, reliable and easily accessible global satellite communications solutions in areas where no other forms of communication exist.

We provide voice, data communications, IoT and M2M services via Geostationary and Low Earth Orbit (“LEO”) satellite constellations and offer reliable connectivity in areas where terrestrial wireless or wireline networks do not exist or are limited, including remote land areas, open ocean, airways, the polar regions and regions where terrestrial networks are not operational, for example due to political conflicts and natural or man-made disasters.

We believe there is an increasing requirement for on-demand connectivity which we support with products and services developed to deliver reliable solutions globally via leading commercial satellite network operators. Billions of dollars are projected to be spent on new and modernized satellite constellations2 and our partner networks including Globalstar, Intelsat, Iridium, Inmarsat, Thuraya and Viasat have already developed and launched satellites capable of delivering advanced high-speed voice and data services virtually anywhere on the planet. Our products and services enable users on the ground to connect to these existing networks and we intend to pursue new relationships with next generation satellite constellation operators likely to offer service in the future.

We have expertise and long-term experience in providing tracking and monitoring services via satellite, specifically through the Globalstar Low Earth Orbit satellite network. We own unique network infrastructure devices, known as appliqués, which are located in various Globalstar ground stations around the world and provide the signal receipt and processing technology that enables and powers the Globalstar simplex data service. Our ownership of these appliqués provides us with competitive access to the global simplex data service which addresses the market demand for a small and cost-effective solution for sending data, such as geographic coordinates, from assets or individuals in remote locations to a central monitoring station and is used in numerous applications such as tracking vehicles, asset shipments, livestock, and monitoring unattended remote assets.

We believe the potential commercial requirement for satellite-based tracking devices using the Globalstar network is vast and we intend to begin launching a range of company branded tracking products and associated messaging plans during the first half of 2021, including our SolarTrack solar powered satellite tracking device which we announced in January 2021.

In addition to our main core focus on MSS products and services, we also provide tracking and monitoring solutions using Automatic Identification System (AIS), 2G-5G, Push-to-Talk and two-way radio technology.

We generate revenue from both the provision of services and the sale of equipment. Higher margin recurring service revenue from the sale of monthly, annual, and prepaid airtime or messaging plans has historically represented an increasing proportion of our revenue, and we expect that trend to continue as we introduce new products requiring associated airtime or messaging plans.

We provide our products and services directly to end users and reseller networks located both in the United States and internationally through our subsidiaries, U.S. based Orbital Satcom Corp (“Orbital Satcom”) and U.K. based Global Telesat Communications Limited (“GTC”). We have a physical presence in the United States and the United Kingdom, as well as an ecommerce storefront presence in 16 countries across 5 continents. We have a diverse geographical customer base having provided solutions to more than 50,000 customers located in more than 165 countries across most every continent in the world.

1 https://www.statista.com/statistics/617136/digital-population-worldwide/

2https://www.mckinsey.com/industries/aerospace-and-defense/our-insights/large-leo-satellite-constellations-will-it-be-different-this-time#

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In the first quarter of 2021, we opened an office in Washington D.C. to target increased sales to US government customers through channels such as the U.S. General Services Administration (“GSA”). The U.S. government spends billions of dollars each year on satellite communications products and services3 as it seeks to modernize and improve its communications and connectivity. To directly address this opportunity, Orbsat is currently seeking to build a dedicated government sector business unit focused on serving the growing secure communications needs of US government customers.

MSS Products

Our MSS products rely on satellite networks for voice, data and tracking connectivity and thus are not reliant on cell towers or other local infrastructure. As a result, our MSS solutions are suitable for recreational travelers and adventurers, government and military users, and corporations and individuals wishing to communicate or connect to the internet from remote locations, or in the event of an emergency such as a power outage, following a hurricane or other natural disaster during which regular cell phone, telephone and internet service may not be available.

Our satellite communications products enable users to make voice calls, send and receive text messages and emails, and transmit GPS location coordinates from virtually anywhere on the planet, no matter how remote the location and regardless of the availability of local communication infrastructure. Our range of satellite data products allow users all around the world to connect to the internet, stream live video, and communicate via voice and data applications.

We are a provider of GPS enabled emergency locator distress beacons that can save lives, on land and at sea. Our distress beacons enable essential communication between our customers and search and rescue organizations during emergency situations and pinpoint locational information to Search and Rescue services, essential during an emergency.

We provide a wide range of satellite tracking devices used to monitor the location, movements, and history of almost anything that moves. We specialize in offering satellite tracking services through the Globalstar satellite network and have supplied tens of thousands of tracking devices which are used around the world to locate lone workers, track shipping containers, livestock, vehicles, and vessels along with many other types of assets.

Our principal focus is on growing sales of our existing satellite-based hardware, airtime and related services, specifically services attracting recurring revenue for the Company. Additionally, during the first half of 2021 we intend to launch our own brand of tracking device for use by retail, corporate and governmental customers worldwide which we expect will further increase future revenue.

The first product launched by the Company, SolarTrack, is a compact, lightweight, IoT tracking device powered by the sun and operating on one of the most modern satellite networks in the world. It is designed for tracking and monitoring anything that moves, or any remote asset used outdoors, almost anywhere in the world and we anticipate strong demand from customers looking for a low cost, low maintenance tracking device to monitor remote assets.

Online Storefronts

We operate two e-commerce websites offering a range of MSS products and solutions through our subsidiaries, Orbital Satcom, which targets customers in North and South America, and GTC which targets customers in the UK, EU, Middle East, Asia and rest of the world. These websites produce sales and attract enquiries from customers and potential customers from all around the world. Over the long term, we plan to develop additional country-specific websites to target customers in South America, Asia and Europe where we anticipate there will be substantial further demand for our products.

3 https://www.gao.gov/products/gao-20-80

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In addition to our two main e-commerce websites, we make portable satellite voice, data and tracking solutions easier to find and buy online through our various third-party e-commerce storefronts such as Amazon and Walmart. We currently operate 16 storefronts across various countries in 5 continents. We have invested in personnel to translate our listings correctly in the different countries we are represented in and intend to regularly improve and increase our listings on all e-commerce sites. We currently have more than 9,000 product listings on all third-party sites and invest significantly in inventory to hold at Amazon’s various fulfillment centers around the world to ensure that orders are shipped to customers as quickly as possible. The products include handheld satellite phones, personal and asset tracking devices, portable high-speed broadband terminals, and satellite Wi-Fi hotspots. Our Amazon online marketplaces represented approximately 73.3% and 56.9% of total sales for the years ended December 31, 2020 and 2019, respectively and we anticipate that these marketplaces will continue to represent a significant portion of our sales for the foreseeable future. Should there be a disruption of Amazon services or our ability to maintain storefronts with Amazon, our sales will likely decrease and we would have to seek other distribution methods to sell our products online, which may be costly.

With consumer behavior drastically changing as a result of COVID-19, e-commerce traffic witnessed double-digit gains in 2020 as stores closed and shoppers used digital options. This significant change in consumer shopping habits resulted in 42% of U.S. and U.K. consumers stating that they would choose to buy via Amazon if shopping online.4 As a result, we experienced an increase in sales through our global Amazon storefronts during 2020 as compared to previous years.

Our e-commerce storefronts enable us to attract a significantly diversified level of sales from all over the world, ensuring we are not overly reliant on any single market or sector for our sales revenue. Furthermore, many products we sell require subscription-based services which allow us to increase our recurring revenue airtime sales.

Mapping and Tracking Portal

Our advanced subscription-based mapping and tracking portal, GTCTrack, is available for use by registered customers who pay a monthly fee to access it. This mapping portal provides a universal and hardware-agnostic, cloud-based data visualization and management platform that allows managers to track, command, and control assets in near-real-time. Asset location reports including position, speed, altitude, heading and past location and movement history reports for a wide range of tracking devices and other products sold by us are available through GTCTrack.

Industry and Market

We compete in the mobile satellite products and services sector of the global communications industry. The products and airtime that we sell are intended to meet users’ needs for connectivity in all locations where existing terrestrial wireline and wireless communications networks do not exist, do not provide sufficient coverage, or are impaired. Government organizations, including military and intelligence agencies and disaster response agencies, non-governmental organizations and industrial operations and support teams depend on mobile voice and data satellite communications products and services on a regular basis. Businesses with global operations require reliable communications services when operating in remote locations around the world. Mobile satellite services users span many sectors, including emergency services, maritime, aviation, government, utilities, oil and gas, mining, recreation, forestry, heavy equipment, construction, and transportation, among others. We believe many of our customers view satellite communications products and services as critical to their daily operations.

There is an existing, and we believe significantly growing, multi-billion-dollar global market for a small and cost-effective solution for receiving and processing mobile voice and data communications from remote locations used in applications such as tracking vehicles or asset shipments, monitoring unattended remote assets or mobile security. Over the past two decades, the global mobile satellite services market has experienced significant growth. Increasingly, better-tailored, improved-technology products and services are creating new channels of demand for mobile satellite services. Growth in demand for mobile satellite voice services is driven by the declining cost of these services, the diminishing size and lower costs of the devices, as well as heightened demand by governments, businesses and individuals for ubiquitous global voice and data coverage. We believe our solutions are ideally suited for industries such as maritime, aviation, government/military, emergency/humanitarian services, mining, forestry, oil and gas, heavy equipment, transportation and utilities, as well as recreational users. We do not tailor our products and services to different types of customers as in our experience military, non-profit, government and recreational users tend to purchase the same types of products and services.

4 https://www.episerver.com/globalassets/03.-global-documents/reports/holidayreport2020_v4.pdf.

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Competition

The global satellite communications industry is highly competitive. In certain regions, such as North America, we currently face substantial competition from other service providers that offer a range of mobile and fixed communications options. In other regions, such as the UK and EU, we have a strong presence and are one of the leading providers of satellite communicators, emergency locator beacons and satellite tracking devices. We compete primarily on the basis of coverage, quality, portability, pricing and in the case of our e-commerce storefronts, availability of services and products.

The competitors for our satellite telecommunications services and products are other resellers of leading satellite networks such as Iridium, Inmarsat, Thuraya and Globalstar, some of which are also our suppliers. We expect the competition for our satellite telecommunications services and our satellite tracking and monitoring services to increase significantly as market demand accelerates.

We believe that we are well positioned to compete for the satellite telecommunications services business largely on a cost basis and our global e-commerce presence, which makes products more accessible to buy as compared to more traditional methods of purchasing e.g., bricks and mortar storefronts.

Our competitive strengths

We believe that the following strengths contribute to our success:

●	Our global presence enables us to compete in various markets around the world, with our multi-lingual personnel allowing us to respond to global customer inquiries with 24/7/365 customer support

●	Our significant expertise in global e-commerce sales, allowing us to maintain a competitive advantage over traditional methods of purchase through “brick and mortar” stores. This has taken a particular import during the recent COVID-19 pandemic

●	Our significant levels of inventory stored in fulfilment centers around the world enable us to quickly secure customer orders against competitors who may not hold available inventory

●	Economies of scale of a leading provider of MSS product allows us to offer competitive prices for our products

●	Long-term contracts and experience with Globalstar allow us to compete competitively on satellite tracking opportunities

●	A diverse customer base with no single customer representing more than 1.5% of our annual gross sales revenue, and no single country representing more than 25% of our gross annual sales revenue as of December 31, 2020. This diversification reasonably permits the Company not to rely on any single customer, or group of customers, on any single product line, or any specific geographic area. It is noteworthy, however, that Amazon is our biggest sales channel, accounting for the majority of our sales in the last 24 months.

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Our business strategy

We intend to achieve our mission and further grow our business by pursuing the following strategies:

●	Increased product offerings - We intend to consistently increase our product lines and offerings in the near term and will continue to do so in the future.

●	Government sourced revenue - Our new Washington D.C. office will target US government/GSA sales which have not historically represented a significant part of our sales revenue. We will also intend to recruit experienced government sales professionals to assist with this plan. We plan to become an approved seller on the US Government’s GSA Schedule, which gives federal, and in some cases state and local buyers, access to a great number of commercial products and services at negotiated ceiling prices. Schedule purchases represent approximately 21% of overall federal procurement spending.

●	Product innovation - We plan to continue to launch innovative own branded products, such as our SolarTrack solar powered satellite tracking device, to differentiate us and gain a competitive edge over other MSS suppliers.

●	Future acquisitions - We aim to seek suitable acquisition opportunities to further increase our scale, expand sales and access in new markets and sectors.

Intellectual Property

Our success and ability to compete depends in part on our ability to maintain our trade secrets. All of our employees and consultants are subject to non-disclosure agreements and other contractual provisions to establish and maintain our proprietary rights.

Regulatory Matters

When implicated, government contract laws and regulations affect how we will do business with our customers, and in some instances, will impose added costs on our business. International sales of our products may also be subject to U.S. and foreign laws, regulations and policies around the import and export of products, services and technology. Our products may be illegal to use under the laws of some countries, this may limit our ability to sell our products in these countries. A violation of specific laws and regulations could result in the imposition of fines and penalties for the user of the product, the termination of any then existing contracts or the inability to bid on future contracts. We intend our Orbital Satcom subsidiary to become qualified as a government contractor. Our products may also be subject to regulation by the National Telecommunications and Information Administration and the Federal Communications Commission that regulate wireless communications. The failure to comply with any of these regulations could adversely affect our ability to conduct our business and generate revenues as well as increasing our operating costs.

Sources and Availability of Components

Certain materials and equipment for our products are custom made for those products and are dependent upon either a single or limited number of suppliers. Failure of a supplier could cause delays in delivery of the products if another supplier cannot promptly be found or if the quality of such replacement supplier’s components is inferior or unacceptable. As a result of COVID-19, we have experienced shortages in inventory due to manufacturing and logistical issues.

Our Risks and History of Losses

Our ability to achieve our mission and execute our strategies is subject to certain challenges, risks and uncertainties, including, among others:

●	Our ability to obtain sufficient funding to expand our business and respond to business opportunities
●	Our ability to acquire new customers or retain existing customers in a cost-effective manner
●	Our ability to successfully improve our production efficiencies and economies of scale
●	Our ability to maintain sufficient inventory and manage our supply chain to continue to satisfy our future operation needs
●	Our ability to retain our market share in our industry

We have incurred significant net losses since our inception. For the years ended December 31, 2020, 2019, and 2018, we have incurred net losses of $2.7 million, $1.4 million, and $1.2 million, respectively. As of December 31, 2020, we had an accumulated deficit of approximately $13.8 million. We expect to incur significant sales and marketing expenses prior to recording sufficient revenue from our operations to offset these expenses. In the United States, we expect to incur additional losses as a result of the costs associated with operating as a public company.

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Corporate History

We were originally incorporated in 1997 as a Florida corporation. On April 21, 2010, we merged with and into a newly-formed wholly-owned subsidiary for the purpose of changing our state of incorporation to Delaware, effecting a 2:1 forward split of our common stock, and changing our name to EClips Media Technologies, Inc. On April 25, 2011, we changed our name to “Silver Horn Mining Ltd.” pursuant to a merger with a newly formed wholly-owned subsidiary.

GTC was formed under the laws of England and Wales in 2008. On February 19, 2015, we entered into a share exchange agreement with GTC and all of the holders of the outstanding equity of GTC pursuant to which GTC became a wholly owned subsidiary of ours.

On March 28, 2014, we merged with a newly-formed wholly-owned subsidiary of ours solely for the purpose of changing our state of incorporation to Nevada from Delaware, effecting a 1:150 reverse split of our common stock, and changing our name to Great West Resources, Inc. in connection with the plans to enter into the business of potash mining and exploration. During late 2014, we abandoned our efforts to enter the potash business.

On January 22, 2015, we changed our name to “Orbital Tracking Corp” from “Great West Resources, Inc.” pursuant to a merger with a newly formed wholly owned subsidiary.

Effective March 8, 2018, following the approval of a majority of our shareholders, we effected a reverse split of our common stock at a ratio of 1 for 150. On August 19, 2019, we effected a reverse split of our common stock at a ratio of 1 for 15. As a result of the reverse split, our common stock now has the CUSIP number: 68557F100. All share and per share, information in the accompanying consolidated financial statements and footnotes has been retroactively restated to reflect these reverse splits.

Also, on August 19, 2019, we changed our name to “Orbsat Corp” from “Orbital Tracking Corp” pursuant to a merger with a newly formed wholly owned subsidiary.

Our principal executive offices are located at 18851 N.E. 29th Ave, Suite 700, Aventura, Florida 33180. Our telephone number is (305) 560-5355. The Company’s website address is http://www.orbsat.com. Information contained on the Company’s website is not incorporated into this Annual Report on Form 10-K.

Recent Developments

March 2021 Financing

On March 5, 2021, the Company entered into a Note Purchase Agreement (the “March 2021 NPA”) by and between the Company and one individual accredited investor (the “Lender”). Pursuant to the terms of the March 2021 NPA, the Company sold a convertible promissory note with a principal amount of $350,000 (the “March 2021 Note”). The March 2021 Note is a general, unsecured obligation of the Company and bears simple interest at a rate of 7% per annum, and matures on the third anniversary of the date of issuance (the “Maturity Date”), to the extent that the March 2021 Note and the principal amount and any interest accrued thereunder have not been converted into shares of the Company’s common stock. In the event that any amount due under the March 2021 Note is not paid as and when due, such amount will accrue interest at the rate of 12% per year, simple interest, non-compounding, until paid. The Company may not pre-pay or redeem the March 2021 Note other than as required by the Agreement. The Noteholder have an optional right of conversion such that a Noteholder may elect to convert his March 2021 Note, in whole or in part, outstanding as of such time, into the number of fully paid and non-assessable shares of the Company’s common stock as determined by dividing the indebtedness under the March 2021 Note price equal to the lesser of (a) $6.00 per share, and (b) a 30% discount to the price of the common stock in the qualified transaction. Following an event of default, the conversion price shall be adjusted to be equal to the lower of: (i) the then applicable conversion price or (ii) the price per share of 85% of the lowest traded price for the Company’s common stock during the 15 trading days preceding the relevant conversion. In addition, subject to the ownership limitations, if a qualified transaction is completed, without further action from the Noteholder, on the closing date of the qualified transaction, 50% of the principal amount of this March 2021 Note and all accrued and unpaid interest shall be converted into Company common stock at a conversion price equal to the 30% discount to the offering price in such qualified transaction, which price shall be proportionately adjusted for stock splits, stock dividends or similar events. A “Qualified Transaction” refers the completion of the public offering of the Company’s securities stock with gross proceeds of at least $10,000,000 pursuant to which the Company’s securities become registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, or a merger with a company listed on the Nasdaq or Canadian stock exchanges, as amended. This offering is expected to satisfy the definition of Qualified Transaction under the March 2021 Note, and it will automatically convert upon the closing of this offering. The Noteholder is granted registration rights and pre-emptive rights. In addition, the March 2021 NPA includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) non-compliance with covenants thereunder, (iii) bankruptcy or insolvency. The Company’s issuance of the March 2021 Note under the terms of the March 2021 NPA was made pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The investor in the March 2021 Note is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act. There were no discounts or brokerage fees associated with this offering. The Company used the offering proceeds for working capital and general corporate purposes. As of March 26, 2021, the balance of the March 2021 Note is $350,000 or approximately 233,333 shares of common stock. In April 2021 the Noteholder waived contractual pre-emptive rights set forth in the March 2021 NPA. We expect that the balance of the principal and interest remaining under the March 2021 Note will convert into shares of our common stock following the effectiveness of the registration statement of which this prospectus forms a part and prior to or at the closing of this offering.

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August 2020 Private Placement of Convertible Promissory Notes

On August 21, 2020, we entered into a Note Purchase Agreement (the “August 2020 NPA”) by and among the Company and certain lenders set forth on the lender schedule to the August 2020 NPA (the “Lenders”). Pursuant to the terms of the August 2020 NPA, the Company sold an aggregate principal amount of $933,000 of its convertible promissory notes (the “August 2020 Notes”). The August 2020 Notes are general, unsecured obligations of the Company and bear simple interest at a rate of 6% per annum, and mature on the third anniversary of the date of issuance, to the extent that the August 2020 Notes and the principal amounts and any interest accrued thereunder have not been converted into shares of the Company’s common stock. In the event that any amount due under the August 2020 Notes is not paid as and when due, such amounts will accrue interest at the rate of 12% per year, simple interest, non-compounding, until paid. The Company may not pre-pay or redeem the August 2020 Notes other than as required by the August 2020 NPA or August 2020 Notes. The August 2020 Note holders have an optional right of conversion such that a Noteholder may elect to convert his August 2020 Note, in whole or in part, outstanding as of such time, into the number of fully paid and non-assessable shares of the Company’s common stock as determined by dividing the outstanding indebtedness by $0.80, subject to certain adjustments. This optional right of conversion is subject to a beneficial ownership limitation of 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the share issuance upon conversion. The holders of the August 2020 Notes were granted piggyback registration rights and pre-emptive rights. The shares of common stock underlying the August 2020 Notes were included in a resale registration statement declared effective on December 16, 2020 with Registration No. 333-251159. In addition, the August 2020 NPA includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) non-compliance with covenants thereunder, (iii) bankruptcy or insolvency. Upon the occurrence of an event of default, a majority of the Holders may accelerate the maturity of the indebtedness under the August 2020 Notes. The closing of this offering took place on August 21, 2020. The Company’s issuance of the August 2020 Notes under the terms of the August 2020 NPA was made pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering and Regulation D promulgated thereunder. The investors in the August 2020 Notes were “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act). There were no discounts or brokerage fees associated with this offering. The Company used the offering proceeds for business development, investment in increased inventory and other strategic growth initiatives, including market expansion and personnel recruitment in North America. As of March 26, 2021, the balance of the August 2020 Note is $380,639 or approximately 1,903,194 shares of common stock. In April 2021 the August 2020 Noteholders waived contractual pre-emptive rights set forth in the August 2020 NPA. We expect that the balance of the principal and interest remaining under the August 2020 Notes will convert into shares of our common stock following the effectiveness of the registration statement of which this prospectus forms a part and prior to or at the closing of this offering.

December 2020 Private Placement of Convertible Promissory Notes

On December 1, 2020, we entered into a Note Purchase Agreement (the “December 2020 NPA”) by and among the Company and certain lenders set forth on the lender schedule to the December 2020 NPA (the “Lenders”). Pursuant to the terms of the December 2020 NPA, the Company sold an aggregate principal amount of $244,000 of its convertible promissory notes (the “December 2020 Notes”). The December 2020 Notes are general, unsecured obligations of the Company and bear simple interest at a rate of 6% per annum, and mature on the third anniversary of the date of issuance, to the extent that the December 2020 Notes and the principal amounts and any interest accrued thereunder have not been converted into shares of the Company’s common stock. In the event that any amount due under the December 2020 Notes is not paid as and when due, such amounts will accrue interest at the rate of 12% per year, simple interest, non-compounding, until paid. The Company may not pre-pay or redeem the December 2020 Notes other than as required by the Agreement. The December 2020 Note holders have an optional right of conversion such that a Noteholder may elect to convert his December 2020 Note, in whole or in part, outstanding as of such time, into the number of fully paid and non-assessable shares of the Company’s common stock as determined by dividing the outstanding indebtedness by $1.00, subject to certain adjustments. This optional right of conversion is subject to a beneficial ownership limitation of 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the share issuance upon conversion. The holders of the December 2020 Notes are granted piggyback registration rights and pre-emptive rights. The shares of common stock underlying the December 2020 Notes were included in a resale registration statement declared effective on December 16, 2020 with Registration No. 333-251159. In addition, the December 2020 NPA includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) non-compliance with covenants thereunder, (iii) bankruptcy or insolvency. Upon the occurrence of an event of default, a majority of the Holders may accelerate the maturity of the Indebtedness. The closing of this offering took place on December 1, 2020. The Company’s issuance of the December 2020 Notes under the terms of the December 2020 NPA was made pursuant to an exemption from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering and Regulation D promulgated thereunder. The investors in the December 2020 Notes were “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act. There were no discounts or brokerage fees associated with this offering. The Company intends to use the offering proceeds for business development, investment in increased inventory and other strategic growth initiatives, including market expansion and personnel recruitment in North America. As of March 26, 2021, the balance of the December 2020 Note is $45,730 or approximately 182,918 shares of common stock. In April 2021 the Lenders waived contractual pre-emptive rights set forth in the December 2020 NPA. We expect that the balance of the principal and interest remaining under the December 2020 Notes will convert into shares of our common stock following the effectiveness of the registration statement of which this prospectus forms a part and prior to or at the closing of this offering.

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Listing on the Nasdaq Capital Market

Our common stock is currently quoted on the OTCQB Marketplace (the “OTCQB”) under the symbol “OSAT.” In connection with this offering, we have applied to list our common stock and the Warrants on Nasdaq under the symbols “OSAT” and “OSATW,” respectively. If our listing application is approved, we expect to list our common stock and the Warrants on Nasdaq upon consummation of the offering, at which point our common stock will cease to be traded on the OTCQB. No assurance can be given that our listing application will be approved. This offering will occur only if Nasdaq approves the listing of our common stock and Warrants. Nasdaq listing requirements include, among other things, a stock price threshold. As a result, prior to effectiveness, we will need to take the necessary steps to meet Nasdaq listing requirements, including but not limited to a reverse split of our outstanding common stock. If Nasdaq does not approve the listing of our common stock, we will not proceed with this offering. There can be no assurance that our common stock will be listed on the Nasdaq.

Reverse Stock Split

We will effect a reverse stock split of our common stock at a ratio of 1-for-4 following the effectiveness of the registration statement of which this prospectus forms a part and prior to the closing of this offering.  No fractional shares will be issued in connection with the reverse stock split and all such fractional interests will be rounded up to the nearest whole number of shares of common stock. The conversion or exercise prices of our issued and outstanding convertible securities, stock options and warrants will be adjusted accordingly. All information presented in this prospectus other than in our consolidated financial statements and the notes thereto assumes a 1-for-4 reverse stock split of our outstanding shares of common stock, and unless otherwise indicated, all such amounts and corresponding conversion price or exercise price data set forth in this prospectus have been adjusted to give effect to such assumed reverse stock split.

THE OFFERING 1

Issuer:	Orbsat Corp

Securities offered by us:	724,637 Units, each Unit consisting of one share of our common stock and one warrant to purchase one share of our common stock. Each warrant will have an exercise price of $13.80 per share (100% of the assumed public offering price of one Unit), is exercisable immediately and will expire five years from the date of issuance. The Units will not be certificated or issued in stand-alone form. The shares of our common stock and the warrants comprising the Units are immediately separable upon issuance and will be issued separately in this offering.

1 The numbers of shares of common stock outstanding, and the number of Units, and the number of shares and Warrants offered by us reflect a 1 for 4 reverse stock split to be effected following the effectiveness of the registration statement of which this prospectus forms a part and prior to the closing of this offering.

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Number of shares of common stock offered by us:	724,637 shares of common stock (or 833,333 shares of common stock if the underwriters exercise their over-allotment option for shares in full).

Number of Warrants offered by us:	Warrants to purchase 724,637 shares of common stock (or Warrants to purchase 833,333 shares of common stock if the underwriters exercise their over-allotment option for Warrants in full).

Assumed public offering price:

$13.80 per Unit, based on the closing price of our common stock on April 6, 2021. The public offering price for our Units will be determined through negotiations between us and the underwriters. Among the factors that will be considered in these negotiations are prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. The prices at which our common stock was quoted on the OTCQB may not be indicative of the actual public offering price for our Units.

Common stock outstanding immediately prior to this offering:	2,576,839 shares (including shares issuable upon conversion of the March 2021 Note, the December 2020 Notes and the August 2020 Notes in connection with the offering).

Common stock outstanding immediately after this offering:	Up to 3,301,476 shares of common stock, or 3,410,172 shares of common stock if the underwriters exercise their over-allotment option in full, in each case assuming none of the Warrants issued in this offering are exercised.

Over-allotment option:	We have granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to an additional 108,696 shares of common stock and/or Warrants to purchase up to an additional 108,696 shares of common stock in any combination at the public offering price per share of common stock and per Warrant, respectively, less the underwriting discounts payable by us, solely to cover over-allotments, if any.

Description of Warrants:	Each Warrant will have an exercise price per share of 100% of the public offering price per Unit, will be exercisable immediately and will expire on the fifth anniversary of the original issuance date. Each Warrant is exercisable for one share of common stock, subject to adjustment in the event of stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock as described herein. Each holder of purchase Warrants will be prohibited from exercising its Warrant for shares of our common stock if, as a result of such exercise, the holder, together with its affiliates, would own more than 4.99% of the total number of shares of our common stock then issued and outstanding. However, any holder may increase such percentage to any other percentage not in excess of 9.99%. The terms of the Warrants will be governed by a Warrant Agent Agreement, dated as of the effective date of this offering, between us and Equity Stock Transfer LLC, as the warrant agent (the “Warrant Agent”). This offering also relates to the offering of the shares of common stock issuable upon the exercise of the Warrants. For more information regarding the Warrants, you should carefully read the section titled “Description of Securities—Warrants” in this prospectus.

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Use of proceeds:	We estimate that the net proceeds to us from this offering will be approximately $8.8 million, or approximately $10.2 million if the underwriters exercise their over-allotment option in full. We expect to use the net proceeds from this offering for potential acquisitions, increasing our sales and administrative personnel, increasing our global inventory levels, investing in systems to improve our efficiency, opening new e-commerce storefronts and websites, investing in R&D for our own branded tracking products, and investing further in our Orbsat Government division, to pursue increased sales to government customers. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Underwriters’ warrants:	Upon the closing of this offering, we will issue to Maxim Group LLC or its designee, as the representative of the underwriters in this offering, warrants entitling it to purchase a number of shares of common stock equal to 5% of the shares of common stock sold in this offering at an exercise price equal to 110% of the public offering price of the units in this offering. The warrants shall be exercisable commencing six months after the closing of this offering and will expire five years after the effective date of the registration statement of which this prospectus forms a part.

Underwriter compensation:	In connection with this offering, the underwriter will receive an underwriting discount equal to 8% of the gross proceeds from the sale of Units in the offering. We will also reimburse the underwriter for certain out-of-pocket actual expenses related to the offering. See “Underwriting.”

Trading symbol:	Our common stock is presently quoted on the OTCQB under the symbol “OSAT.” We have filed an application to have our common stock and the Warrants listed on Nasdaq under the symbols “OSAT” and “OSATW,” respectively. No assurance can be given that such listing will be approved or that a trading market will develop for the common stock and Warrants.

Risk factors:	Investing in our securities involves a high degree of risk and purchasers of our securities may lose their entire investment. You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our securities.

Lock-up Agreements:	We and our directors, officers and the holders of 3% or more of the outstanding shares of our common stock have agreed with the underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days after the date of this prospectus. See “Underwriting—Lock-Up Agreements.”

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The number of shares of our common stock to be outstanding following this offering , or 2,576,839 shares, is based upon the shares of common stock issued and outstanding as of March 26, 2021 and the shares of common stock issuable upon conversion of the March 2021 Note, the December 2020 Notes and the August 2020 Notes in connection with the offering), and excludes:

●	1,000 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $240.00 per share;
●	750,011 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $1.88 per share;
●	shares of common stock issuable upon the exercise of Warrants to be issued to investors in this offering; and
●	shares of common stock issuable upon the exercise of the Underwriter Warrants to be issued to the underwriters.

Unless otherwise noted, the information in this prospectus assumes no exercise of outstanding options.

RISK FACTORS

Investing in our Units involves a high degree of risk. Prospective investors should carefully consider the risks described below and other information contained in this prospectus, including our financial statements and related notes before purchasing Units. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In that case, the trading price of our common stock and Warrants could decline and investors in our Units could lose all or part of their investment.

Risks Related to Our Business

We have a history of net losses and we are uncertain about our future profitability.

We have incurred significant net losses since our inception. For the years ended December 31, 2020, 2019, and 2018, we have incurred net losses of $2.7 million, $1.4 million, and $1.2 million, respectively. As of December 31, 2020, we had an accumulated deficit of approximately $13.8 million. If our revenue grows more slowly than currently anticipated, or if operating expenses are higher than expected, we may be unable to consistently achieve profitability, our financial condition will suffer, and the value of our common stock could decline. Even if we are successful increasing our sales, we may incur losses in the foreseeable future as we continue to develop and market our products. If sales revenue from any of our current products or any additional products that we develop in the future is insufficient, or if our product development is delayed, we may be unable to achieve profitability and, in the event we are unable to secure financing for prolonged periods of time, we may need to temporarily cease operations and, possibly, shut them down altogether. Furthermore, even if we are able to achieve profitability, we may be unable to sustain or increase such profitability on a quarterly or annual basis, which would adversely impact our financial condition and significantly reduce the value of our common stock.

If we are unable to continue as a going concern, our securities will have little or no value.

The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 contain a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern. These factors raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern. If we are unable to continue as a going concern, holders of our securities might lose their entire investment. We plan to attempt to raise additional capital through one or more private placements or public offerings. However, the doubts raised relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors. These factors, among others, may make it difficult to raise any additional capital and may cause us to be unable to continue to operate our business.

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Our operations have been affected by the COVID-19 pandemic.

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) a global pandemic prompting government-imposed quarantines, suspension of in-person attendance of academic programs, and cessation of certain travel and business closures. The United States has entered a recession as a result of the COVID-19 pandemic, which may prolong and exacerbate the negative impact on us. Although we expect the availability of vaccines and various treatments with respect to COVID-19 to have an overall positive impact on business conditions in the aggregate over time, the exact timing of these positive developments is uncertain. In December 2020, the United States began distributing two vaccines that, in addition to other vaccines under development, are expected to help to reduce the spread of the coronavirus that causes COVID-19 once they are widely distributed. If the vaccines prove less effective than currently understood by the scientific community and the United States Food and Drug Administration, or if there are problems with the acceptance, availability, timing or other difficulties with widely distributing the vaccines, the pandemic may last longer, and could continue to impact our business for longer, than we currently expect. In response to COVID-19, governmental authorities have implemented numerous measures to try to contain the virus, such as travel bans and restrictions, prohibitions on group events and gatherings, shutdowns of certain businesses, curfews, shelter in place orders and recommendations to practice social distancing. Although many governmental measures have had specific expiration dates, some of those measures have already been extended more than once, and there is considerable uncertainty regarding the duration of such measures and the implementation of any potential future measures, especially if cases increase again across the United States, with the potential for additional challenges resulting from the emergence of new variants of COVID-19, some of which may be more transmissible than the initial strain. Such measures have impacted, and may continue to affect, our workforce, operations, suppliers and customers. We reduced the size of our workforce following the onset of COVID-19 and may need to take additional actions to further reduce the size of our workforce in the future; such reductions incur costs, and we can provide no assurance that we will be able to rehire our workforce in the event our business experiences a subsequent recovery. We took steps to curtail our operating expenses and conserve cash. We may elect or need to take additional remedial measures in the future as the information available to us continues to develop, including with respect to our workforce, relationships with our third-party vendors, and our customers. There is no certainty that the remedial measures we have implemented to date, or any additional remedial steps we may take in the future, will be sufficient to mitigate the risks posed by COVID-19. Further, such measures could potentially materially adversely affect our business, financial condition and results of operations and create additional risks for us. Any escalation of COVID-19 cases across many of the markets we serve could have a negative impact on us. Specifically, we could be adversely impacted by limitations on our employees to perform their work due to illness caused by the pandemic or local, state, or federal orders requiring our stores to close or employees to remain at home; limitation of carriers to deliver our product to customers; product shortages; limitations on the ability of our customers to conduct their business and purchase our products and services; and limitations on the ability of our customers to pay us in a timely manner. These events could have a material, adverse effect on our results of operations, cash flows and liquidity.

The ultimate magnitude of COVID-19, including the full extent of the material negative impact on our financial and operational results, will depend on future developments. The resumption of our normal business operations may be delayed or constrained by lingering effects of COVID-19 on our customers, suppliers and/or third-party service providers. Furthermore, the extent to which our mitigation efforts are successful, if at all, is not currently ascertainable. Due to the daily evolution of the COVID-19 pandemic and the responses to curb its spread, we cannot predict the full impact of the COVID-19 pandemic on our business and results of operations, but our business, financial condition, results of operations and cash flows have already been materially adversely impacted, and we anticipate they will continue to be adversely affected by the COVID-19 pandemic and its negative effects on global economic conditions. Any recovery from the COVID-19 pandemic and related economic impact may also be slowed or reversed by a variety of factors, such as any increase in COVID-19 infections. Even after the COVID-19 pandemic has subsided, we may continue to experience adverse impacts to our business as a result of its national and, to some extent, global economic impact, including the current recession and any recession that may occur in the future.

The success of our business depends on our global operations, including our supply chain and consumer demand, among other things. As a result of COVID-19, we have experienced shortages in inventory due to manufacturing issues, a reduction in the volume of sales in some parts of our business, such as rental sales and direct website sales, and a reduction in personnel due to lockdown related issues. Our results of operations for the year ended December 31, 2020 reflect this impact; however, we expect that this trend may continue and the full extent of the impact is unknown. In recent months, some governmental agencies in the US and Europe, where we produce the largest percentage of our sales, have lifted certain restrictions. However, if customer demand continues to be low, our future equipment sales, subscriber activations and sales margin will be impacted.

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Our dependence on key suppliers puts us at risk of interruptions in the availability of our products, which could reduce our revenue and adversely affect our results of operations. In addition, increases in prices for components used in our products could adversely affect our results of operations.

We require the timely delivery of products provided by our suppliers, some of which are custom made, to ensure our ongoing sales revenue is not adversely affected. For reasons of quality assurance, cost effectiveness or availability, we procure certain products from a single or limited number of suppliers. We generally acquire such products through purchase orders placed in the ordinary course of business, and as a result we may not have a significant inventory of these products and generally do not have any guaranteed or contractual supply arrangements with many of these suppliers. Our reliance on these suppliers subjects us to risks that could harm our business, including, but not limited to, difficulty locating and qualifying alternative suppliers and limited control over pricing, availability, quality and delivery schedules. Suppliers of products may decide, or be required, for reasons beyond our control, to cease supplying materials and components to us or to raise their prices. Shortages of materials, quality control problems, production capacity constraints or delays by our suppliers could negatively affect our ability to meet our production requirements and result in increased prices for affected products. We may also face delays, yield issues and quality control problems if we are required to locate and secure new sources of supply. Any material shortage, constraint or delay may result in delays in shipments of our products, which could materially adversely affect our results of operations. Increases in prices for materials and components used in our products could also materially adversely affect our results of operations.

The United Kingdom’s departure from the EU could adversely affect us.

We sell our products and services in the United Kingdom (the “UK”) and throughout Europe. In particular, the UK is one of our largest markets in Europe for product and airtime sales. On June 23, 2016, the UK voted in an advisory referendum for the UK to leave the European Union (the “EU”) and, subsequently, on March 29, 2017, the UK government began the formal process of leaving the EU (“Brexit”). The UK withdrew from the EU on January 31, 2020. Effective January 1, 2021, the EU and UK entered into the Trade and Cooperation Agreement regarding trade policies and other political and strategic issues. The future consequences of Brexit are unknown at this time, but Brexit has created additional administrative burden and legal, regulatory, and currency risk that may have a materially adverse impact on our business. Furthermore, this uncertainty could negatively impact the economies of other countries in which we operate.

The decision by British voters to exit the European Union may negatively impact our operations, pricing and profitability.

The June 2016 referendum by British voters to exit the European Union (“Brexit”) adversely impacted global markets and resulted in a sharp decline in the value of the British pound, as compared to the U.S. dollar and other currencies. Following the U.K.’s departure from the European Union on December 31, 2020 volatility in exchange rates and in U.K. interest rates may continue. In the near term, a weaker British pound compared to the U.S. dollar during a reporting period causes local currency results of our U.K. operations to be translated into fewer U.S. dollars; a weaker British pound compared to other currencies increases the cost of goods imported into our U.K. operations and may decrease the profitability of our U.K. operations; and a higher U.K. interest rate may have a dampening effect on the U.K. economy. In the longer term, any impact from Brexit on our U.K. operations will depend, in part, on the effect of the trade and regulatory terms of the Brexit agreement announced on December 23, 2020 and which took effect on January 1, 2021.

We may need to raise additional capital to grow our business and satisfy our anticipated future liquidity needs, and we may not be able to raise it on terms acceptable to us, or at all.

Growing and operating our business will require significant cash outlays, liquidity reserves and capital expenditures and commitments to respond to business challenges, including developing or enhancing new or existing products. As of December 31, 2020, we had cash on hand of $728,762. If cash on hand, cash generated from operations, and the net proceeds from this offering are not sufficient to meet our cash and liquidity needs, we may need to seek additional capital, potentially through debt or equity financings. To the extent that we raise additional capital through the sale of additional equity or convertible securities, your ownership interest may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, would result in increased fixed payment obligations and a portion of our operating cash flows, if any, being dedicated to the payment of principal and interest on such indebtedness. In addition, debt financing may involve agreements that include restrictive covenants that impose operating restrictions, such as restrictions on the incurrence of additional debt, the making of certain capital expenditures or the declaration of dividends. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our products. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or in light of specific strategic considerations. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or product candidate development programs or the commercialization of any product candidate or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, operating results and prospects and cause the price of the common stock to decline.

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Product development is a long, expensive and uncertain process.

The development of our own branded range of satellite tracking devices is a costly, complex and time-consuming process, and the investment in product development often involves a long wait until a return, if any, is achieved on such investment. Investments in new technology and processes are inherently speculative. We have experienced numerous setbacks and delays in our research and development efforts and may encounter further obstacles in the course of the development of additional technologies and products. We may not be able to overcome these obstacles or may have to expend significant additional funds and time. Technical obstacles and challenges we encounter in our research and development process may result in delays in or abandonment of product commercialization, may substantially increase the costs of development, and may negatively affect our results of operations.

Concentration of ownership by our principal stockholders may result in control by such stockholders of the composition of our board of directors.

As of March 9, 2021, our existing principal stockholders, executive officers, directors and their affiliates beneficially own approximately 35.8% of our outstanding shares of common stock. In addition, such parties may acquire additional control by purchasing stock that we may issue in connection with our future fundraising efforts. Also, the holders of our convertible promissory notes, in the aggregate, upon conversion at the holders’ option, at various conversion prices, would be issued 1,109,057 shares of our common stock. As a result, these current and future stockholders may now and in the future be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Successful technical development of our products does not guarantee successful commercialization.

We may successfully complete the technical development for one or all of our product development programs, but still fail to develop a commercially successful product for a number of reasons, including among others the following:

●	failure to obtain the required regulatory approvals for their use;
●	prohibitive production costs;
●	competing products;
●	lack of innovation of the product;
●	ineffective distribution and marketing;
●	failure to gain market acceptance;
●	lack of sufficient cooperation from our partners; and
●	demonstrations of the products not aligning with or meeting customer needs.

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Our success in the market for the products we develop will depend largely on our ability to prove our products’ capabilities. Upon demonstration, our satellite ground stations and tracking devices may not have the capabilities they were designed to have or that we believed they would have. Furthermore, even if we do successfully demonstrate our products’ capabilities, potential customers may be more comfortable doing business with a larger, more established, more proven company than us. Moreover, competing products may prevent us from gaining wide market acceptance of our products. Significant revenue from new product investments may not be achieved for a number of years, if at all.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to increase our compliance costs in 2021 and beyond and to make certain activities more time consuming and costly. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers.

Other companies may claim that we infringe their intellectual property, which could materially increase our costs and harm our ability to generate future revenue and profit.

We do not believe that we infringe the proprietary rights of any third party, but claims of infringement are becoming increasingly common and third parties may assert infringement claims against us. It may be difficult or impossible to identify, prior to receipt of notice from a third party, the trade secrets, patent position or other intellectual property rights of a third party, either in the United States or in foreign jurisdictions. Any such assertion may result in litigation or may require us to obtain a license for the intellectual property rights of third parties. If we are required to obtain licenses to use any third-party technology, we would have to pay royalties, which may significantly reduce any profit on our products or may be prohibitively expensive and prevent us from continuing to use that technology. In addition, any such litigation, even if without merit, could be expensive and disruptive to our ability to generate revenue or enter into new market opportunities. If any of our products were found to infringe other parties’ proprietary rights and we are unable to come to terms regarding a license with such parties, we may be forced to modify our products to make them non-infringing, to pay substantial damages to our end users to discontinue their use of or replace infringing technology sold to them with non-infringing technology, or to cease production of such products altogether.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of trade secrets and other proprietary information, and our inability to maintain the confidentiality of that information, due to unauthorized disclosure or use, or other event, could have a material adverse effect on our business.

In addition to the protection afforded by patents, we seek to rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes for which patents are difficult to enforce, and any other elements of our product discovery and development processes that involve proprietary know-how, information, or technology that is not covered by patents. Trade secrets, however, may be difficult to protect. We seek to protect our proprietary processes, in part, by entering into confidentiality agreements with our employees, consultants, advisors, contractors and collaborators. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, advisors, contractors, and collaborators might intentionally or inadvertently disclose our trade secret information to competitors. In addition, competitors may otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent unauthorized material disclosure of our intellectual property to third parties, or misappropriation of our intellectual property by third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, operating results and financial condition.

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Being a public company is expensive and administratively burdensome.

As a public reporting company, we are subject to the information and reporting requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act. Complying with these laws and regulations requires the time and attention of our Board of Directors and management, and increases our expenses. We estimate the Company will incur approximately $200,000 to $300,000 annually in connection with being a public company.

Among other things, we are required to:

●	maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;
●	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;
●	institute a more comprehensive compliance function, including with respect to corporate governance; and
●	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders are expensive and much greater than that of a privately-held company, and compliance with these rules and regulations may require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of management. There can be no assurance that we will be able to comply with the applicable regulations in a timely manner, if at all. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage.

The nature of our business involves significant risks and uncertainties that may not be covered by insurance or indemnity.

We develop and sell products where insurance or indemnification may not be available, including:

●	Designing and developing products using advanced and unproven technologies in intelligence and homeland security applications that are intended to operate in high demand, high risk situations; and
●	Designing and developing products to collect, distribute and analyze various types of information.

Failure of certain of our products could result in loss of life or property damage. Certain products may raise questions with respect to issues of privacy rights, civil liberties, intellectual property, trespass, conversion and similar concepts, which may raise new legal issues. Indemnification to cover potential claims or liabilities resulting from a failure of technologies developed or deployed may be available in certain circumstances but not in others. We are not able to maintain insurance to protect against all operational risks and uncertainties. Substantial claims resulting from an accident, failure of our product, or liability arising from our products in excess of any indemnity or insurance coverage (or for which indemnity or insurance is not available or was not obtained) could harm our financial condition, cash flows, and operating results. Any accident, even if fully covered or insured, could negatively affect our reputation among our customers and the public, and make it more difficult for us to compete effectively.

Our sales may be impacted should there be a disruption of service to our Amazon online storefronts.

The Company’s Amazon online marketplaces represented approximately 73.3% and 56.9% of total sales for the years ended December 31, 2020 and 2019, respectively and we anticipate that these marketplaces will continue to represent a significant portion of our sales for the foreseeable future. Should there be a disruption of Amazon services or our ability to maintain storefronts with Amazon, our sales will likely decrease and we would have to seek other distribution methods to sell our products online, which may be costly. In addition, if and to the extent the cost structure of the Amazon marketplace listing changes, such increase could have a material adverse effect on the Company’s sales through this platform.

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We are heavily reliant on David Phipps, our Chairman and Chief Executive Officer, and the departure or loss of David Phipps could disrupt our business.

The Company depends heavily on the continued efforts of David Phipps, Chairman, Chief Executive Officer and a director. Mr. Phipps is the founder of GTC and is essential to the Company’s strategic vision and day-to-day operations and would be difficult to replace. The departure or loss of Mr. Phipps, or the inability to timely hire and retain a qualified replacement, could negatively impact the Company’s ability to manage its business.

Our chairman, president, chief executive officer and controlling shareholder, David Phipps, has provided a personal guarantee to secure a line of credit for the Company.

The Company’s UK subsidiary, GTCL has an over-advance line of credit with HSBC, for working capital needs. The over-advance limit is £25,000 or $34,163 at an exchange rate of 1.3665, with interest at 5.50% over Bank of England’s base rate or current rate of 6.25% variable. The advance is guaranteed by David Phipps, the Company’s Chief Executive Officer. The Company has an American Express account for Orbital Satcom Corp. and an American Express account for GTCL, both in the name of David Phipps who personally guarantees the balance owed.

However, there is potential for conflicts of interest between his personal interests and ours whether his guaranty is called upon or not. No assurance can be given that material conflicts will not arise that could be detrimental to our operations and financial prospects.

If we are unable to recruit and retain key management, technical and sales personnel, our business would be negatively affected.

For our business to be successful, we need to attract and retain highly qualified technical, management and sales personnel. The failure to recruit additional key personnel when needed with specific qualifications and on acceptable terms or to retain good relationships with our partners might impede our ability to continue to develop, commercialize and sell our products. To the extent the demand for skilled personnel exceeds supply, we could experience higher labor, recruiting and training costs in order to attract and retain such employees. We face competition for qualified personnel from other companies with significantly more resources available to them and thus may not be able to attract the level of personnel needed for our business to succeed.

Approximately 73.3% of our revenues are from sales of products on Amazon and any limitation or restriction, temporarily or otherwise, to sell on Amazon’s platform could have a material adverse impact to our business, results of operations, financial condition and prospects.

Approximately 73.3% of our products are sold on Amazon and are subject to Amazon’s terms of service and various other Amazon seller policies that apply to third parties selling products on Amazon’s marketplace. Amazon’s terms of service provide, among other things, that it may terminate or suspend its agreement with any seller or any of its services being provided to a seller at any time and for any reason. In addition, if Amazon determines that any seller’s actions or performance, including ours, may result in violations of its terms or policies, or create other risks to Amazon or to third parties, then Amazon may in its sole discretion withhold any payments owed for as long as Amazon determines any related risk to Amazon or to third parties persist. Further, if Amazon determines that any seller’s, including our, accounts have been used to engage in deceptive, fraudulent or illegal activity, or that such accounts have repeatedly violated its policies, then Amazon may in its sole discretion permanently withhold any payments owed. In addition, Amazon in its sole discretion may suspend a seller account and product listings if Amazon determines that a seller has engaged in conduct that violates any of its policies. Any limitation or restriction on our ability to sell on Amazon’s platform could have a material impact on our business, results of operations, financial condition and prospects. We also rely on services provided by Amazon’s fulfillment platform which provides for expedited shipping to the consumer, an important aspect in the buying decision for consumers. Any inability to market our products for sale with delivery could have a material impact on our business, results of operations, financial condition and prospects. Failure to remain compliant with the fulfillment practices on Amazon’s platform could have a material impact on our business, results of operations, financial condition and prospects.

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The control deficiencies in our internal control over financial reporting may, until remedied, cause errors in our financial statements or cause our filings with the SEC to not be timely.

As of the end of the period covered by this Annual Report, our Certifying Officers have concluded that the Company’s disclosure controls and procedures were not effective due to our limited internal audit functions and lack of ability to have multiple levels of transaction review. We believe our disclosure controls and procedures were and remain not effective due to our limited internal audit functions and lack of ability to have multiple levels of transaction review in our internal control over financial reporting as of December 31, 2020, including those related to (i) a lack of segregation of duties within accounting functions, and (ii) the need for a new accounting system to effectively manage our increased volume of transactions. If we do not remedy our internal control over financial reporting or disclosure controls and procedures, there may be errors in our financial statements that could require a restatement or our filings may not be timely made with the SEC. We intend to implement additional corporate governance and control measures to strengthen our control environment as we are able, but we may not achieve our desired objectives. Moreover, no control environment, no matter how well designed and operated, can prevent or detect all errors or fraud. We may identify material weaknesses and control deficiencies in our internal control over financial reporting in the future that may require remediation and could lead investors to lose confidence in our reported financial information, which could lead to a decline in our stock price.

Breaches of network or information technology security, natural disasters or terrorist attacks could have an adverse effect on our business.

Cyber-attacks or other breaches of network or information technology (“IT”) security, natural disasters, terrorist acts or acts of war may cause equipment failures or disrupt our systems and operations. We may be subject to attempts to breach the security of our networks and IT infrastructure through cyber-attacks, malware, computer viruses and other means of unauthorized access. A failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation. To date, we have not been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, resulted in a material impact to our operations or financial condition.

Non-compliance with, or changes in, the legal and regulatory environment in the countries in which we operate could increase our costs or reduce our net operating revenues.

Our business is subject to various laws and regulations in the US and in the countries throughout the world in which we do business, including laws and regulations relating to commerce, intellectual property, trade, environmental, health and safety, commerce and contracts, privacy and communications, consumer protection, web services, tax, and state corporate laws and securities laws; and specifically in the communications equipment industry, many of which are still evolving and could be interpreted in ways that could harm our business. There is no assurance that we will be completely effective in ensuring our compliance with all applicable laws and regulations. Changes in applicable laws or regulations or evolving interpretations thereof, including increased government regulations, may result in increased compliance costs, capital expenditures and other financial obligations for us and could affect our profitability or impede the production or distribution of our products, which could affect our net operating revenues.

Our business activities may be subject to the Foreign Corrupt Practices Act (“FCPA”), the UK Bribery Act 2010 (“UK Bribery Act”), and other similar anti-bribery and anti-corruption laws of other countries in which we operate.

We have conducted and have ongoing business operations in international locations, and may in the future initiate business operations in additional countries other than the U.S. Our business activities may be subject to the FCPA, the UK Bribery Act and other similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which we operate. The FCPA generally prohibits offering, promising, giving or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is regulated and therefore involves interaction with public officials, including officials of non-U.S. governments. There is no certainty that all of our employees, agents or contractors, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, the closing down of our facilities, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees and our business, prospects, operating results and financial condition.

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Our Chief Executive Officer holds approximately 30.2% of our Company, which could create conflicts of interest between him and our other stockholders.

Mr. Phipps’ ownership of the Company may create conflicts of interest or require judgments that are disadvantageous to our stockholders. The Board’s Audit Committee must review and pre-approve related party transactions. However, we cannot provide assurance that the policy will be successful in eliminating conflicts of interest.

Risks Related to This Offering and Our Securities

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $10.23 per share based on the assumed public offering price of $13.80 per Unit. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

Our management will have broad discretion over the use of proceeds from this offering and may not use the proceeds effectively.

Our management will have broad discretion over the use of proceeds from this offering. We intend to use the net proceeds from this offering to pursue potential acquisitions, increase our sales and administrative personnel, increase our global inventory levels, invest in systems to improve our efficiency, open new e-commerce storefronts and websites, invest in R&D for our own branded tracking products, and invest further in our Orbsat Government division, to pursue increased sales to government customers. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our operating results or enhance the value of our securities. Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors, including amount of cash used in our operations, which can be highly uncertain, subject to substantial risks and can often change. Our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. The failure by our management to apply these funds effectively could harm our business. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

We are authorized to issue an aggregate of 50,000,000 shares of common stock and 3,333,333 shares of “blank check” preferred stock. In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We may issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock may create downward pressure on the trading price of the common stock.

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You will experience future dilution as a result of future equity offerings.

We may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. Although no assurances can be given that we will consummate a financing, in the event we do, or in the event we sell shares of common stock or other securities convertible into shares of our common stock in the future, additional and substantial dilution will occur. In addition, investors purchasing shares or other securities in the future could have rights superior to investors in this offering.

We do not anticipate paying dividends on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of common stock. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

The ability of our Board of Directors to issue additional stock may prevent or make more difficult certain transactions, including a sale or merger of the Company.

Our Board of Directors is authorized to issue up to 3,333,333 shares of preferred stock with powers, rights and preferences designated by it. See “Preferred Stock” in the section of this prospectus titled “Description of Securities.” Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. The ability of the Board of Directors to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent officers and directors from office even if such change were to be favorable to stockholders generally.

Our stock may be traded infrequently and in low volumes, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

Until our common stock is listed on a national securities exchange such as the New York Stock Exchange or the Nasdaq Stock Market, we expect our common stock to remain eligible for quotation on the OTC Markets, or on another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, the shares of our common stock may trade infrequently and in low volumes, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. An investor may find it difficult to obtain accurate quotations as to the market value of our common stock or to sell his or her shares at or near bid prices or at all. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. This would also make it more difficult for us to raise capital.

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There currently is no active public market for our common stock and there can be no assurance that an active public market will ever develop. Failure to develop or maintain a trading market could negatively affect the value of our common stock and make it difficult or impossible for you to sell your shares.

There is currently no active public market for shares of our common stock and one may never develop. Our common stock is quoted on the OTC Markets. The OTC Markets is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience. We may not ever be able to satisfy the listing requirements for our common stock to be listed on a national securities exchange, which is often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our common stock on a more widely-traded and liquid market include the following: our stockholders’ equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our common stock may not be sufficiently widely held; we may not be able to secure market makers for our common stock; and we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our common stock listed. Should we fail to satisfy the initial listing standards of the national exchanges, or our common stock is otherwise rejected for listing, and remains listed on the OTC Markets or is suspended from the OTC Markets, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility, making it difficult or impossible to sell shares of our common stock.

Our common stock is subject to the “penny stock” rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Warrants are speculative in nature.

The Warrants offered in this offering do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire the common stock and pay an exercise price of $13.80 per share (100% of the assumed public offering price of a Unit), prior to five years from the date of issuance, after which date any unexercised Warrants will expire and have no further value. In addition, there is no established trading market for the Warrants and, although we have applied to list the warrants on Nasdaq, there can be no assurance that an active trading market will develop.

Holders of the Warrants will have no rights as a common stockholder until they acquire our common stock.

Until holders of the Warrants acquire shares of our common stock upon exercise of the Warrants, the holders will have no rights with respect to shares of our common stock issuable upon exercise of the Warrants. Upon exercise of the Warrants, the holder will be entitled to exercise the rights of a common stockholder as to the security exercised only as to matters for which the record date occurs after the exercise.

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There is no established market for the Warrants to purchase shares of our common stock being offered in this offering.

There is no established trading market for the Warrants. Although we have applied to list the Warrants on Nasdaq there can be no assurance that there will be an active trading market for the Warrants. Without an active trading market, the liquidity of the Warrants will be limited.

Provisions of the Warrants offered by this prospectus could discourage an acquisition of us by a third party.

Certain provisions of the Warrants offered by this prospectus could make it more difficult or expensive for a third party to acquire us. The Warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the Warrants. These and other provisions of the Warrants offered by this prospectus could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of Nasdaq.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock to be in compliance with the minimum bid price of Nasdaq, there can be no assurance that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with that requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of the reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain Nasdaq’s minimum bid price requirement.

Even if the reverse stock split increases the market price of our common stock and we meet the initial listing requirements of Nasdaq, there can be no assurance that we will be able to comply with the continued listing standards of Nasdaq, a failure of which could result in a de-listing of our common stock.

The Nasdaq Capital Market requires that the trading price of its listed stocks remain above one dollar in order for the stock to remain listed. If a listed stock trades below one dollar for more than 30 consecutive trading days, then it is subject to delisting from Nasdaq. In addition, to maintain a listing on Nasdaq, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, and certain corporate governance requirements. If we are unable to satisfy these requirements or standards, we could be subject to delisting, which would have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would expect to take actions to restore our compliance with the listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the minimum bid price requirement, or prevent future non-compliance with the listing requirements.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of shareholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such shareholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

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Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	changes in our industry;
●	competitive pricing pressures;
●	our ability to obtain working capital financing;
●	additions or departures of key personnel;
●	conversions from preferred stock to common stock;
●	sales of our common and preferred stock;
●	our ability to execute our business plan;
●	operating results that fall below expectations;
●	loss of any strategic relationship;
●	regulatory developments; and
●	economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including upon the expiration of any statutory holding period under Rule 144, or issued upon the conversion of preferred stock or exercise of warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our common stock could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $8.8 million, or approximately $10.2 million if the underwriters exercise their over-allotment option in full, assuming a public offering price of $13.80 per Unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for potential acquisitions, increasing our sales and administrative personnel, increasing our global inventory levels, investing in systems to improve our efficiency, opening new e-commerce storefronts and websites, investing in R&D for our own branded tracking products, investing further in our Orbsat Government division, to pursue increased sales to government customers., and for working capital and general corporate purposes.

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Proceeds:
Gross Proceeds	$10,000,000
Discounts	800,000
Fees and Expenses	400,000
Net Proceeds	$8,800,000

Uses:
Inventory	$2,500,000
Research and Development	300,000
Government Division	300,000
Marketing and Sales	700,000
Working Capital	5,000,000
Total Uses	$8,800,000

Our management will have broad discretion to allocate the net proceeds to us from this offering and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering. We reserve the right to change the use of these proceeds as a result of certain contingencies such as competitive developments, the results of our marketing efforts, acquisition and investment opportunities and other factors. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business and do not intend to declare or pay any cash dividends in the foreseeable future. As a result, you will likely need to sell your shares of common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. Payment of cash dividends, if any, in the future will be at the discretion of our Board and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board may deem relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2020:

●	on an actual basis, and
●	on a proforma as adjusted basis to give effect to the 1-for-4 reverse stock split and the sale of 724,637 Units in this offering assuming a public offering price of $13.80 per Unit, which is the last reported sale price of our common stock on the OTCQB on March 26, 2021, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and
●	on a post offering and post conversion of balance of convertible notes as of December 31, 2020 for shares previously registered by the Company for resale on behalf of selling shareholders pursuant to certain registrations statements on Form S-1:
●	Convertible debt - $1,294,268 converted into 1,556,834 shares of common stock

The information in this table is illustrative only and our capitalization following the closing of the offering will be adjusted based upon the actual public offering price and other terms of this offering determined at pricing.

	As of December 31, 2020
	Actual	Pro forma as adjusted	Pro forma as adjusted to include convertible note conversions
Cash and cash equivalents	$728,762	$9,528,762	$9,528,762

Capitalization
Current debt:
Accounts payable and accrued expenses	$1,052,603	$1,052,603	$1,052,603
Note payable – current portion	121,848	121,848	121,848
Note payable Coronavirus loans– current portion	41,831	41,831	41,831
Total Current debt	1,216,282	1,216,282	1,216,282

Long term debt
Convertible debt, net of discount, unamortized $1,084,944 and $635,333	209,323	209,323	-
Notes payable Coronavirus – long term	22,574	22,574	22,574
Total long term debt	231,897	231,897	22,574

Stockholders’ Equity
Preferred stock, $0.0001 par value; 3,333,333 shares authorized	-	-	-
Common stock, $0.0001 par value; 50,000,000 shares authorized, 4,080,017 shares issued and outstanding as of December 31, 2020, 1,744,642 shares on a pro forma as adjusted basis, 3,301,476 shares on a pro forma as adjusted basis	408	174	330
Additional paid-in capital	14,486,166	24,486,399	25,780,511
Accumulated deficit	(13,878,553)	(15,078,553)	(15,078,553
Accumulated other comprehensive loss	(42,832)	(42,832)	(42,832
Total Stockholders’ Equity	565,189	9,365,188	10,659,455

Total capitalization	$2,013,368	$10,813,367	$11,898,311

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The number of shares of our common stock to be outstanding following this offering is based 3,301,476 shares of common stock issued and outstanding as of December 31, 2020, and excludes:

●	1,000 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $240.00 per share;
●	750,011 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $1.88 per share;
●	shares of common stock issuable upon the exercise of Warrants to be issued to investors in this offering; and
●	shares of common stock issuable upon the exercise of the Underwriter Warrants to be issued to the underwriters.

Unless otherwise noted, the information in this prospectus assumes no exercise of outstanding options.

A 100,000 increase or decrease in the number of Units offered by us, based on the assumed public offering price of $13.80 per Unit, would increase or decrease our cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $0.76 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ over-allotment option to purchase shares and warrants were exercised in full, pro forma as adjusted cash and cash equivalents, additional paid-in capital and stockholders’ equity as of December 31, 2020, would be $11.8, million, $26.0 million, and $12.1 million, respectively.

DILUTION

If you invest in our Units in this offering, your ownership interest will be immediately diluted to the extent of the difference between the assumed public offering price per share of our common stock that is part of the Unit and the pro forma net tangible book value per share of our common stock immediately after the closing of this offering. Our net tangible book value is the amount of our total tangible assets less our total liabilities. Net tangible book value per share is our net tangible book value divided by the number of shares of common stock outstanding as of December 31, 2020. Our net tangible book value as of December 31, 2020 was $618,906 or $0.24 per share, based on 2,576,839 shares of our common stock outstanding as of December 31, 2020.

After giving effect to the sale and issuance by us of the Units in this offering at the assumed public offering price of $13.80 per Unit, which is the last reported sale price of our common stock on the OTCQB on March 26, 2021, and the receipt and application of the net proceeds, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of December 31, 2020 would have been approximately $9,818,906 or $2.97 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $2.73 per share to our existing stockholders and an immediate dilution of $10.23 per share to investors purchasing common stock as part of the Units in this offering.

The following table illustrates this per share dilution:

Assumed public offering price per share	$13.80
Net tangible book value per share at December 31, 2020	$0.24
Increase to net tangible book value per share attributable to investors purchasing our common stock in this offering	$13.56

Pro forma net tangible book value per share as of December 31, 2020 after giving effect to this offering	$2.97
Pro forma as adjusted net tangible book value per share	$2.97
Dilution of pro forma net tangible book value per share to investors purchasing our common stock in this offering	$10.23

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Each $1.00 increase (decrease) in the assumed public offering price of $13.80 per Unit, which is the last reported sale price of our common stock on the OTCQB on March 26, 2021, would increase (decrease) pro forma as adjusted net tangible book value per share to new investors by $666,671, and would increase (decrease) dilution per share to new investors in this offering by $0.20, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares of common stock as part of the Units offered by us would increase (decrease) our pro forma as adjusted net tangible book value by approximately $2.95 per share and increase (decrease) the dilution to new investors by $8.57 per share, assuming the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of our common stock to be outstanding following this offering is based 2,576,839 shares of common stock issued and outstanding as of December 31, 2020, and excludes:

●	1,000 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $240.00 per share;
●	750,011 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $1.88 per share;
●	shares of common stock issuable upon the exercise of Warrants to be issued to investors in this offering; and
●	shares of common stock issuable upon the exercise of the Underwriter Warrants to be issued to the underwriters.

Unless otherwise noted, the information in this prospectus assumes no exercise of outstanding options.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements that are based on current expectations and involve various risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements. We encourage you to review the information the “Special Note Regarding Forward Looking Statements” and “Risk Factors” sections in this prospectus.

Our unaudited financial statements are stated in United States Dollars (“$”) and are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. In this prospectus, unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to “common shares” refer to the common shares in our capital stock.

Cautionary Notice Regarding Forward Looking Statements

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those relating to our liquidity, our belief that we will not have sufficient cash and borrowing capacity to meet our working capital needs for the next 12 months without further financing, our expectations regarding acquisitions and new lines of business, gross profit, gross margins and capital expenditures. Additionally, words such as “expects,” “anticipates,” “intends,” “believes,” “will” and similar words are used to identify forward-looking statements.

Some or all of the results anticipated by these forward-looking statements may not occur. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Risk Factors which appear in our filings and reports made with the Securities and Exchange Commission (the “SEC”), our lack of working capital, the value of our securities, the impact of competition, the continuation or worsening of current economic conditions, technology and technological changes, a potential decrease in consumer spending and the condition of the domestic and global credit and capital markets. Additionally, these forward-looking statements are presented as of the date this Form 10-K is filed with the SEC. We do not intend to update any of these forward-looking statements.

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This discussion should be read in conjunction with the other sections of this Report, including “Risk Factors,” “Description of Business” and the Financial Statements attached hereto pursuant and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Report.

The following discussion provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto contained elsewhere in this annual report. The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward-looking statements.

Overview

We are a provider of satellite-based hardware, airtime and related services both in the United States and internationally. We sell equipment and airtime for use on all of the major satellite networks including Globalstar, Inmarsat, Iridium and Thuraya and operate a short-term rental service for customers who desire to use our equipment for a limited time period. Our acquisition of GTC in February 2015 expanded our global satellite-based infrastructure and business, which was first launched in December 2014 through the purchase of certain contracts.

Recent Events

March 2021 Financing

On March 5, 2021, the Company entered into a Note Purchase Agreement (the “March 2021 NPA”) by and between the Company and one individual accredited investor (the “Lender”). Pursuant to the terms of the March 2021 NPA, the Company sold a convertible promissory note with a principal amount of $350,000 (the “March 2021 Note”). The March 2021 Note is a general, unsecured obligation of the Company and bears simple interest at a rate of 7% per annum, and matures on the third anniversary of the date of issuance (the “Maturity Date”), to the extent that the March 2021 Note and the principal amount and any interest accrued thereunder have not been converted into shares of the Company’s common stock. In the event that any amount due under the March 2021 Note is not paid as and when due, such amount will accrue interest at the rate of 12% per year, simple interest, non-compounding, until paid. The Company may not pre-pay or redeem the March 2021 Note other than as required by the Agreement. The Noteholder have an optional right of conversion such that a Noteholder may elect to convert his March 2021 Note, in whole or in part, outstanding as of such time, into the number of fully paid and non-assessable shares of the Company’s common stock as determined by dividing the indebtedness under the March 2021 Note price equal to the lesser of (a) $6.00 per share, and (b) a 30% discount to the price of the common stock in the qualified transaction. Following an event of default, the conversion price shall be adjusted to be equal to the lower of: (i) the then applicable conversion price or (ii) the price per share of 85% of the lowest traded price for the Company’s common stock during the 15 trading days preceding the relevant conversion. In addition, subject to the ownership limitations, if a qualified transaction is completed, without further action from the Noteholder, on the closing date of the qualified transaction, 50% of the principal amount of this March 2021 Note and all accrued and unpaid interest shall be converted into Company common stock at a conversion price equal to the 30% discount to the offering price in such qualified transaction, which price shall be proportionately adjusted for stock splits, stock dividends or similar events. A “Qualified Transaction” refers the completion of the public offering of the Company’s securities stock with gross proceeds of at least $10,000,000 pursuant to which the Company’s securities become registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, or a merger with a company listed on the Nasdaq or Canadian stock exchanges, as amended. The Noteholder is granted registration rights and pre-emptive rights. In addition, the March 2021 NPA includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) non-compliance with covenants thereunder, (iii) bankruptcy or insolvency. The Company’s issuance of the March 2021 Note under the terms of the March 2021 NPA was made pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The investor in the March 2021 Note is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act. There were no discounts or brokerage fees associated with this offering. The Company used the offering proceeds for working capital and general corporate purposes. As of March 26, 2021, the balance of March 2021 Note is $350,000 or approximately 233,333 shares of common stock. In April 2021 the Noteholder waived contractual pre-emptive rights set forth in the March 2021 NPA. We expect that the balance of the principal and interest remaining under the March 2021 Note will convert into shares of our common stock following the effectiveness of the registration statement of which this prospectus forms a part and prior to or at the closing of this offering.

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Executive Employment Agreements

On March 11, 2021, the Company’s Board of Directors approved and adopted the terms and provisions of employment agreements for David Phipps, the Company’s Chief Executive Officer, and Thomas Seifert, the Company’s Chief Financial Officer.

The initial term of Mr. Phipps’ employment is one year commencing on March 11, 2021 which term will be automatically extended for additional one-year terms thereafter unless terminated by the Company or the executive by written notice. CEO’s annual base compensation is an aggregate of $180,000 payable by the Company and £50,000 (or approximately $70,000) payable through the Company’s wholly owned subsidiary, Global Telesat Communications Ltd., subject to periodic review and modification by the Board upon occurrence of material events relating to the Company’s financial and business performance, including, without limitation, the Company’s listing of its capital stock on a national securities exchange. In addition, Mr. Phipps will be entitled to receive an annual cash bonus in an amount equal to up to 150% of his base salary if the Company meets or exceeds performance criteria to be adopted by the Compensation Committee of the Board, once established, and any other additional bonuses as may be determined by the Board. Mr. Phipps is entitled to receive various other benefits if and to the extent available to the employees of the Company. The employment agreement may be terminated based on death or disability of the executive, for cause or without good reason, for cause or with good reason, and as a result of the change of control of the Company. The employment agreement also contains certain provisions that are customary for agreements of this nature, including, without limitation, non-competition and non-solicitation covenants, indemnification provisions, etc.

The initial term of Mr. Seifert’s employment is one year commencing on March 11, 2021 which term will be automatically extended for additional one-year terms thereafter unless terminated by the Company or the executive by written notice. CFO’s annual base compensation is $150,000 payable by the Company, subject to periodic review and modification by the Board’s Compensation Committee, once established. Mr. Seifert will be entitled to receive an annual cash bonus in an amount equal to up to 150% of his base salary if the Company meets or exceeds performance criteria to be adopted by the Compensation Committee of the Board, once established, and any other additional bonuses as may be determined by the Board. Mr. Seifert is entitled to receive various other benefits if and to the extent available to the employees of the Company. The employment agreement may be terminated based on death or disability of the executive, for cause or without good reason, for cause or with good reason, and as a result of the change of control of the Company. The employment agreement also contains certain provisions that are customary for agreements of this nature, including, without limitation, non-competition and non-solicitation covenants, indemnification provisions, etc.

The 2020 Equity Incentive Plan

On August 21, 2020, the Company’s Board of Directors approved and adopted the Company’s 2020 Equity Incentive Plan (the “2020 Plan”). The purpose of the 2020 Plan is to provide a means for the Company to continue to attract, motivate and retain management, key employees, directors and consultants. The 2020 Plan provides that up to a maximum of 562,500 shares of the Company’s common stock, subject to adjustment, are available for issuance under the 2020 Plan. On December 31, 2020, the Company’s Board of Directors approved and adopted an amendment that increases the maximum from 562,500 to 1,000,000 shares of the Company’s common stock. Following the adoption of the 2020 Plan, the Board approved issuances of certain stock options to its executives, directors and employees under the 2020 Plan. Specifically, the stock options issued to David Phipps, CEO (375,000), Thomas Seifert, CFO (62,500) and Hector Delgado, a Board member (12,500), all have an exercise price of $1.00 per share, respectively, fully vest upon issuance and expire on December 30, 2030. In addition, the Board approved additional 212,500 stock options to the Company’s 6 key employees and consultants, on the same terms as those issued to the Company’s officers and director.

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December 2020 Financing

On December 1, 2020, the Company entered into a Note Purchase Agreement (the “December 2020 NPA”) by and among the Company and certain lenders set forth on the lender schedule to the December 2020 NPA (the “Lenders”). Pursuant to the terms of the December 2020 NPA, the Company sold an aggregate principal amount of $244,000 of its convertible promissory notes (the “December 2020 Notes”). The December 2020 Notes are general, unsecured obligations of the Company and bear simple interest at a rate of 6% per annum, and mature on the third anniversary of the date of issuance (the “Maturity Date”), to the extent that the December 2020 Notes and the principal amounts and any interest accrued thereunder have not been converted into shares of the Company’s common stock. In the event that any amount due under the December 2020 Notes is not paid as and when due, such amounts will accrue interest at the rate of 12% per year, simple interest, non-compounding, until paid. The Company may not pre-pay or redeem the December 2020 Notes other than as required by the Agreement. The December 2020 Note holders have an optional right of conversion such that a Noteholder may elect to convert his December 2020 Note, in whole or in part, outstanding as of such time, into the number of fully paid and non-assessable shares of the Company’s common stock as determined by dividing the outstanding indebtedness by $1.00, subject to certain adjustments. This optional right of conversion is subject to a beneficial ownership limitation of 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the share issuance upon conversion. The holders of the December 2020 Notes are granted demand registration rights and pre-emptive rights. The shares of common stock underlying the December 2020 Notes were included in a resale registration statement declared effective on December 16, 2020 with Registration No. 333-251159. In addition, the December 2020 NPA includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) non-compliance with covenants thereunder, (iii) bankruptcy or insolvency. Upon the occurrence of an event of default, a majority of the Holders may accelerate the maturity of the Indebtedness. The Company used the offering proceeds for business development, investment in increased inventory and other strategic growth initiatives, including market expansion and personnel recruitment. As of March 26, 2021, the balance of the December 2020 Note is $45,730 or approximately 182,918 shares of common stock. In April 2021 the Lenders waived contractual pre-emptive rights set forth in the December 2020 NPA.We expect that the balance of the principal and interest remaining under the December 2020 Notes will convert into shares of our common stock following the effectiveness of the registration statement of which this prospectus forms a part and prior to or at the closing of this offering.

COVID-19 UK Loan

On April 20, 2020, the Board of Directors of the Company, approved for its wholly owned UK subsidiary, Global Telesat Communications LTD (“GTC”), to apply for a Coronavirus Interruption Loan, offered by the UK government, for an amount up to £250,000. On July 16, 2020 (the “Issue Date”), GTC, entered into a Coronavirus Interruption Loan Agreement (“Debenture”) by and among the Company and HSBC UK Bank PLC (the “Lender”) for an amount of £250,000, or USD$341,625 at an exchange rate of GBP:USD of 1.3665. The Debenture bears interest beginning July 16, 2021, at a rate of 3.99% per annum over the Bank of England Base Rate (0.1% as of July 16, 2020), payable monthly on the outstanding principal amount of the Debenture. The Debenture has a term of 6 years from the date of drawdown, July 15, 2026, the “Maturity Date”. The first repayment of £4,166.67 (exclusive of interest) will be made 13 month(s) after July 16, 2020. Voluntary prepayments are allowed with 5 business days’ written notice and the amount of the prepayment is equal to 10% or more of the Limit or, if less, the balance of the debenture. The Debenture is secured by all GTC’s assets as well as a guarantee by the UK government, with the proceeds of the Debenture are to be used for general corporate and working capital purposes. The Debenture includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) non-compliance with covenants thereunder, (iii) bankruptcy or insolvency (each, an “Event of Default”). Upon the occurrence of an Event of Default, the Debenture becomes payable upon demand.

Going Concern

The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 contain a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern. We had net cash used in operations of $861,981 during the year ended December 31, 2020. At December 31, 2020, the Company had an accumulated deficit of $13,878,553, negative working capital of $144,058 and net loss of $2,763,375 during the year ended December 31, 2020. These factors raise substantial doubt about the Company’s ability to continue as a going concern for one year from the issuance of the financial statements. Without additional capital, we will be unable to achieve our business objectives, and may be forced to curtail our operations, reduce headcount, and/or temporarily cease our operations until requisite capital is secured. Our consolidated financial statements do not include any adjustments to reflect the possible effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from our inability to continue as a going concern.

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COVID-19 Update

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) a global pandemic prompting government-imposed quarantines, suspension of in-person attendance of academic programs, and cessation of certain travel and business closures. The United States has entered a recession as a result of the COVID-19 pandemic, which may prolong and exacerbate the negative impact on us. Although we expect the availability of vaccines and various treatments with respect to COVID-19 to have an overall positive impact on business conditions in the aggregate over time, the exact timing of these positive developments is uncertain. In December 2020, the United States began distributing two vaccines that, in addition to other vaccines under development, are expected to help to reduce the spread of the coronavirus that causes COVID-19 once they are widely distributed. If the vaccines prove less effective than currently understood by the scientific community and the United States Food and Drug Administration, or if there are problems with the acceptance, availability, timing or other difficulties with widely distributing the vaccines, the pandemic may last longer, and could continue to impact our business for longer, than we currently expect. In response to COVID-19, governmental authorities have implemented numerous measures to try to contain the virus, such as travel bans and restrictions, prohibitions on group events and gatherings, shutdowns of certain businesses, curfews, shelter in place orders and recommendations to practice social distancing. Although many governmental measures have had specific expiration dates, some of those measures have already been extended more than once, and there is considerable uncertainty regarding the duration of such measures and the implementation of any potential future measures, especially if cases increase across the United States, with the potential for additional challenges resulting from the emergence of new variants of COVID-19, some of which may be more transmissible than the initial strain. Such measures have impacted, and may continue to affect, our workforce, operations, suppliers and customers. We reduced the size of our workforce following the onset of COVID-19 and may need to take additional actions to further reduce the size of our workforce in the future; such reductions incur costs, and we can provide no assurance that we will be able to rehire our workforce in the event our business experiences a subsequent recovery. We took steps to curtail our operating expenses and conserve cash. We may elect or need to take additional remedial measures in the future as the information available to us continues to develop, including with respect to our workforce, relationships with our third-party vendors, and our customers. There is no certainty that the remedial measures we have implemented to date, or any additional remedial steps we may take in the future, will be sufficient to mitigate the risks posed by COVID-19. Further, such measures could potentially materially adversely affect our business, financial condition and results of operations and create additional risks for us. Any escalation of COVID-19 cases across many of the markets we serve could have a negative impact on us. Specifically, we could be adversely impacted by limitations on our employees to perform their work due to illness caused by the pandemic or local, state, or federal orders requiring our stores to close or employees to remain at home; limitation of carriers to deliver our product to customers; product shortages; limitations on the ability of our customers to conduct their business and purchase our products and services; and limitations on the ability of our customers to pay us in a timely manner. These events could have a material, adverse effect on our results of operations, cash flows and liquidity.

The ultimate magnitude of COVID-19, including the full extent of the material negative impact on our financial and operational results, will depend on future developments, such as the duration and severity of the pandemic, the extent of any additional increases in cases across the United States, and the related length of its impact on the global economy, as well as the timing and availability of effective medical treatments and vaccines, which remain uncertain and cannot be predicted at this time. The resumption of our normal business operations may be delayed or constrained by lingering effects of COVID-19 on our customers, suppliers and/or third-party service providers. Furthermore, the extent to which our mitigation efforts are successful, if at all, is not currently ascertainable. Due to the daily evolution of the COVID-19 pandemic and the responses to curb its spread, we cannot predict the full impact of the COVID-19 pandemic on our business and results of operations, but our business, financial condition, results of operations and cash flows have already been materially adversely impacted, and we anticipate they will continue to be adversely affected by the COVID-19 pandemic and its negative effects on global economic conditions. Any recovery from the COVID-19 pandemic and related economic impact may also be slowed or reversed by a variety of factors, such as any increase in COVID-19 infections. Even after the COVID-19 pandemic has subsided, we may continue to experience adverse impacts to our business as a result of its national and, to some extent, global economic impact, including the current recession and any recession that may occur in the future.

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The success of our business depends on our global operations, including our supply chain and consumer demand, among other things. As a result of COVID-19, we have experienced shortages in inventory due to manufacturing issues, a reduction in the volume of sales in some parts of our business, such as rental sales and direct website sales, and a reduction in personnel due to lockdown related issues. Our results of operations for the year ended December 31, 2020 reflect this impact; however, we expect that this trend may continue and the full extent of the impact is unknown. In recent months, some governmental agencies in the US and Europe, where we produce the largest percentage of our sales, have lifted certain restrictions. However, if customer demand continues to be low, our future equipment sales, subscriber activations and sales margin will be impacted. We have implemented several measures to minimize the impact on our operations and sustain our liquidity position, including receiving support through the US payroll protection program loan (“PPP”), a low interest, fixed rate loan provided under the UK’s Coronavirus Business Interruption Loan (“CBILS”) and the deferral of certain UK taxes. We have also worked with our product suppliers to ensure we will continue to have sufficient inventory levels on hand to meet consumer demand.

Critical Accounting Policies and Estimates

Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. These estimates and assumptions are affected by management’s applications of accounting policies. Critical accounting policies for our company include accounting for stock-based compensation.

Stock Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 718, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date. Further, ASC Topic 718, provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718, such as the repricing of share options, which would revalue those options and the accounting for the cancellation of an equity award whether a replacement award or other valuable consideration is issued in conjunction with the cancellation. If not, the cancellation is viewed as a replacement and not a modification, with a repurchase price of $0.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition, and revenues and expenses for the years then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the assumptions used to calculate stock-based compensation, derivative liabilities and common stock issued for services.

Effect of Exchange Rate on Results

The Company’s reporting currency is U.S. Dollars. The accounts of one of the Company’s subsidiaries, GTCL, is maintained using the appropriate local currency, Great British Pound, as the functional currency. All assets and liabilities are translated into U.S. Dollars at balance sheet date, shareholders’ equity is translated at historical rates and revenue and expense accounts are translated at the average exchange rate for the year or the reporting period. The translation adjustments are reported as a separate component of stockholders’ equity, captioned as accumulated other comprehensive (loss) gain. Transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the statements of operations.

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The relevant translation rates are as follows: for the year ended December 31, 2020 closing rate at 1.3665 US$: GBP, yearly average rate at 1.286618 US$: GBP, for the year ended December 31, 2019 closing rate at 1.3262 US$: GBP, yearly average rate at 1.276933 US$: GBP.

GTCL represents 64.1% of total company sales and as such, currency rate variances have an impact on results. For the year ended December 31, 2020 the net effect on revenues were impacted by the differences in exchange rate from yearly average exchange of 1.276933 to 1.286618. Had the yearly average rate remained, sales would have been lower by $35,347. GTCL comparable sales in GBP, its home currency, decreased 8.0% or £251,733, from £3,142,634 to £2,890,901 for the year ended December 31, 2020 as compared to December 31, 2019.

GTCL represents 68.4% of total company sales and as such, currency rate variances have an impact on results. For the year ended December 31, 2019 the net effect on revenues were impacted by the differences in exchange rate from yearly average exchange of 1.296229 to 1.276933. Had the yearly average rate remained, sales would have been higher by $156,037. GTCL comparable sales in GBP, its home currency, increased 3.9% or £117,666, from £3,024,967 to £3,142,634 for the year ended December 31, 2019 as compared to December 31, 2018.

Results of Operations

Net Revenue. For the years ended December 31, 2020 and 2019, revenues generated were approximately $5,689,796 and $5,869,558, a decrease of $179,762 or 3.1%. Revenues were derived primarily from the sales of satellite phones, locator beacons, GPS trackers, terminals, accessories and additional and recurring airtime plans. Comparable sales for Orbital Satcom Corp. increased 9.9% or $183,531, from $1,856,625 to $2,040,156. Comparable sales for GTCL decreased 9.1% or $363,292, from $4,012,932 to $3,649,640. The overall sales increase is attributable to increased sales through Amazon storefronts and product selections, which constituted 73.3% and 56.9% of our total sales for the years ended December 31, 2020 and 2019, respectively.

Approximately 73.3% of our products are sold on Amazon and are subject to Amazon’s terms of service and various other Amazon seller policies that apply to third parties selling products on Amazon’s marketplace. Amazon’s terms of service provide, among other things, that it may terminate or suspend its agreement with any seller or any of its services being provided to a seller at any time and for any reason. In addition, if Amazon determines that any seller’s actions or performance, including ours, may result in violations of its terms or policies, or create other risks to Amazon or to third parties, then Amazon may in its sole discretion withhold any payments owed for as long as Amazon determines any related risk to Amazon or to third parties persist. Further, if Amazon determines that any seller’s, including our, accounts have been used to engage in deceptive, fraudulent or illegal activity, or that such accounts have repeatedly violated its policies, then Amazon may in its sole discretion permanently withhold any payments owed. In addition, Amazon in its sole discretion may suspend a seller account and product listings if Amazon determines that a seller has engaged in conduct that violates any of its policies. Any limitation or restriction on our ability to sell on Amazon’s platform could have a material impact on our business, results of operations, financial condition and prospects. We also rely on services provided by Amazon’s fulfillment platform which provides for expedited shipping to the consumer, an important aspect in the buying decision for consumers. Any inability to market our products for sale with delivery could have a material impact on our business, results of operations, financial condition and prospects. Failure to remain compliant with the fulfillment practices on Amazon’s platform could have a material impact on our business, results of operations, financial condition and prospects.

Cost of Sales. During the years ended December 31, 2020 and 2019, cost of revenues decreased to $4,464,476 compared to $4,646,180 for the year ended December 31, 2019, a decrease of $181,704 or 3.9%. We expect our cost of revenues to increase during fiscal 2021 and beyond, as we expand our operations and begin generating additional revenues under our current business. However, we are unable at this time to estimate the amount of the expected increases. Gross profit margins during the year ended December 31, 2020 and 2019 were 21.5% and 20.8%, respectively. The increase in margin was attributable to new product lines with higher margins.

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Operating Expenses. Total operating expenses for the year ended December 31, 2020 were $3,259,200, an increase of $924,494, or 39.6%, from total operating expenses for the year ended December 31, 2019, of $2,334,706.

Selling, general and administrative expenses were $694,361 and $761,237 for the years ended December 31, 2020 and 2019, respectively, representing a decrease of $66,875 or 8.8%. The decrease is primarily attributable to a 2019 impairment of research and development for $50,000 for the Company’s impairment of its investment on February 19, 2015, for its dual mode tracker, which it has yet to launch. Additionally, there was a decrease in travel between the Company’s offices in the UK to US directly associated with US and UK government lockdowns due to the COVID-19 pandemic. We anticipate that travel expenses will increase after the COVID-19 travel restrictions are lifted.

Salaries, wages and payroll taxes were $769,391 and $732,498 for the year ended December 31, 2020 and 2019, respectively, representing an increase of $36,893, or 5.0%. The increase was attributable to an increase in personnel.

Stock based compensation for the year ended December 31, 2020 and 2019 were non-cash expenses. For the years ended December 31, 2020 and 2019, the Company recorded $830,900 and $0 for stock-based compensation. For the year ended December 31, 2020, the expense was for the issuance of 688,000 fully vested options to purchase shares of the Company’s stock to management and a director with an average exercise price of $0.96.

Professional fees were $669,622 and $565,643 for the years ended December 31, 2020 and 2019, respectively, representing an increase of $103,979 or 18.4%. The increase was primarily due to the issuance of 7,500 shares of the Company’s stock to consultants valued at $74,000, a decrease of legal expenses of $26,770, an increase of investor relations fees of $17,500 and a decrease in accounting fees of $21,205 and a reduction of public company expense of $8,564.

Depreciation and amortization expenses were $294,926 and $275,328 for the years ended December 31, 2020 and 2019, respectively, representing an increase of $19,598, or 7.1%. The increase was attributable to depreciation associated to the company’s investment in updating Company websites.

We expect our expenses in each of these areas to continue to increase during fiscal 2021 and beyond as we expand our operations and begin generating additional revenues under our current business. However, we are unable at this time to estimate the amount of the expected increases.

Total Other (Income) Expense. Our total other expenses were $729,495 and $267,681 during the years ended December 31, 2020 and 2019 respectively, representing an increase of $461,813 or 173.0%. The increase was attributable to the Company’s increase in interest expense of $728,529, which is primarily due to an increase in notes payable and convertible debt offset by a decrease of $69,677 in the fair value of derivative instruments related to convertible debt and increases of $134,584 in gain on the extinguishment of debt and $38,355 in exchange rate variances.

Net Loss before Income Taxes. We recorded net loss before income tax of $2,763,375 for the year ended December 31, 2020 as compared to a net loss of $1,379,009, for the year ended December 31, 2019. The increase is a result of the factors as described above.

Provision for Income Taxes and Income Tax Expense. For the years ended December 31, 2020 and 2019, the Company recorded income tax expense of $0 and $747, respectively. The decrease was attributable to a decrease in provision for income taxes for UK taxes related to its subsidiary, GTCL, for the year ended December 31, 2020.

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Net Loss. We recorded net loss after income tax of $2,763,375 for the year ended December 31, 2020 as compared to a net loss of $1,379,756 for the year ended December 31, 2019. The increase is a result of the factors as described above.

Comprehensive Loss. We recorded a (loss) gain for foreign currency translation adjustments for the year ended December 31, 2020 and 2019, of $(40,680) and $4,020, respectively. The fluctuations of the increase/decrease are primarily attributable to exchange rate variances. Comprehensive loss for the year ended December 31, 2020 was $2,804,055 as compared to loss of $1,375,736 for the year ended December 31, 2019.

Liquidity and Capital Resources

Since inception we have incurred and continue to incur significant losses from operations. Historically, we have financed our operations through various financings. If we continue to incur negative cash flow from sources of operating activities for longer than expected, our ability to continue as a going concern could be in substantial doubt and we will require additional funds through debt facilities, and/or public or private equity or debt financings to continue operations. The Company is working to secure financing to continue to support the Company’s businesses and meet all of its financial obligations. The Company can provide no assurance as to the successful conclusion of the financing. Furthermore, the Company is aggressively looking to reduce costs of its operations as well as eliminating certain corporate overhead expenses to maximize income. We cannot provide any assurance that we will be able to obtain the capital we require on a timely basis or on terms acceptable to us. Without additional capital, we will be unable to achieve our business objectives, and may be forced to curtail our operations, reduce headcount, and/or temporarily cease our operations until requisite capital is secured.

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. At December 31, 2020, we had a cash balance of $728,762 and negative working capital is approximately $144,058. We reported a net increase in cash for the year ended December 31, 2020 as compared to December 31, 2019 of $653,400 primarily as a result of net cash proceeds received from payroll protection loans, UK COVID-19 loans and convertible debt, offset by the use of cash in operations.

We do not believe that our existing working capital and our future cash flows from operating activities will provide sufficient cash to enable us to meet our operating needs and debt requirements for the next twelve months.

Recent Financing Activities

March 2021 Financing

On March 5, 2021, the Company entered into a Note Purchase Agreement by and between the Company and one individual accredited investor where the Company sold a convertible promissory note with a principal amount of $350,000 (the “March 2021 Note”). The Noteholder has an optional right of conversion such that the Noteholder may elect to convert his Note, in whole or in part, outstanding as of such time, into the number of fully paid and non-assessable shares of the Company’s common stock as determined by dividing the indebtedness under the March 2021 Note by a price equal to the lesser of (a) $6.00 per share, and (b) a 30% discount to the price of the common stock in the qualified transaction, subject to certain adjustments. As of March 26, 2021, the balance of March 2021 Note is $350,000 or approximately 233,333 shares of common stock.

December 2020 Financing

On December 1, 2020, the Company entered into a Note Purchase Agreement by and among the Company and certain lenders where the Company sold an aggregate principal amount of $244,000 of its convertible promissory notes (the “December 2020 Notes”). The December 2020 Note holders have an optional right of conversion such that a Noteholder may elect to convert his December 2020 Note, in whole or in part, outstanding as of such time, into the number of fully paid and non-assessable shares of the Company’s common stock as determined by dividing the outstanding indebtedness by $1.00, subject to certain adjustments. As of March 26, 2021, the balance of the December 2020 Note is $45,730 or approximately 182,918 shares of common stock.

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August 2020 Financing

On August 21, 2020, the Company entered into a Note Purchase Agreement by and among the Company and certain lenders where the Company sold an aggregate principal amount of $933,000 of its convertible promissory notes (the “August 2020 Notes”). The August 2020 Note holders have an optional right of conversion such that a Noteholder may elect to convert his August 2020 Note, in whole or in part, outstanding as of such time, into the number of fully paid and non-assessable shares of the Company’s common stock as determined by dividing the outstanding indebtedness by $0.80, subject to certain adjustments. As of March 26, 2021, the balance of the August 2020 Note is $380,639 or approximately 1,903,194 shares of common stock.

Paycheck Protection Program Loan

On May 8, 2020, Orbsat Corp was approved for the US funded Payroll Protection Program, (“PPP”) loan. The loan is for $20,832 and has a term of 2 years, of which the first 6 months are deferred at an interest rate of 1%. As of December 31, 2020, the Company has recorded $15,624 as current portion of notes payable and $5,208 as notes payable long term.

COVID-19 UK Loan

On April 20, 2020, the Board of Directors of the Company, approved for its wholly owned UK subsidiary, Global Telesat Communications LTD (“GTC”), to apply for a Coronavirus Interruption Loan, offered by the UK government, for an amount up to £250,000. On July 16, 2020 (the “Issue Date”), GTC, entered into a Coronavirus Interruption Loan Agreement (“Debenture”) by and among the Company and HSBC UK Bank PLC (the “Lender”) for an amount of £250,000, or USD$341,625 at an exchange rate of GBP:USD of 1.3665. The Debenture bears interest beginning July 16, 2021, at a rate of 3.99% per annum over the Bank of England Base Rate (0.1% as of July 16, 2020), payable monthly on the outstanding principal amount of the Debenture. The Debenture has a term of 6 years from the date of drawdown, July 15, 2026, the “Maturity Date”. The first repayment of £4,166.67 (exclusive of interest) will be made 13 month(s) after July 16, 2020. Voluntary prepayments are allowed with 5 business days’ written notice and the amount of the prepayment is equal to 10% or more of the Limit or, if less, the balance of the debenture. The Debenture is secured by all GTC’s assets as well as a guarantee by the UK government, with the proceeds of the Debenture are to be used for general corporate and working capital purposes.

Amazon Line of Credit

On October 9, 2019, Orbital Satcom Corp., entered into a short-term loan agreement for $29,000, with Amazon. The one-year term loan is paid monthly, has an interest rate of 9.72%, with late payment penalty interest of 11.72%. For the years ended December 31, 2020 and 2019, the Company recorded interest expense of $952 and $574, respectively. The short-term line of credit balance as of December 31, 2020 and 2019, was $0 and $24,483.

HSBC Over-advance

The Company’s UK subsidiary, GTCL has an over-advance line of credit with HSBC, for working capital needs. The over-advance limit is £25,000 or $34,163 at an exchange rate of 1.3665, with interest at 5.50% over Bank of England’s base rate or current rate of 6.25% variable. The advance is guaranteed by David Phipps, the Company’s Chief Executive Officer. The Company has an American Express account for Orbital Satcom Corp. and an American Express account for GTCL, both in the name of David Phipps who personally guarantees the balance owed.

Our current assets at December 31, 2020 increased 22.7% to $1,372,467, from $877,446 or an increase of $495,021, for December 31, 2019. The increase included cash of $653,400 and decreases in unbilled revenue of $495, decreases in accounts receivable of $67,322, inventory of $4,876, prepaid expenses of $16,812 and other current assets of $68,874. Prepaid expenses primarily represent services to consultants, which are amortized over the length of the contract.

Our current liabilities at December 31, 2020 increased to $1,516,525 from $1,444,468 or an increase of $72,057, or 5.0% from December 31, 2019. The increase is comprised of a decrease in accounts payable of $111,616, contract liabilities of $4,503, Amazon line of credit of $24,483, and provision for income taxes $2,899 and an increase in related party payable of $50,989 and the current portion of notes payable of $137,472.

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Operating Activities

Net cash flows used in operating activities for the year ended December 31, 2020 amounted to $836,980 and were attributable to; our net loss of $2,763,375, gain from debt extinguishment of $269,261, offset by; depreciation and amortization expense of $294,926, right of use of $28,073 stock-based compensation of $74,000, amortization debt discount of convertible debt of $956,554, and the fair value of options issued of $830,900. Changes in operating assets and liabilities were reflected by decreases in accounts receivable of $67,322, inventory of $4,876, prepaid and other current assets of $85,686, accounts payable and accrued expenses of $111,616, provision for income taxes of $2,899, contract liabilities of $4,503, and lease liability of $28,158.

Net cash flows used in operating activities for the year ended December 31, 2019 amounted to $659,203 and were attributable to; our net loss of $1,379,756, gain from debt extinguishment of $134,677, offset by; depreciation and amortization expense of $275,328, right of use of $9,552, impairment of other asset of $50,000, amortization of convertible debt of $257,445, change in fair value of derivative liabilities $69,677, and convertible debt issued for services of $113,000. Changes in operating assets and liabilities were reflected by increases in accounts receivable of $73,827, inventory of $97,274, prepaid and other current assets of $69,743, contract liabilities of $21,506, provision for income taxes of $11,160, increases in accounts payable and accrued expenses of $289,751 and lease liability of $12,374.

Investing Activities

Net cash flows used in investing activities were $34,903 and $70,194 for the years ended December 31, 2020 and 2019, respectively. For the year ended December 31, 2020, we purchased property and equipment and websites upgrades of $34,903. For the year ended December 31, 2019, purchased of property and equipment of $70,194.

Financing Activities

Net cash flows provided by financing activities were $1,565,963 and $659,327 for the years ended December 31, 2020 and 2019, respectively. During the year ended December 31, 2020, we had proceeds from; related party for $50,989, convertible debt $1,177,000 and proceeds from notes payable of 362,457. For the year ended December 31, 2020, we had repayments of the Amazon line of credit of $24,483. During the year ended December 31, 2019, we had proceeds from; related party for $12,044 convertible debt $757,000 and net advances from Amazon line of credit of $24,483. For the year ended December 31, 2019 we had repayments of convertible debt of $87,778 and notes payable of $46,422.

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity.

OUR BUSINESS

We were originally incorporated in 1997 as a Florida corporation. On April 21, 2010, we merged with and into a newly-formed wholly-owned subsidiary for the purpose of changing our state of incorporation to Delaware, effecting a 2:1 forward split of our common stock, and changing our name to EClips Media Technologies, Inc. On April 25, 2011, we changed our name to “Silver Horn Mining Ltd.” pursuant to a merger with a newly formed wholly-owned subsidiary.

GTC was formed under the laws of England and Wales in 2008. On February 19, 2015, we entered into a share exchange agreement with GTC and all of the holders of the outstanding equity of GTC pursuant to which GTC became a wholly owned subsidiary of ours.

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On March 28, 2014, we merged with a newly-formed wholly-owned subsidiary of ours solely for the purpose of changing our state of incorporation to Nevada from Delaware, effecting a 1:150 reverse split of our common stock, and changing our name to Great West Resources, Inc. in connection with the plans to enter into the business of potash mining and exploration. During late 2014, we abandoned our efforts to enter the potash business.

On January 22, 2015, we changed our name to “Orbital Tracking Corp” from “Great West Resources, Inc.” pursuant to a merger with a newly formed wholly owned subsidiary.

Effective March 8, 2018, following the approval of a majority of our shareholders, we effected a reverse split of our common stock at a ratio of 1 for 150. On August 19, 2019, we effected a reverse split of our common stock at a ratio of 1 for 15. As a result of the reverse split, our common stock now has the CUSIP number: 68557F100. All share and per share, information in the accompanying consolidated financial statements and footnotes has been retroactively restated to reflect these reverse splits.

Also, on August 19, 2019, we changed our name to “Orbsat Corp” from “Orbital Tracking Corp” pursuant to a merger with a newly formed wholly owned subsidiary.

Our principal executive offices are located at 18851 N.E. 29th Ave, Suite 700, Aventura, Florida 33180. Our telephone number is (305) 560-5355. The Company’s website address is http://www.orbsat.com. Information contained on the Company’s website is not incorporated into this prospectus.

Our Current Business

COVID-19 update

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) a global pandemic prompting government-imposed quarantines, suspension of in-person attendance of academic programs, and cessation of certain travel and business closures. The United States has entered a recession as a result of the COVID-19 pandemic, which may prolong and exacerbate the negative impact on us. Although we expect the availability of vaccines and various treatments with respect to COVID-19 to have an overall positive impact on business conditions in the aggregate over time, the exact timing of these positive developments is uncertain. In December 2020, the United States began distributing two vaccines that, in addition to other vaccines under development, are expected to help to reduce the spread of the coronavirus that causes COVID-19 once they are widely distributed. If the vaccines prove less effective than currently understood by the scientific community and the United States Food and Drug Administration, or if there are problems with the acceptance, availability, timing or other difficulties with widely distributing the vaccines, the pandemic may last longer, and could continue to impact our business for longer, than we currently expect. In response to COVID-19, governmental authorities have implemented numerous measures to try to contain the virus, such as travel bans and restrictions, prohibitions on group events and gatherings, shutdowns of certain businesses, curfews, shelter in place orders and recommendations to practice social distancing. Although many governmental measures have had specific expiration dates, some of those measures have already been extended more than once, and there is considerable uncertainty regarding the duration of such measures and the implementation of any potential future measures, especially if cases increase across the United States, with the potential for additional challenges resulting from the emergence of new variants of COVID-19, some of which may be more transmissible than the initial strain. Such measures have impacted, and may continue to affect, our workforce, operations, suppliers and customers. We reduced the size of our workforce following the onset of COVID-19 and may need to take additional actions to further reduce the size of our workforce in the future; such reductions incur costs, and we can provide no assurance that we will be able to rehire our workforce in the event our business experiences a subsequent recovery. We took steps to curtail our operating expenses and conserve cash. We may elect or need to take additional remedial measures in the future as the information available to us continues to develop, including with respect to our workforce, relationships with our third-party vendors, and our customers. There is no certainty that the remedial measures we have implemented to date, or any additional remedial steps we may take in the future, will be sufficient to mitigate the risks posed by COVID-19. Further, such measures could potentially materially adversely affect our business, financial condition and results of operations and create additional risks for us. Any escalation of COVID-19 cases across many of the markets we serve could have a negative impact on us. Specifically, we could be adversely impacted by limitations on our employees to perform their work due to illness caused by the pandemic or local, state, or federal orders requiring our stores to close or employees to remain at home; limitation of carriers to deliver our product to customers; product shortages; limitations on the ability of our customers to conduct their business and purchase our products and services; and limitations on the ability of our customers to pay us in a timely manner. These events could have a material, adverse effect on our results of operations, cash flows and liquidity.

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The ultimate magnitude of COVID-19, including the full extent of the material negative impact on our financial and operational results, will depend on future developments, such as the duration and severity of the pandemic, the extent of any increases in cases across the United States, and the related length of its impact on the global economy, as well as the timing and availability of effective medical treatments and vaccines, which remain uncertain and cannot be predicted at this time. The resumption of our normal business operations may be delayed or constrained by lingering effects of COVID-19 on our customers, suppliers and/or third-party service providers. Furthermore, the extent to which our mitigation efforts are successful, if at all, is not currently ascertainable. Due to the daily evolution of the COVID-19 pandemic and the responses to curb its spread, we cannot predict the full impact of the COVID-19 pandemic on our business and results of operations, but our business, financial condition, results of operations and cash flows have already been materially adversely impacted, and we anticipate they will continue to be adversely affected by the COVID-19 pandemic and its negative effects on global economic conditions. Any recovery from the COVID-19 pandemic and related economic impact may also be slowed or reversed by a variety of factors, such as any increase in COVID-19 infections. Even after the COVID-19 pandemic has subsided, we may continue to experience adverse impacts to our business as a result of its national and, to some extent, global economic impact, including the current recession and any recession that may occur in the future.

The success of our business depends on our global operations, including our supply chain and consumer demand, among other things. As a result of COVID-19, we have experienced shortages in inventory due to manufacturing issues, a reduction in the volume of sales in some parts of our business, such as rental sales and direct website sales, and a reduction in personnel due to lockdown related issues. Our results of operations for the year ended December 31, 2020 reflect this impact; however, we expect that this trend may continue and the full extent of the impact is unknown. In recent months, some governmental agencies in the US and Europe, where we produce the largest percentage of our sales, have lifted certain restrictions. However, if customer demand continues to be low, our future equipment sales, subscriber activations and sales margin will be impacted. We have implemented several measures to minimize the impact on our operations and sustain our liquidity position, including receiving support through the US payroll protection program loan (“PPP”), a low interest, fixed rate loan provided under the UK’s Coronavirus Business Interruption Loan (“CBILS”) and the deferral of certain UK taxes. We have also worked with our product suppliers to ensure we will continue to have sufficient inventory levels on hand to meet consumer demand.

The Company’s reliance on securing additional capital for its public company expenses may be impaired due to the effect on the U.S. financial markets. The inability to obtain appropriate financing, may affect its compliance requirements as a public company. The Company has been using its working capital from its operating subsidiaries, to support its public company expenses. The continued drain on its working capital have forced the Company to incur cutbacks, which may affect its future operating revenue as well as, its ability to continue operations.

As a result of COVID-19, we have experienced shortages in inventory due to manufacturing and logistical issues, a reduction in the volume of sales in some parts of our business, such as rental sales and direct website sales, and a reduction in personnel due to lockdown related issues. Our results of operations for the year ended December 31, 2020 reflect this impact; however, we expect that this trend may continue and the full extent of the impact is unknown.

Orbsat Corp provides Mobile Satellite Services (“MSS”) solutions to fulfil the growing global demand for satellite-enabled voice, data, personnel and asset tracking, Machine-to-Machine (M2M) and Internet of Things (IoT) connectivity services. We provide these solutions for businesses, governments, military, humanitarian organizations, and individual users, enabling them to communicate, connect to the internet, track and monitor remote assets and lone workers, or request SOS assistance via satellite from almost anywhere in the world, even in the most remote and hostile of environments.

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Around 40% of the world’s population has no access to the internet and much of the world has no cellular coverage.5 Our vision is to collaborate with innovative partners to deliver low cost, reliable and easily accessible global satellite communications solutions in areas where no other forms of communication exist.

We provide voice, data communications, IoT and M2M services via Geostationary and Low Earth Orbit (“LEO”) satellite constellations and offer reliable connectivity in areas where terrestrial wireless or wireline networks do not exist or are limited, including remote land areas, open ocean, airways, the polar regions and regions where terrestrial networks are not operational, for example due to political conflicts and natural or man-made disasters.

There is an increasing requirement for on-demand connectivity which we support with products and services developed to deliver reliable solutions globally via leading commercial satellite network operators. Billions of dollars are projected to be spent on new and modernized satellite constellations6 and our partner networks including Globalstar, Intelsat, Iridium, Inmarsat, Thuraya and Viasat have already developed and launched satellites capable of delivering advanced high-speed voice and data services virtually anywhere on the planet. Our products and services enable users on the ground to connect to these existing networks and we intend to pursue new relationships with next generation satellite constellation operators likely to offer service in the future.

We have expertise and long-term experience in providing tracking and monitoring services via satellite, specifically through the Globalstar Low Earth Orbit satellite network. We own unique network infrastructure devices, known as appliqués, which are located in various Globalstar ground stations around the world and provide the signal receipt and processing technology that enables and powers the Globalstar simplex data service. We believe our ownership of these appliqués provides us with competitive access to the global simplex data service which addresses the market demand for a small and cost-effective solution for sending data, such as geographic coordinates, from assets or individuals in remote locations to a central monitoring station and is used in numerous applications such as tracking vehicles, asset shipments, livestock, and monitoring unattended remote assets.

We believe the potential commercial requirement for satellite-based tracking devices using the Globalstar network is vast and we intend to begin launching a range of company branded tracking products and associated messaging plans during the first half of 2021, including our SolarTrack solar powered satellite tracking device which we announced in January 2021.

In addition to our main core focus on MSS products and services, we also provide tracking and monitoring solutions using Automatic Identification System (AIS), 2G-5G, Push-to-Talk and two-way radio technology.

We generate revenue from both the provision of services and the sale of equipment. Higher margin recurring service revenue from the sale of monthly, annual, and prepaid airtime or messaging plans has historically represented an increasing proportion of our revenue, and we expect that trend to continue as we introduce new products requiring associated airtime or messaging plans.

We provide our products and services directly to end users and reseller networks located both in the United States and internationally through our subsidiaries, U.S. based Orbital Satcom Corp (“Orbital Satcom”) and U.K. based Global Telesat Communications Limited (“GTC”). We have a physical presence in the United States and the United Kingdom, as well as an ecommerce storefront presence in 16 countries across 5 continents. We have a diverse geographical customer base having provided solutions to more than 50,000 customers located in more than 165 countries across most every continent in the world.

In the first quarter of 2021, we opened an office in Washington D.C. to target increased sales to US government customers through channels such as the U.S. General Services Administration (“GSA”). The U.S. government spends billions of dollars each year on satellite communications products and services7 as it seeks to modernize and improve its communications and connectivity. To directly address this opportunity, Orbsat is currently seeking to build a dedicated government sector business unit focused on serving the growing secure communications needs of US government customers.

5 https://www.statista.com/statistics/617136/digital-population-worldwide/

6 https://www.mckinsey.com/industries/aerospace-and-defense/our-insights/large-leo-satellite-constellations-will-it-be-different-this-time#

7 https://www.gao.gov/products/gao-20-80.

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MSS Products

Our MSS products rely on satellite networks for voice, data and tracking connectivity and thus are not reliant on cell towers or other local infrastructure. As a result, our MSS solutions are suitable for recreational travelers and adventurers, government and military users, and corporations and individuals wishing to communicate or connect to the internet from remote locations, or in the event of an emergency such as a power outage, following a hurricane or other natural disaster during which regular cell phone, telephone and internet service may not be available.

Our satellite communications products enable users to make voice calls, send and recent text messages and emails, and transmit GPS location coordinates from virtually anywhere on the planet, no matter how remote the location and regardless of the availability of local communication infrastructure. Our range of satellite data products allow users all over the world to connect to the internet, stream live video, and communicate via voice and data applications.

We are a provider of GPS enabled emergency locator distress beacons that can save lives, on land and at sea. Our distress beacons enable essential communication between our customers and search and rescue organizations during emergency situations and pinpoint locational information to Search and Rescue services, essential during an emergency.

We provide a wide range of satellite tracking devices used to monitor the location, movements, and history of almost anything that moves. We specialize in offering satellite tracking services through the Globalstar satellite network and have supplied tens of thousands of tracking devices which are used around the world to locate lone workers, track shipping containers, livestock, vehicles, and vessels along with many other types of assets.

Our principal focus is on growing sales of our existing satellite-based hardware, airtime and related services, specifically services attracting recurring revenue for the Company. Additionally, during the first half of 2021 we intend to launch our own brand of tracking device for use by retail, corporate and governmental customers worldwide which we expect will further increase future revenue.

The first product launched by the Company, SolarTrack, is a compact, lightweight, IoT tracking device powered by the sun and operating on one of the most modern satellite networks in the world. It is designed for tracking and monitoring anything that moves, or any remote asset used outdoors, almost anywhere in the world and we anticipate strong demand from customers looking for a low cost, low maintenance tracking device to monitor remote assets.

Online Storefronts

We operate two e-commerce websites offering a range of MSS products and solutions through our subsidiaries, Orbital Satcom, which targets customers in North and South America, and GTC which targets customers in the UK, EU, Middle East, Asia and rest of the world. These websites produce sales and attract enquiries from customers and potential customers from all around the world. Over the long term, we plan to develop additional country-specific websites to target customers in South America, Asia and Europe where we anticipate there will be substantial further demand for our products.

In addition to our two main e-commerce websites, we make portable satellite voice, data and tracking solutions easier to find and buy online through our various third-party e-commerce storefronts such as Amazon and Walmart. We currently operate 16 storefronts across various countries in 5 continents. We have invested in personnel to translate our listings correctly in the different countries we are represented in and intend to regularly improve and increase our listings on all e-commerce sites. We currently have more than 9,000 product listings on all third-party sites and invest significantly in inventory to hold at Amazon’s various fulfillment centers around the world to ensure that orders are shipped to customers as quickly as possible. The products include handheld satellite phones, personal and asset tracking devices, portable high-speed broadband terminals, and satellite Wi-Fi hotspots. Our Amazon online marketplaces represented approximately 73.3% and 56.9% of total sales for the years ended December 31, 2020 and 2019, respectively and we anticipate that these marketplaces will continue to represent a significant portion of our sales for the foreseeable future. Should there be a disruption of Amazon services or our ability to maintain storefronts with Amazon, our sales will likely decrease and we would have to seek other distribution methods to sell our products online, which may be costly.

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With consumer behavior drastically changing as a result of Covid-19, e-commerce traffic witnessed double-digit gains in 2020 as stores closed and shoppers used digital options. This significant change in consumer shopping habits resulted in 42% of U.S. and U.K. consumers stating that they would choose to buy via Amazon if shopping online.8 As a result, we experienced an increase in sales through our global Amazon storefronts during 2020 as compared to previous years.

Our e-commerce storefronts enable us to attract a significantly diversified level of sales from all over the world, ensuring we are not overly reliant on any single market or sector for our sales revenue. Furthermore, many products we sell require subscription-based services which allow us to increase our recurring revenue airtime sales.

Mapping and Tracking Portal

Our advanced subscription-based mapping and tracking portal, GTCTrack, is available for use by registered customers who pay a monthly fee to access it. This mapping portal provides a universal and hardware-agnostic, cloud-based data visualization and management platform that allows managers to track, command, and control assets in near-real-time. Asset location reports including position, speed, altitude, heading and past location and movement history reports for a wide range of tracking devices and other products sold by us are available through GTCTrack.

Industry and Market

We compete in the mobile satellite products and services sector of the global communications industry. The products and airtime that we sell are intended to meet users’ needs for connectivity in all locations where existing terrestrial wireline and wireless communications networks do not exist, do not provide sufficient coverage, or are impaired. Government organizations, including military and intelligence agencies and disaster response agencies, non-governmental organizations and industrial operations and support teams depend on mobile voice and data satellite communications products and services on a regular basis. Businesses with global operations require reliable communications services when operating in remote locations around the world. Mobile satellite services users span many sectors, including emergency services, maritime, aviation, government, utilities, oil and gas, mining, recreation, forestry, heavy equipment, construction, and transportation, among others. We believe many of our customers view satellite communications products and services as critical to their daily operations.

There is an existing, and we believe significantly growing, multi-billion-dollar global market for a small and cost-effective solution for receiving and processing mobile voice and data communications from remote locations used in applications such as tracking vehicles or asset shipments, monitoring unattended remote assets or mobile security. Over the past two decades, the global mobile satellite services market has experienced significant growth. Increasingly, better-tailored, improved-technology products and services are creating new channels of demand for mobile satellite services. Growth in demand for mobile satellite voice services is driven by the declining cost of these services, the diminishing size and lower costs of the devices, as well as heightened demand by governments, businesses and individuals for ubiquitous global voice and data coverage. We believe our solutions are ideally suited for industries such as maritime, aviation, government/military, emergency/humanitarian services, mining, forestry, oil and gas, heavy equipment, transportation and utilities, as well as recreational users. We do not tailor our products and services to different types of customers as in our experience military, non-profit, government and recreational users tend to purchase the same types of products and services.

8 https://www.episerver.com/globalassets/03.-global-documents/reports/holidayreport2020_v4.pdf.

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Competition

The global satellite communications industry is highly competitive. In certain regions, such as North America, we currently face substantial competition from other service providers that offer a range of mobile and fixed communications options. In other regions, such as the UK and EU, we have a strong presence and are one of the leading providers of satellite communicators, emergency locator beacons and satellite tracking devices. We compete primarily on the basis of coverage, quality, portability, pricing and in the case of our e-commerce storefronts, availability of services and products.

The competitors for our satellite telecommunications services and products are other resellers of leading satellite networks such as Iridium, Inmarsat, Thuraya and Globalstar, some of which are also our suppliers. We expect the competition for our satellite telecommunications services and our satellite tracking and monitoring services to increase significantly as market demand accelerates.

We believe that we are well positioned to compete for the satellite telecommunications services business largely on a cost basis and our global e-commerce presence, which makes products more accessible to buy as compared to more traditional methods of purchasing e.g., bricks and mortar storefronts.

Our competitive strengths

We believe that the following strengths contribute to our success:

●	Our global presence enables us to compete in various markets around the world, with our multi-lingual personnel allowing us to respond to global customer inquiries with 24/7/365 customer support

●	Our significant expertise in global e-commerce sales, allowing us to maintain a competitive advantage over traditional methods of purchase through “brick and mortar” stores. This has taken a particular import during the recent COVID-19 pandemic

●	Our significant levels of inventory stored in fulfilment centers around the world enable us to quickly secure customer orders against competitors who may not hold available inventory

●	Economies of scale of a leading provider of MSS product allows us to offer competitive prices for our products

●	Long-term contracts and experience with Globalstar allow us to compete competitively on satellite tracking opportunities

●	A diverse customer base with no single customer representing more than 1.5% of our annual gross sales revenue, and no single country representing more than 25% of our gross annual sales revenue as of December 31, 2020. This diversification reasonably permits the Company not to rely on any single customer, or group of customers, on any single product line, or any specific geographic area. It is noteworthy, however, that our Amazon sales represent the majority of our sales effort in the last 24 months.

Our business strategy

We intend to achieve our mission and further grow our business by pursuing the following strategies:

●	Increased product offerings - we are constantly increasing our product lines and offerings and will continue to do so in the future.

●	Government sourced revenue - We are opening new e-commerce storefronts around the world to develop sales in new markets. Our new Washington D.C. office will target US government/GSA sales which have not historically represented a significant part of our sales revenue. We also intend to recruit experienced government sales professionals to assist with this plan. We plan to become an approved seller on the US Government’s GSA Schedule, which gives federal, and in some cases state and local buyers, access to a great number of commercial products and services at negotiated ceiling prices. Schedule purchases represent approximately 21% of overall federal procurement spending.

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●	Product innovation - We will continue to launch innovative own branded products, such as our SolarTrack solar powered satellite tracking device, to differentiate us and gain a competitive edge over other MSS suppliers.

●	Future acquisitions - We will seek suitable acquisition opportunities to further increase our scale, expand sales and access in new markets and sectors.

Intellectual Property

Our success and ability to compete depends in part on our ability to maintain our trade secrets. All of our employees and consultants are subject to non-disclosure agreements and other contractual provisions to establish and maintain our proprietary rights.

Regulatory Matters

Government contract laws and regulations affect how we will do business with our customers, and in some instances, will impose added costs on our business. A violation of specific laws and regulations could result in the imposition of fines and penalties, the termination of any then existing contracts or the inability to bid on future contracts. We intend our Orbital Satcom subsidiary to become qualified as a government contractor. Our products may also be subject to regulation by the National Telecommunications and Information Administration and the Federal Communications Commission that regulate wireless communications.

Sources and Availability of Components

Certain materials and equipment for our products are custom made for those products and are dependent upon either a single or limited number of suppliers. Failure of a supplier could cause delays in delivery of the products if another supplier cannot promptly be found or if the quality of such replacement supplier’s components is inferior or unacceptable. As a result of COVID-19, we have experienced shortages in inventory due to manufacturing and logistical issues.

Employees

We currently have seven full time and three part time employees, not including David Phipps, our Chief Executive Officer and President, and Thomas Seifert, our Chief Financial Officer. Mr. Phipps and Mr. Seifert work for us full time. The Company considers its relationships with its employees to be satisfactory and is not a party to any collective bargaining agreement.

Properties

We currently maintain our principal executive office at 18851 NE 29th Avenue, Suite 700, Aventura, FL 33180 comprising flexible office space under a rolling monthly lease agreement. The cost for this office is $525 per month in aggregate. We also maintain executive offices at 1401 H Street, N.W., Suite 875, Washington, D.C., 20005, under a minimum 12-month sublease agreement which expires on February 9, 2022. The cost for these offices is $5,000 per month under a sublease and consulting service agreement provided by our landlord. Our subsidiary, Global Telesat Communications maintains office and warehousing space at 19-25 Nuffield Road, Poole, BH17 0RU under a lease agreement which expires on July 24, 2022.

We consider our current facilities adequate for our current operations.

Our Risks and History of Losses

Our ability to achieve our mission and execute our strategies is subject to certain challenges, risks and uncertainties, including, among others:

●	Our ability to obtain sufficient funding to expand our business and respond to business opportunities

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●	Our ability to acquire new customers or retain existing customers in a cost-effective manner
●	Our ability to successfully improve our production efficiencies and economies of scale
●	Our ability to manage our supply chain to continue to satisfy our future operation needs
●	Our ability to retain our market share in our industry

We have incurred significant net losses since our inception. For the years ended December 31, 2020, 2019, and 2018, we have incurred net losses of $2.7 million, $1.4 million, and $1.2 million, respectively. As of December 31, 2020, we had an accumulated deficit of approximately $13.8 million. We expect to incur significant sales and marketing expenses prior to recording sufficient revenue from our operations to offset these expenses. In the United States, we expect to incur additional losses as a result of the costs associated with operating as a public company.

Corporate Information

Our principal executive offices are located at 18851 N.E. 29th Ave, Suite 700, Aventura, Florida 33180. Our telephone number is (305) 560-5355. The Company’s website address is http://www.orbsat.com. Information contained on the Company’s website is not incorporated into this prospectus.

MANAGEMENT

The following table presents information with respect to our executive officers, directors and significant employees as of the date of this report:

Name and Address	Age	Date First Elected or Appointed	Position(s)

David Phipps	55	February 19, 2015	Chief Executive Officer, President and Chairman

Hector Delgado	52	May 27, 2015	Director

Thomas Seifert	49	October 19, 2020	Chief Financial Officer, Treasurer and Secretary

Kendall Carpenter	65		Director Nominee.*

Cary Sucoff	69		Director Nominee.*

John Miller	79		Director Nominee.*

●

Has agreed to serve on our board of directors upon effectiveness of this registration statement. The Company intends to put in place director and officer liability insurance, by no later than one month following closing of this offering.

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until their earlier resignation or removal from office in accordance with our bylaws. The Board of Directors shall not appoint any new members or vote to increase its size in the absence of the written consent of Mr. Phipps. The Board of Directors appoints officers who serve their terms of office at the discretion of the Board of Directors.

The following is a brief account of the education and business experience during at least the past five years of our officers and directors, indicating each person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

David Phipps, Chief Executive Officer and Chairman, 55, has served as the Managing Director of GTC since 2008 and as the President of GTC, a competitor of the Company, from 2003 through 2014. He has served as the President of Orbital Satcom since February 19, 2015, as Chairman of the Board of Directors of the Company since February 24, 2015 and Chief Executive Officer since February 25, 2015. He has over 20 years’ experience in the communications industry, during which time he has overseen acquisitions, mergers and capital raising activities, and has more than 35 years of experience of investment management, finance, and operational roles in several private and public companies. Mr. Phipps was chosen as a director of the Company based on his knowledge of and relationships in the global satellite communications business.

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Hector Delgado, Director, 52, was appointed to the Board of Directors on May 27, 2015. Mr. Delgado is currently the Executive Officer of the Naval Reserve Special Operations Command South (SOCSOUTH) Detachment 108. He has also served as a Special Agent in the United States Department of Homeland Security since 1995 and as the Managing Member of ISR Strategies, LLC, a full-service security consulting company, since 2010. He is a United States Navy SEAL with active and reserve service for over twenty-eight years. In 2006, he was mobilized and served a combat tour in Ramadi, Iraq with SEAL Team THREE receiving a Navy Commendation Medal with Combat “V”. He has served with SEAL Teams TWO, THREE, FOUR, EIGHTEEN and Special Operations Command Central and South. Mr. Delgado has participated in tours of duty in the Middle East, Europe, Africa and South America. He has also served as an adjunct instructor at the United States Merchant Marine Academy teaching maritime security and conducting International Ship Security Code (ISPS) training and assessments. Mr. Delgado was appointed to serve as a director of the Company based on his leadership and entrepreneurial experience and particular familiarity with the military and governmental agencies.

John E. Miller, Director Nominee, 79. Lieutenant General (Retired) John E. Miller served over 34 years in the US Army. Commissioned as an Infantry Officer, he served in line units, staff positions and Army Schools. He had multiple assignments at the US Army Command and General Staff College where he taught Tactics and Wargaming Instructor and served as the Deputy Commandant and later Commandant. He holds a Bachelor’s degree in Mathematics from Missouri State University and a Master’s degree in Operations Research from Georgia Tech. He is also a graduate of the Army Command and General Staff College and the Army War College. Miller also attended Executive Development programs at Yale University, the Menninger Foundation and Leadership at the Peak, Denver, CO.

Cary W. Sucoff, Director Nominee, 69. Cary Sucoff has over 35 years of legal and securities industry experience. Since 2011, he has owned and operated Equity Source Partners LLC, an advisory and consulting firm. Mr. Sucoff currently serves on the board of directors of Contrafect Corp. (CFRX), IMAC Holdings (IMAC), Legacy Education Alliance, Inc. (LEAI), Orbsat Corp. (OSAT), First Wave Technologies, Inc. (private), and Galimedix Therapeutics (private). Mr. Sucoff also serves as an advisor to Sapience Therapeutics (private) and LB Pharmaceuticals (private). Mr. Sucoff received a B.A. from SUNY Binghamton (1974) and a J.D. from New England School of Law (1977).

Kendall W. Carpenter, Director Nominee, 65. From 2006 to 2019, Ms. Carpenter has held the offices of CFO, Executive Vice-President of ComSovereign Holding Corp. (COMS), an OTC:QB company in the aviation industry, where she has been responsible for the matters of SEC compliance and reporting, accounting, audit, banking, HR and benefits, payroll, corporate administration, board governance, legal, contracts and risk management. Ms. Carpenter holds a Bachelor’s degree in Accounting from Oklahoma State University (_), and a CPA license in the State of Oklahoma; she is also a Certified Management Accountant (CMA) and Chartered Global Management Accountant (CGMA).

Thomas Seifert, Chief Financial Officer, 49, was appointed to serve as the Company’s Chief Financial Officer on October 19, 2020. Prior to this appointment, Mr. Seifert has more than 20 years of general management, global operations and financial management expertise and has served as Chief Financial Officer for various public and private telecommunication companies during this period. Since January 2006 to present, Mr. Seifert has served as a principal of Rocky Mountain Advisors Corp where he provides management and financial advisory services.

Family Relationships

There are no family relationships between any of our directors or executive officers.

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Involvement in Certain Legal Proceedings

During the past ten years, none of our officers, directors, promoters or control persons have been involved in any legal proceedings as described in Item 401(f) of Regulation S-K except as set forth herein.

Director and Board Nominee Independence

The Company’s current directors include David Phipps and Hector Delgado. The Board elects to apply the NASDAQ Stock Market corporate governance requirements and standards in its determination of the independence status of each Board and Board committee member. Hector Delgado is the only current director on the Board that meets such independence requirements. The Board currently does not have any standing committees. The Board based its independence determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the Board be independent. However, our Board has undertaken a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his or her responsibilities. Presently, our Board has determined that Mr. Delgado is the only “independent” director on the Board of Directors, as such term is defined under the Nasdaq listing standards. In addition, when all director nominees commence their service on the Board at the time of the effectiveness of this registration statement, they will meet the same “independence” requirements.

Board Committees

Currently, three committees have been established under the board: the Audit Committee, the Compensation Committee and the Nominating Committee. Upon the effectiveness of the registration statement in connection with this offering, each standing committee will be staffed as described below. In addition, each committee’s functions are also described below.

The Audit Committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The Compensation Committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The Nominating Committee of the board is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. The nominating committee considers diversity of opinion and experience when nominating directors.

Audit Committee

The Audit Committee will be responsible for, among other matters:

●	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
●	discussing with our independent registered public accounting firm the independence of its members from its management;
●	reviewing with our independent registered public accounting firm the scope and results of their audit;
●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;
●	coordinating the oversight by our board of directors of our code of business conduct and our disclosure controls and procedures;
●	establishing procedures for the confidential and or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and
●	reviewing and approving related-party transactions.

Upon the effectiveness of the registration statement in connection with this offering, our Audit Committee will include Cary Sucoff, Kendall Carpenter, and Hector Delgado with Kendall Carpenter serving as chair of the Audit Committee. Our Board has affirmatively determined that each of the members of the Audit Committee meets the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and NASDAQ rules. In addition, our board has determined that Mr. Wilson qualifies as an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K and meets the financial sophistication requirements of the NASDAQ rules.

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Compensation Committee

The Compensation Committee will be responsible for, among other matters:

●	reviewing and approving, or recommending to the board of directors to approve the compensation of our CEO and other executive officers and directors;
●	reviewing key employee compensation goals, policies, plans and programs;
●	administering incentive and equity-based compensation;
●	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and
●	appointing and overseeing any compensation consultants or advisors.

Upon the effectiveness of the registration statement in connection with this offering, our Audit Committee will include Cary Sucoff, Kendall Carpenter, and Hector Delgado, with Cary Sucoff serving as chair of the Compensation Committee. Our Board has affirmatively determined that each of the members of the Compensation Committee meets the definition of “independent director” for purposes of serving on Compensation Committee under NASDAQ rules.

Nominating Committee

The Nominating Committee will be responsible for, among other matters:

●	selecting or recommending for selection candidates for directorships;
●	evaluating the independence of directors and director nominees;
●	reviewing and making recommendations regarding the structure and composition of our board and the board committees;
●	developing and recommending to the board corporate governance principles and practices;
●	reviewing and monitoring the Company’s Code of Business Conduct and Ethics; and
●	overseeing the evaluation of the Company’s management.

Upon the effectiveness of the registration statement in connection with this offering, our Nominating Committee will include Cary Sucoff, Kendall Carpenter, and Hector Delgado with Hector Delgado serving as chair of the Nominating Committee. Our board has affirmatively determined that each of the members of the Nominating Committee meets the definition of “independent director” for purposes of serving on a Nominating Committee under NASDAQ rules.

Board Leadership Structure and Role in Risk Oversight

Mr. Phipps acts as our Chairman and Chief Executive Officer. We have no policy requiring either that the positions of the Chairman of the Board and the Chief Executive Officer be separate or that they be occupied by the same individual. The Board of Directors believes that this issue is properly addressed as part of the succession planning process and that a determination on this subject should be made when it elects a new chief executive officer or at such other times as when consideration of the matter is warranted by circumstances. Currently, the Board of Directors believes that the Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Independent directors and management have different perspectives and roles in strategy development. Mr. Delgado, our independent director, brings experience, oversight and expertise from outside the Company and from a variety of industries, while the CEO brings extensive experience and expertise specifically related to the Company’s business. The Board of Directors believes that the current combined role of Chairman and CEO promotes strategy development and execution, and facilitates information flow between management and the Board of Directors, which are essential to effective governance.

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One of the key responsibilities of the Board of Directors is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board of Directors believes the current combined role of Chairman and Chief Executive Officer, combined with having an independent director, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.

Our Board of Directors is primarily responsible for overseeing our risk management processes on behalf of the Company. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our Company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our Company and our Company’s general risk management strategy, and also ensures that risks undertaken by our Company are consistent with the Board’s appetite for risk. While the Board oversees our Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to the Company and to all our directors and officers and persons performing similar functions, including our principal executive officer and principal financial officer. A copy of the Company’s Code of Ethics may be obtained on our website at www.orbsat.com. We intend to disclose future amendments to such code, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website identified above. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION

2020 Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our named executive officers (as defined in Item 402(m)(2) of Regulation S-K) for the fiscal years ended December 31, 2020 and December 31, 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
David Phipps Chief Executive	2020	$251,133	-	-	455,000	-	-	$48,504	$754,637
Officer, President and Chairman (1)	2019	$231,297	-	-	-	-	-	$52,455	$283,752

Thomas Seifert Chief Financial	2020	$23,558	-	-	65,500	-	-	$-	$89,058
Officer, Secretary and Treasurer (2)	2019	-	-	-	-	-	-	$-	$-

Theresa Carlise Former Chief Financial	2020	$142,923	-	-	14,200	-	-	$16,289	$173,412
Officer, Secretary and Treasurer (3)	2019	$150,000	-	-	-	-	-	$18,911	$168,911

(1)	David Phipps was elected as Chairman of the Board of Directors of the Company on February 24, 2015 and Chief Executive Officer on February 25, 2015. For service as Chief Executive Officer in 2020, on August 21, 2020, Mr. Phipps was granted a ten-year option to purchase shares of common stock. The option is immediately exercisable into 100,000 shares of common stock at a purchase price of $0.80 per share. On December 31, 2020, Mr. Phipps was granted a ten-year option to purchase 375,000 shares of common stock, at an exercise price per $1.00 per share. We recognized a $455,600 expense in 2020 on the vesting of such options.

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(2)	Thomas Seifert was appointed Chief Financial Officer on October 19, 2020. On August 28, 2020, Mr. Seifert was granted a ten-year option to purchase shares of common stock. The option is immediately exercisable into 3,750 shares of common stock at a purchase price of $0.80 per share. On December 31, 2020, Mr. Seifert was granted a ten-year option to purchase 62,500 shares of common stock, at an exercise price per $1.00 per share. We recognized a $65,500 expense in 2020 on the vesting of such options.
(3)	Theresa Carlise served as our Chief Financial Officer until October 19, 2020. On August 21, 2020, Ms. Carlise was granted a ten-year option to purchase shares of common stock. The option is immediately exercisable into 17,750 shares of common stock at a purchase price of $0.80 per share. We recognized a $14,200 expense in 2020 on the vesting of such options.
(4)	Amounts shown in the “Option Awards” column reflect the aggregate grant date fair value calculated in accordance with FASB ASC 718 for the respective fiscal year with respect to stock options granted to our named executive officers. Amounts reflect our accounting for these option grants and do not necessarily correspond to the actual values that may be realized by our named executive officers. The grant date fair values of these option grants were calculated at the grant date using the Black-Scholes option pricing model. The assumptions used for the valuations are set forth in Note 13 – Shareholders’ Equity in the Notes included elsewhere in this Annual Report. Pursuant to SEC rules, we disregarded the estimates of forfeitures related to service-based vesting conditions. See the “Outstanding Equity Awards at Fiscal Year-End” table in this Annual Report and related notes for information with respect to stock options granted prior to fiscal 2019.
(5)	Categories and values of awards reported in “All Other Compensation” are set forth in the following table:

Name	Year	Health Insurance Coverage ($)	Automobile Allowance ($)	Board of Director Compensation ($)	Total ($)
David Phipps	2020	$2,304	$13,200	$33,000	$48,504
	2019	2,055	14,400	36,000	52,455
Thomas Seifert	2020	-	-	-
	2019	-	-	-
Theresa Carlise	2020	10,289	6,000	-	16,289
	2019	11,711	7,200	-	18,911

On June 14, 2018, the Company entered into a two (2) year Employment Agreement, with Mr. Phipps, with an automatic one (1) year extension. Under the Agreement, Mr. Phipps was to serve as the Company’s Chief Executive Officer and President and receive an annual base salary equal to the sum of $170,000 and £48,000 to be paid through our operating subsidiary, GTCL. For the years ended December 31, 2019 and 2018, the £48,000 equivalent to USD is $61,293 and $62,219 and the yearly conversion rate is 1.276933 and 1.296229, respectively. The agreement provided for a performance bonus based on exceeding our annual revenue goals and on our ability to attract new investment. The Agreement also provided for medical plan coverage, an auto allowance, paid vacation, and discretionary stock grants and option awards. In the event of termination without cause, termination as a result of a change in control, or resignation with good reason (as defined in the Agreement), Mr. Phipps was entitled to a severance equal to twice his base salary, the immediate vesting of all unvested options, and other benefits. We entered into a new employment agreement with Mr. Phipps which terminates and supersedes the existing agreement effective as of March 11, 2021, the terms of which are described below.

Also, on June 14, 2018, we entered into an employment agreement, with our former Chief Financial Officer, Theresa Carlise. The agreement had a term two (2) years, with an automatic one (1) year extension. Ms. Carlise’s base salary under the agreement was $150,000 per year. The Agreement provided for performance bonuses based on exceeding our annual revenue goals and on our ability to attract new investment. The agreement also provided for medical plan coverage, an auto allowance, paid vacation, and discretionary stock grants and option awards. In the event of termination without cause, termination as a result of a change in control, or resignation with good reason (as defined in the agreement), Ms. Carlise will be entitled to a severance equal to twice her base salary, the immediate vesting of all unvested options, and other benefits. After a series of monthly extensions, Ms. Carlise departed from the Company when the term of Ms. Carlise’s employment agreement, as amended and extended, expired on October 19, 2020.

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For the years ended December 31, 2020 and 2019, the Company recorded stock-based compensation of $830,900 and $0, respectively.

Outstanding Equity Awards at 2020 Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of December 31, 2020.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS							STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
David Phipps	417		-	-	96.00	7/01/2021	-	-	-	-
	1,111	(1)	-	-	90.00	12/15/2026	-	-	-	-
	556	(1)	-	-	90.00	5/25/2027	-	-	-	-
	375,000		-	-	1.00	12/30/2030	-	-	-	-
	377,084

Thomas Seifert	3,750		-	-	0.80	8/27/2030	-	-	-	-
	62,500		-	-	1.00	12/30/2030	-	-	-	-
	66,250

Theresa Carlise	56		-	-	450.00	12/21/2025	-	-	-	-
	417		-	-	90.00	5/25/2027	-	-	-	-
	208		-	-	9.00	7/01/2021	-	-	-	-
	2,708		-	-	9.00	12/17/2023	-	-	-	-
	17,750		-	-	0.80	8/20/2030	-	-	-	-
	21,139

(1)	Options granted outside of the Company’s 2018 and 2020 Stock Option Plan.

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2020 Director Compensation

The table below summarizes all compensation of our directors for our last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Hector Delgado	$20,000	-	$16,700	-	-	-	$36,700

2018 Incentive Plan

On June 14, 2018, our Board of Directors approved the 2018 Incentive Plan (the “2018 Plan”). The purpose of the 2018 Plan is to provide a means for the Company to continue to attract, motivate and retain management, key employees, consultants and other independent contractors, and to provide these individuals with greater incentive for their service to the Company by linking their interests in the Company’s success with those of the Company and its shareholders. An award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company (as defined in the 2018 Plan) that; are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities. The 2018 Plan shall be administered by the Board or its Compensation Committee and may grant Options designated as Incentive Stock Options or Nonqualified Stock Options. The 2018 Plan provides that up to a maximum of 16,667 shares of the Company’s common stock (subject to adjustment) are available for issuance under the 2018 Plan. Subject to earlier termination in accordance with the terms of the 2018 Plan and the instrument evidencing the option, the maximum term of an incentive stock option shall not exceed ten years, and in the case of an incentive stock option granted to a Ten Percent Stockholder (as defined in the 2018 Plan), shall not exceed five years. Any portion of an option that is not vested and exercisable on the date of a plan participant’s Termination of Service (as defined in the 2018 Plan) shall expire on such date. In the event of a Change in Control (as defined in the 2018 Plan); all outstanding awards, other than performance shares and performance units, shall become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions shall lapse, immediately prior to the Change in Control and shall terminate at the effective time of the Change in Control; provided, however, that with respect to a Change in Control that is a Company Transaction (as defined in the 2018 Plan), such awards shall become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions shall lapse, only if and to the extent such awards are not converted, assumed or replaced by the Successor Company (as defined in the 2018 Plan).

2020 Equity Incentive Plan

On August 21, 2020, the Company’s Board of Directors approved and adopted the Company’s 2020 Equity Incentive Plan (the “2020 Plan”). The purpose of the 2020 Plan is to provide a means for the Company to continue to attract, motivate and retain management, key employees, directors and consultants. The 2020 Plan provides that up to a maximum of 562,500 shares of the Company’s common stock, subject to adjustment, are available for issuance under the 2020 Plan. On December 31, 2020, the Company’s Board of Directors approved and adopted an amendment that increases the maximum from 562,500 to 1,000,000 shares of the Company’s common stock. Following the adoption of the 2020 Plan, the Board approved issuances of certain stock options to its executives, directors and employees under the 2020 Plan.

Employment Agreements with Current Management

On March 11, 2021, the Company’s Board of Directors approved and adopted the terms and provisions of employment agreements for David Phipps, the Company’s Chief Executive Officer, and Thomas Seifert, the Company’s Chief Financial Officer.

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The employment agreement for Mr. Phipps replaced his existing employment agreement and has an initial term of one year commencing on March 11, 2021. The term will be automatically extended for additional one-year terms thereafter unless terminated by the Company or the executive by written notice. CEO’s annual base compensation is an aggregate of $180,000 payable by the Company and £50,000 (or approximately $70,000) payable through the Company’s wholly owned subsidiary, GTC, subject to periodic review and modification by the Board upon occurrence of material events relating to the Company’s financial and business performance, including, without limitation, the Company’s listing of its capital stock on a national securities exchange. In addition, Mr. Phipps will be entitled to receive an annual cash bonus in an amount equal to up to 150% of his base salary if the Company meets or exceeds performance criteria to be adopted by the Compensation Committee of the Board, once established, and any other additional bonuses as may be determined by the Board. Mr. Phipps is entitled to receive various other benefits if and to the extent available to the employees of the Company. The employment agreement may be terminated based on death or disability of the executive, for cause or without good reason, for cause or with good reason, and as a result of the change of control of the Company. The employment agreement also contains certain provisions that are customary for agreements of this nature, including, without limitation, non-competition and non-solicitation covenants, indemnification provisions, etc.

The initial term of Mr. Seifert’s employment is one year commencing on March 11, 2021 which term will be automatically extended for additional one-year terms thereafter unless terminated by the Company or the executive by written notice. CFO’s annual base compensation is $150,000 payable by the Company, subject to periodic review and modification by the Board’s Compensation Committee, once established. Mr. Seifert will be entitled to receive an annual cash bonus in an amount equal to up to 150% of his base salary if the Company meets or exceeds performance criteria to be adopted by the Compensation Committee of the Board, once established, and any other additional bonuses as may be determined by the Board. Mr. Seifert is entitled to receive various other benefits if and to the extent available to the employees of the Company. The employment agreement may be terminated based on death or disability of the executive, for cause or without good reason, for cause or with good reason, and as a result of the change of control of the Company. The employment agreement also contains certain provisions that are customary for agreements of this nature, including, without limitation, non-competition and non-solicitation covenants, indemnification provisions, etc.

Grants of Plan Based Awards and Outstanding Equity Awards at Fiscal Year-End

1,000,000 shares, of our common stock are reserved for issuance under the 2020 Incentive Plan as awards to employees, directors, consultants, advisors and other service providers, of which 873,000 have been granted, allowing for an available balance of 127,000 as of December 31, 2020.

16,667 shares, of our common stock are reserved for issuance under the 2018 Incentive Plan as awards to employees, directors, consultants, advisors and other service providers, of which 15,000 have been granted, allowing for an available balance of 1,667 as of December 31, 2020.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SEC rules require us to disclose any transaction or currently proposed transaction in which the Company is a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000 or one percent (1%) of the average of the Company’s total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s common stock, or an immediate family member of any of those persons.

For the years ended December 31, 2020 and 2019, Orbital Satcom purchased an aggregate of approximately $1,245,308 and $1,068,093 of inventory from GTCL. For the years ended December 31, 2020 and 2019, GTCL purchased an aggregate of approximately $25,728 and $7,158 of inventory from Orbital Satcom.

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Policies and Procedures for Related Party Transactions

As the Board standing committees will be constituted at the time of the effectiveness of this registration statement, the Board at large is currently responsible for reviewing and approving in advance any related party transaction. This covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or will be a participant to, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 50,000,000 shares of common stock and 3,333,333 shares of preferred stock.

Common Stock

The holders of common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Board of Directors and issued in the future.

Warrants Offered in the Units in this Offering

Overview. The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us the Warrant Agent, and the form of Warrant, both of which are filed as exhibits to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the warrant agent agreement, including the annexes thereto, and form of Warrant. Form. The Warrants issued in this offering entitle the registered holder to purchase one share of our common stock at a price equal to $[_] per share, subject to adjustment as discussed below, immediately following the issuance of such warrant and terminating at 5:00 p.m., New York City time, five years after the closing of this offering. As described below, we intend to apply to list the Warrants on a national securities exchange under the symbol “OSATW.”

Exercisability. The Warrants are exercisable at any time after their original issuance and at any time up to the date that is five years after their original issuance. The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated. Under the terms of the Warrant Agreement, we must use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to common stock issuable upon exercise of the Warrants until the expiration of the Warrants. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common stock issuable upon exercise of the Warrants, the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus.

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Exercise Limitation. A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the Warrants is $13.80 (or 100% of the public offering price per Unit) per share of common stock. The warrants will be immediately exercisable and may be exercised at any time up to the date that is five years after their original issuance. The exercise price of the warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at any time after the issuance of the warrants, a holder of the warrants exercises the warrants and a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the warrants to the holders.

Fractional Shares. No fractional shares of common stock will be issued upon exercise of the Warrants. If, upon exercise of the Warrant, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price. If multiple Warrants are exercised by the holder at the same time, we shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned at the option of the holder without our consent.

Exchange Listing. We have applied to list our Warrants on Nasdaq under the symbol “OSATW.” No assurance can be given that our listing application will be approved.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Underwriter’s Warrants. The registration statement of which this prospectus is a part also registers for sale the Underwriter’s Warrants, as a portion of the underwriting compensation in connection with this offering. The Underwriter’s Warrants will be exercisable for four and one-half year period commencing 180 days following the effective date of the registration statement of which this prospectus is a part at an exercise price of $15.18 (110% of the assumed public offering price per Unit). Please see “Underwriting—Underwriter’s Warrants” for a description of the warrants we have agreed to issue to the underwriter in this offering, subject to the completion of the offering.

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Preferred Stock

The Board of Directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Options

The maximum number of shares of common stock that may be delivered pursuant to awards granted to eligible persons under the Company’s 2018 Incentive Plan and 2020 Incentive Plan may not exceed 16,667 and 562,500 shares of common stock, respectively, subject to certain adjustments. As of December 31, 2020, the Company has issued net options to purchase an aggregate of 5,000 shares of common stock under the 2018 Incentive Plan, at a weighted average exercise price of $17.00 per share. As of December 31, 2020, the Company has also issued ten-year options to purchase an aggregate of 4,761 shares of common stock outside of any equity incentive plan. These options have a weighted average exercise price of $113.96 per share. As of December 31, 2020, the Company has issued net options to purchase an aggregate of 71,500 shares of common stock under the 2020 Incentive Plan, at a weighted average exercise price of $0.80 per share.

Existing Warrants

As of March 21, 2021, the Company has three-year warrants to purchase an aggregate of 1,000 shares of common stock, at an exercise price of $240.00. These warrants expire on May 13, 2021.

May 2019 Convertible Promissory Notes; Registration and Pre-emptive Rights

On May 13, 2019, we completed a private placement of convertible promissory notes (“2019 Notes”) for an aggregate principal amount of $805,000. Specifically, we entered into a Note Purchase Agreement (the “2019 NPA”) by and among the Company and the lenders set forth on the lender schedule to the 2019 NPA, as the same was amended by that certain Amendment dated June 15, 2020 which amended certain of the provisions of the 2019 NPA and the 2019 Notes (the “Amendment,”). Pursuant to the 2019 NPA, the Company issued an aggregate principal amount of $650,000 of its convertible promissory notes. Pursuant to the Amendment, the Company reserved the right to issue and issued an additional 20% of the $650,000 principal amount of its convertible promissory notes or $130,000 of its convertible promissory notes. In total, pursuant to the 2019 NPA, as amended, the Company issued an aggregate principal amount of $805,000 of the 2019 Notes. The 2019 Notes bear interest at a rate of 6% per annum, simple interest, and mature on the third anniversary of the Issue Date (the “maturity date”), to the extent that the 2019 Notes and the principal amounts and any interest accrued thereunder have not been converted into shares of common stock of the Company. Interest on the 2019 Notes will accrue on a simple interest, non-compounded basis and will be added to the principal amounts on the maturity date of the 2019 Notes or such earlier date as may be due upon an event of default, at which time all indebtedness outstanding under the 2019 Notes will be due and payable, unless earlier converted into Conversion Shares (as defined below). In the event that any amount due under the 2019 Notes is not paid as and when due, such amounts will accrue interest thereafter at the rate of 12% per year, simple interest, non-compounding, until paid. The Company may not pre-pay or redeem the Notes other than as required by the 2019 NPA, as amended. The 2019 Notes are general, unsecured obligations of the Company. The proceeds of the sales of the 2019 Notes were used to repay certain outstanding indebtedness of the Company and for general corporate purposes.

The holders of the Notes (the “Holders”) have an optional right of conversion. A Holder may elect to convert its Note, and all of the Indebtedness outstanding as of such time, into the number of fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) as determined by dividing the Indebtedness by $0.40, subject to certain adjustments, but excluding adjustment for a reserve stock split of no more than 1:20 contemplated by the Company at the Issue Date. The optional right of conversion is subject to a beneficial ownership limitation of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion.

The holders of the 2019 Notes have an optional right of conversion. A noteholder may elect to convert its 2019 Note, and all of the indebtedness outstanding thereunder as of such time, into the number of fully paid and non-assessable shares of common stock (the “Conversion Shares”) as determined by dividing the outstanding indebtedness by $0.40, subject to certain adjustments, but excluding adjustment for a reserve stock split of no more than 1:20 contemplated by the Company at the date the 2019 Note was issued. The optional right of conversion is subject to a beneficial ownership limitation of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon conversion.

The 2019 NPA contains customary representations and warranties and customary affirmative and negative covenants. These covenants include, among other things, certain limitations on the ability of the Company to: (i) pay dividends on its capital stock; (ii) make distributions in respect of its capital stock; (iii) acquire shares of capital stock; and, (iv) sell, lease or dispose of assets.

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Pursuant to the 2019 NPA, as amended, the noteholders are granted demand registration rights and pre-emptive rights as set forth therein. The noteholders who collectively held an amount of 2019 Notes which exceeded the lesser of (i) one-half of the aggregate principal amounts of all 2019 Notes sold by the Company as of the termination of the offering of the 2019 Notes under the 2019 NPA, or (ii) $325,000, may after conversion of the aggregate principal balance of the 2019 Notes, into shares of registrable securities, and provided that such persons continue to hold such registrable securities, may require the Company to register such shares of registrable securities on a one-time basis. The Company is required to use commercially reasonable efforts to effect the registration under the Securities Act, within three (3) months of filing an appropriate registration statement covering all such shares of registrable securities which such holders request in writing to be so registered, and in a manner as nearly as commercially possible corresponding to the methods of distribution described in such holders’ request. The Company is required to keep effective and maintain any such registration or qualification for a period of at least one (1) year after the effective date thereof; provided that it may withdraw such registration statement before the expiration of one (1) year period if all of the shares of the common stock subject to the registration statement have been resold. In addition, for so long as the holders continue to hold any of (i) the 2019 Notes, or (ii) any shares of common stock issued to such noteholder upon conversion of the 2019 Note, if the Company proposes to offer or sell any new securities for one year following the effective date of the Agreement, the Company is required to first offer such new securities to the Holders and each Holder will have the right to acquire its pro rata portion of the new securities. The shares of common stock underlying the 2019 Notes were included in a resale registration statement initially declared effective on January 29, 2020 with Registration No. 333-235947. As of March 26, 2021, the balance of the 2019 Note is $409,808 or approximately 2,049,040 shares of common stock.

The 2019 NPA includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) non-compliance with covenants thereunder, (iii) bankruptcy or insolvency. Upon the occurrence of an event of default under the 2019 NPA, a majority of the noteholders may accelerate the maturity of the Indebtedness.

In addition, the Amendment provided for the following changes to the 2019 NPA and 2019 Notes:

●	to amend the 2019 Notes to allow the Company to pre-pay or redeem such Notes, with mutual consent of the parties to the 2019 Notes;
●	to amend the 2019 Notes to change the “Conversion Price” from $0.40 per share to $0.80 per share;
●	to amend the beneficial ownership limitation upon conversion of the 2019 Notes from 4.99% to 9.99%;
●	to amend the 2019 NPA to add a “Most Favored Nation” provision such that for a period beginning on the closing date and ending two years thereafter, if the Company issues any common stock or securities convertible into or exercisable for shares of common stock or modify any of the foregoing which may be outstanding to any person or entity at a price per share or conversion or exercise price per share which shall be less than $0.80 per share, the “Lower Price Issuance”, then the Company will issue such additional units such that the subscriber/lender, will hold that number of units in total had subscriber/lender purchased the units with the purchase price equal to the lower price issuance common stock issued or issuable by the Company, notwithstanding anything herein or in any other agreement to the contrary, the Company should only be required to make a single adjustment with respect to any lower price issuance regardless of the existence of multiple bases;
●	to amend the 2019 NPA to waive a negative covenant to allow the Company to issue up to 25,000 shares of its common stock as compensation for services to various service providers, consultants, etc.; and
●	to amend the 2019 NPA to waive a negative covenant to allow the Company to put into place an employee stock option plan, or a similar plan, to grant equity in the Company to its officers, directors and employees.

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August 2020 Private Placement of Convertible Promissory Notes

On August 21, 2020, we entered into a Note Purchase Agreement (the “August 2020 NPA”) by and among the Company and certain lenders set forth on the lender schedule to the August 2020 NPA (the “Lenders”). Pursuant to the terms of the August 2020 NPA, the Company sold an aggregate principal amount of $933,000 of its convertible promissory notes (the “August 2020 Notes”). The August 2020 Notes are general, unsecured obligations of the Company and bear simple interest at a rate of 6% per annum, and mature on the third anniversary of the date of issuance (the “Maturity Date”), to the extent that the August 2020 Notes and the principal amounts and any interest accrued thereunder have not been converted into shares of the Company’s common stock. In the event that any amount due under the August 2020 Notes is not paid as and when due, such amounts will accrue interest at the rate of 12% per year, simple interest, non-compounding, until paid. The Company may not pre-pay or redeem the August 2020 Notes other than as required by the Agreement. The August 2020 Note holders have an optional right of conversion such that a Noteholder may elect to convert his August 2020 Note, in whole, outstanding as of such time, into the number of fully paid and non-assessable shares of the Company’s common stock as determined by dividing the outstanding indebtedness by $0.80, subject to certain adjustments. This optional right of conversion is subject to a beneficial ownership limitation of 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the share issuance upon conversion. The holders of the August 2020 Notes are granted piggyback registration rights and pre-emptive rights. The shares of common stock underlying the August 2020 Notes were included in a resale registration statement declared effective on December 16, 2020 with Registration No. 333-251159. In addition, the August 2020 NPA includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) non-compliance with covenants thereunder, (iii) bankruptcy or insolvency. Upon the occurrence of an event of default, a majority of the Holders may accelerate the maturity of the Indebtedness. The closing of this offering took place on August 21, 2020. As of March 26, 2021, the balance of the August 2020 Note is $380,639 or approximately 1,903,194 shares of common stock. In April 2021 the August 2020 Noteholders waived contractual pre-emptive rights set forth in the August 2020 NPA.We expect that the balance of the principal and interest remaining under the August 2020 Notes will convert into shares of our common stock following the effectiveness of the registration statement of which this prospectus forms a part and prior to or at the closing of this offering.

The Company’s issuance of the August 2020 Notes under the terms of the August 2020 NPA was made pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering and Regulation D promulgated thereunder. The investors in the August 2020 Notes were “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act. There were no discounts or brokerage fees associated with this offering.

The Company intends to use the offering proceeds for business development, investment in increased inventory and other strategic growth initiatives, including market expansion and personnel recruitment in North America.

December 2020 Private Placement of Convertible Promissory Notes

On December 1, 2020, we entered into a Note Purchase Agreement (the “NPA”) by and among the Company and certain lenders set forth on the lender schedule to the December 2020 NPA (the “Lenders”). Pursuant to the terms of the December 2020 NPA, the Company sold an aggregate principal amount of $244,000 of its convertible promissory notes (the “December 2020 Notes”). The December 2020 Notes are general, unsecured obligations of the Company and bear simple interest at a rate of 6% per annum, and mature on the third anniversary of the date of issuance (the “Maturity Date”), to the extent that the December 2020 Notes and the principal amounts and any interest accrued thereunder have not been converted into shares of the Company’s common stock. In the event that any amount due under the December 2020 Notes is not paid as and when due, such amounts will accrue interest at the rate of 12% per year, simple interest, non-compounding, until paid. The Company may not pre-pay or redeem the December 2020 Notes other than as required by the Agreement. The December 2020 Note holders have an optional right of conversion such that a Noteholder may elect to convert his December 2020 Note, in whole, outstanding as of such time, into the number of fully paid and non-assessable shares of the Company’s common stock as determined by dividing the outstanding indebtedness by $1.00, subject to certain adjustments. This optional right of conversion is subject to a beneficial ownership limitation of 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the share issuance upon conversion. The holders of the December 2020 Note are granted piggyback registration rights and pre-emptive rights. The shares of common stock underlying the December 2020 Notes were included in a resale registration statement declared effective on December 16, 2020 with Registration No. 333-251159. In addition, the December 2020 NPA includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) non-compliance with covenants thereunder, (iii) bankruptcy or insolvency. Upon the occurrence of an event of default, a majority of the Holders may accelerate the maturity of the Indebtedness. The closing of this offering took place on December 1, 2020. As of March 26, 2021, the balance of the December 2020 Note is $45,730 or approximately 182,918 shares of common stock. In April 2021 the Lenders waived contractual pre-emptive rights set forth in the December 2020 NPA. We expect that the balance of the principal and interest remaining under the December 2020 Notes will convert into shares of our common stock following the effectiveness of the registration statement of which this prospectus forms a part and prior to or at the closing of this offering.

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The Company’s issuance of the December 2020 Notes under the terms of the December 2020 NPA was made pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering and Regulation D promulgated thereunder. The investors in the December 2020 Notes were “accredited investors” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act. There were no discounts or brokerage fees associated with this offering.

The Company intends to use the offering proceeds for business development, investment in increased inventory and other strategic growth initiatives, including market expansion and personnel recruitment in North America.

March 2021 Private Placement of Convertible Promissory Note

On March 5, 2021, the Company entered into a Note Purchase Agreement (the “March 2021 NPA”) by and between the Company and one individual accredited investor (the “Lender”). Pursuant to the terms of the March 2021 NPA, the Company sold a convertible promissory note with a principal amount of $350,000 (the “March 2021 Note”). The March 2021 Note is a general, unsecured obligation of the Company and bears simple interest at a rate of 7% per annum, and matures on the third anniversary of the date of issuance (the “Maturity Date”), to the extent that the March 2021 Note and the principal amount and any interest accrued thereunder have not been converted into shares of the Company’s common stock. In the event that any amount due under the March 2021 Note is not paid as and when due, such amount will accrue interest at the rate of 12% per year, simple interest, non-compounding, until paid. The Company may not pre-pay or redeem the March 2021 Note other than as required by the Agreement. The Noteholder have an optional right of conversion such that a Noteholder may elect to convert his March 2021 Note, in whole or in part, outstanding as of such time, into the number of fully paid and non-assessable shares of the Company’s common stock as determined by dividing the indebtedness under the March 2021 Note price equal to the lesser of (a) $6.00 per share, and (b) a 30% discount to the price of the common stock in the qualified transaction. Following an event of default, the conversion price shall be adjusted to be equal to the lower of: (i) the then applicable conversion price or (ii) the price per share of 85% of the lowest traded price for the Company’s common stock during the 15 trading days preceding the relevant conversion. In addition, subject to the ownership limitations, if a qualified transaction is completed, without further action from the Noteholder, on the closing date of the qualified transaction, 50% of the principal amount of this March 2021 Note and all accrued and unpaid interest shall be converted into Company common stock at a conversion price equal to the 30% discount to the offering price in such qualified transaction, which price shall be proportionately adjusted for stock splits, stock dividends or similar events. A “Qualified Transaction” refers the completion of the public offering of the Company’s securities stock with gross proceeds of at least $10,000,000 pursuant to which the Company’s securities become registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, or a merger with a company listed on the Nasdaq or Canadian stock exchanges, as amended. The Noteholder is granted registration rights and pre-emptive rights. In addition, the March 2021 NPA includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) non-compliance with covenants thereunder, (iii) bankruptcy or insolvency. The Company’s issuance of the March 2021 Note under the terms of the March 2021 NPA was made pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The investor in the March 2021 Note is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act. There were no discounts or brokerage fees associated with this offering. The Company used the offering proceeds for working capital and general corporate purposes. As of March 26, 2021, the balance of March 2021 Note is $350,000 or approximately 233,333 shares of common stock. In April 2021 the Lender waived contractual pre-emptive rights set forth in the March 2021 NPA. We expect that the balance of the principal and interest remaining under the March 2021 Note will convert into shares of our common stock following the effectiveness of the registration statement of which this prospectus forms a part and prior to or at the closing of this offering.

Indemnification of Directors and Officers

Neither our articles of incorporation nor bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes (“NRS”). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

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NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our charter provides that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Our bylaws provide that a director or officer of the Company shall have no personal liability to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of section 78.3900 of the NRS as it may from time to time be amended or any successor provision thereto.

Listing

Our common stock is quoted on the OTCQB marketplace under the symbol “OSAT.” The closing price of our common stock on March 26, 2021 was $13.80 per share (assuming a reverse stock split of 1-for-4). We have filed an application to have our common stock and the Warrants listed on Nasdaq under the symbols “OSAT” and “OSATW,” respectively. No assurance can be given that such listing will be approved or that a trading market will develop for the common stock and Warrants.

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Transfer Agent and Registrar

The transfer agent and registrar for our common stock and preferred stock is Equity Stock Transfer. Its address is 237 West 37th Street, Suite 601, New York, NY 10018 and its telephone number is (212) 575-5757. Equity Stock Transfer will also be the warrant agent in connection with the warrants to be issued in this offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables sets forth, as of March 26, 2021, the number of and percent of the Company’s common stock beneficially owned by: (1) all directors, naming them; (2) our named executive officers; (3) our directors and executive officers as a group, without naming them; and (4) persons or groups known by us to own beneficially 5% or more of our voting securities. A person is deemed to be the beneficial owner of securities that can be acquired by him within 60 days from March 26, 2021 upon the exercise of options, warrants or other convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that convertible securities that are held by that beneficial owner, but not those held by any other person, and which are exercisable within 60 days of March 26, 2021 have been exercised and converted.

	Common Stock (1)			Common Stock - Post offering (1)
	Number of			Number of
Name and Address of Beneficial Owner (2)	Shares		Percent	Shares		Percent
Directors and Executive Officers
David Phipps	467,072	-3	30.2%	467,072	-3	14.1%
Hector Delgado	19,361	-4	1.3%	19,361	-4	0.6%
Thomas Seifert	66,278	-5	4.3%	66,278	-5	2.0%
Directors and Executive Officers as a Group (3 persons)	552,711	-6	35.8%	552,711	-6	16.7%

5% Stockholders(2):
Scott Dols	250,000	-7	9.7%	250,000	-7	7.6%
FirstFire Global Opportunities Fund LLC	250,000	-7	9.7%	250,000	-7	7.6%
DL2 Capital LLC	197,088	-7	7.7%	197,088	-7	6.0%
JD Chestnut Realty LLC	172,006	-7	6.7%	172,006	-7	5.2%
Joe Don Setina Family LP	200,000	-7	7.8%	200,000	-7	6.1%
5% Stockholders as a Group (5 persons)	1,069,094	-7	41.6%	1,069,094	-7	32.5%

(1) A person is deemed to be the beneficial owner of securities that can be acquired by him within 60 days from March 4, 2021 upon the exercise of options, warrants or other convertible securities.

(2) Unless otherwise indicated in the footnotes, the address of the beneficial owners is c/o Orbsat Corp., 18851 N.E. 29th Ave., Suite 700, Aventura, Florida 33180.

(3) Represents (i) 89,988 shares of common stock, and (ii) 377,084 shares of common stock issuable upon exercise of options.

(4) Represents (i) 5,450 shares of common stock, and (ii) 13,911 shares of common stock issuable upon exercise of options.

(5) Represents (i) 28 shares of common stock, and (ii) 66,250 shares of common stock issuable upon exercise of options.

(6) Represents (i) 95,466 shares of common stock, and (ii) 457,245 shares of common stock issuable upon exercise of options.

(7) Represents shares of common stock, and no shares of common stock issuable upon exercise of options.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATION

The following is a general discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock purchased in this offering. This discussion is for general information only, is not tax advice and does not purport to be a complete analysis of all the potential tax considerations. This discussion is based upon the provisions of the Code, existing and proposed Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all in effect as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and will not seek, any ruling from the Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

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This summary does not address the tax considerations arising under the laws of any U.S. state, local or any non-U.S. jurisdiction, or under U.S. federal non-income tax laws, or the potential application of the Medicare contribution tax on net investment income. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;
●	persons subject to the alternative minimum tax;
●	tax-exempt organizations or governmental organizations;
●	U.S. shareholders of controlled foreign corporations and passive foreign investment companies;
●	Corporations that accumulate earnings to avoid U.S. federal income tax and personal holding companies;
●	Brokers or dealers in securities or currencies;
●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
●	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);
●	persons that own, or are deemed to own, more than five percent of our common stock (except to the extent specifically set forth below);
●	certain former citizens or long-term residents of the United States;
●	persons whose functional currency is not the U.S. dollar;
●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or engage in a wash sale or other risk reduction transaction or integrated investment;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement within the meaning of 451(b) of the Code;
●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
●	persons who hold or receive our common stock pursuant to conversion rights under convertible instruments;
●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code; or
●	persons deemed to sell our common stock under the constructive sale provisions of the Code.

For the purposes of this discussion, a “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “non-U.S. holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is not a U.S. holder or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty. In addition, significant changes in U.S. federal income tax laws were recently enacted. You should consult with your tax advisor with respect to such changes in U.S. tax law as well as potentially conforming changes in state tax laws.

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U.S. Holders

Distributions

As described in the section captioned “Dividend Policy,” we have never paid cash distributions on our common stock and do not anticipate doing so in the foreseeable future. In the event that we do make distributions on our common stock to a U.S. holder, those distributions generally will constitute dividends for U.S. tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or exchange of our common stock as described below under the section titled “– Disposition of Our Common Stock.” Under current law, if certain requirements are met, a preferential U.S. federal income tax rate will apply to any dividends paid to a beneficial owner of our common stock who is an individual U.S. holder and meets certain holding period requirements.

Distributions constituting dividends for U.S. federal income tax purposes that are made to U.S. holders that are corporate shareholders may qualify for the dividends received deduction, or DRD, which is generally available to corporate shareholders. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be eligible for a DRD. In addition, a DRD is available only if certain holding periods and other taxable income requirements are satisfied.

Disposition of Our Common Stock

Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Capital gain or loss will constitute long-term capital gain or loss if the U.S. holder’s holding period for the common stock exceeds one year. The deductibility of capital losses is subject to certain limitations. U.S. holders who recognize losses with respect to a disposition of our common stock should consult their own tax advisors regarding the tax treatment of such losses.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends (including constructive dividends) on the common stock and to the proceeds of a sale or other disposition of common stock paid by us to a U.S. holder unless such U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if the U.S. holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. holders should consult their own tax advisors regarding their qualification for exemption from information reporting and backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

Distributions

As described in the section captioned “Dividend Policy,” we have never paid cash distributions on our common stock and do not anticipate doing so in the foreseeable future. However, if we do pay cash distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of common stock (see “Disposition of Our Common Stock” below).

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Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any distribution (including constructive distributions) that is treated as a dividend paid to a non-U.S. holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or, if the non-U.S. holder is a qualified beneficiary of a country with which the United States has an income tax treaty, such lower rate as may be specified by the applicable income tax treaty. In order to receive a reduced treaty rate of withholding, a non-U.S. holder generally must provide the applicable withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying the non-U.S. holder’s entitlement to benefits under that treaty. You should consult your tax advisor concerning whether you may benefit from an applicable income tax treaty.

We generally are not required to withhold tax on dividends paid (or constructive dividends deemed paid) to a non-U.S. holder that are effectively connected with the holder’s conduct of a U.S. trade or business (or, if an income tax treaty is applicable, attributable to a permanent establishment or fixed base maintained by the holder in the United States) if a properly executed IRS Form W-8ECI stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to the applicable withholding agent). Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, a corporate non-U.S. holder receiving effectively connected dividends may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

If a non-U.S. holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent may then be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you should consult with your own tax advisor to determine if you are able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

Disposition of our Common Stock

In general, subject to the discussion below under “– Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (or, if an income tax treaty is applicable, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States);
●	the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or
●	our common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or their holding period for, our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, your common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

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A non-U.S. holder described in the first bullet above will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates and in the manner applicable to U.S. persons, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder described in the second bullet above will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided such holder has timely filed U.S. federal income tax returns with respect to such losses). You should consult any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of distributions (including constructive distributions) on our common stock paid to each non-U.S. holder, their name and address, and the amount of tax withheld, if any. A similar report will be sent to the applicable non-U.S. holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends (including constructive dividends) or of proceeds on the disposition of our common stock made to a non-U.S. holder may be subject to information reporting and backup withholding at a current rate of 24% unless the non-U.S. holder establishes an exemption, for example, by properly certifying their non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that such requirements may be avoided if the non-U.S. holder provides a properly executed and appropriate IRS Form W-8 or otherwise meets documentary evidence requirements for establishing non-U.S. holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person that has not provided a properly executed form W-9 to the broker or the broker has been notified by the IRS that it should withhold (generally, because the taxpayer has provided an incorrect TIN or failed to properly report income). For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, you may be able to obtain a refund or credit from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471-1474 of the Code (colloquially known as the Foreign Account Tax Compliance Act, or “FATCA”) and the rules and regulations promulgated thereunder generally impose withholding tax at a rate of 30% on U.S. source dividends (including constructive dividends) and other items of U.S. source fixed or determinable annual or periodic income as defined under Section 1473 of the Code and regulations promulgated thereunder if paid to a foreign financial institution (“FFI”) (as specially defined under the FATCA rules), unless the FFI enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of the FFI (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. The U.S. government has entered into inter-governmental agreements (“IGA’s”) with a number of jurisdictions. Where an IGA is applicable, its terms may substantially modify the application of the FATCA reporting rules; however, all such agreements will ultimately grant the U.S. government substantial information concerning the U.S. account holders of the FFI. In addition, FATCA also imposes a U.S. federal withholding tax of 30% on U.S. source dividends (including constructive dividends) on our common stock if paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding provisions under FATCA generally apply to dividends (including constructive dividends) on our common stock. FATCA withholding also applies to gross proceeds from the sale or other disposition of our common stock; however, proposed regulations would eliminate withholding on such proceeds. IRS stated in the preamble to these proposed regulations that taxpayers may rely on the proposed regulations until final regulations are issued. You should consult your tax advisors regarding the possible implications of FATCA on your investment in our common stock.

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The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Maxim Group LLC is acting as the managing underwriter of the offering (the “ Representative”). We have entered into an underwriting agreement dated [__], 2021 with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters and the underwriters have agreed to purchase from us, at the public offering price per Unit less the underwriting discounts set forth on the cover page of this prospectus, the number of Units listed next to its name in the following table:

Underwriter	Number of Units
Maxim Group LLC	724,637
Total	724,637

The underwriting agreement provides that the obligation of the underwriters to purchase all of the Units being offered to the public is subject to specific conditions, including the absence of any material adverse change in our business or in the financial markets and the receipt of certain legal opinions, certificates and letters from us, our counsel and the independent auditors. The underwriting agreement also provides that if an underwriter defaults, the offering may be terminated. Subject to the terms of the underwriting agreement, the underwriters will purchase all of the Units being offered to the public, other than those covered by the over-allotment option described below, if any of these Units are purchased.

The underwriters are offering the Units, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the Representative an option, exercisable one or more times in whole or in part, not later than 45 days after the date of this prospectus, to purchase from us up to an (i) additional 108,696 shares of common stock at a price of $12,775056 per share and/or (ii) additional warrants to purchase 108,696 shares of common stock at a price of $0.009264 per warrant (15% of the shares of common stock and warrants included in the Units sold in this offering), in each case, less the underwriting discounts and commissions set forth on the cover of this prospectus in any combination thereof to cover over-allotments, if any. To the extent that the Representative exercises this option, it will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock and/or warrants as the number of Units to be purchased by it in the above table bears to the total number of Units offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock and/or warrants to the Representative to the extent the option is exercised. If any additional shares of common stock and/or warrants are purchased, the underwriters will offer the additional shares of common stock and/or warrants on the same terms as those on which the other Units are being offered hereunder. If this option is exercised in full, the total offering price to the public will be $11,499,995.40 and the total net proceeds, before expenses and after the credit to the underwriting commissions and corporate finance fee described below, to us will be $10,579,995.77.

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Discounts and Commissions; Expenses

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the Representative of the over-allotment option.

	Per Unit	Total Without Over- Allotment Option	Total With Full Over- Allotment Option
Public offering price	$13.80	$9,999,990.60	$11,499,995.40
Underwriting discount (8%)	$1.104	$799,999,25	$919,999.63
Proceeds, before expenses, to us	$12.696	$9,199,991.35	$10,579,995.77

The underwriters proposes to offer the Units offered by us to the public at the public offering price per Unit set forth on the cover of this prospectus. In addition, the underwriters may offer some of the Units to other securities dealers at such price less a concession of $[_] per Unit. After the initial offering, the public offering price and concession to dealers may be changed.

We have paid an advance of $10,000 to the underwriters, which will be applied against the accountable expenses that will be paid by us to the underwriters in connection with this offering. The underwriting agreement provides that in the event the offering is terminated, the $10,000 expense advance paid to the underwriters will be returned to us to the extent that offering expenses are not actually incurred by the underwriters in accordance with Financial Industry Regulation Authority (“FINRA”) Rule 5110(g)(4)(A).

We have also agreed to reimburse the underwriters for reasonable out-of-pocket expenses not to exceed $100,000 in the aggregate if there is a closing of this offering, or up to $30,000 in the event there is not a closing. We estimate that total expenses payable by us in connection with this offering, other than the underwriting discount and corporate finance fee, will be approximately $400,000.

Discretionary Accounts

The underwriters do not intend to confirm sales of the Units offered hereby to any accounts over which it has discretionary authority.

Indemnification

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Lock-Up Agreements

We and our officers and directors, and shareholders owning 3% or more of our outstanding common stock as of the effective date of the Registration Statement, have agreed, subject to limited exceptions, for a period of six months after the closing of this offering, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of our common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the underwriters. The Representative may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

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Pricing of this Offering

Prior to this offering, there has not been an active market for our common stock and there has been no public market for our Warrants. The public offering price for our Units was determined through negotiations between us and the underwriters. Among the factors considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the public offering price of our Units will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock and warrants will develop and continue after this offering.

Underwriter’s Warrants

We have agreed to issue to the Representative (or its permitted assignees) warrants to purchase up to a total of 36,232 shares of common stock (5% of the shares of common stock included in the Units, excluding the over-allotment, if any). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the period commencing 180 days from the effective date of the registration statement of which this prospectus is a part, and expiring five years from the effective date of the offering, which period is in compliance with FINRA Rule 5110(e). The warrants are exercisable at a per share price equal to $15.18 per share, or 110% of the public offering price per unit in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part. In addition, the warrants provide for certain piggyback registration rights. The piggyback registration rights provided will not be greater than five years from the effective date of the registration statement of which this prospectus is a part in compliance with FINRA Rule 5110(g)(8). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Underwriter’s warrants. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal and Certain Post-Offering Investments

Subject to the closing of this offering and certain conditions set forth in the underwriting agreement, for a period of 18 months after the closing of the offering, the Representative shall have a right of first refusal to act as lead managing underwriter and book-runner and/or placement agent for any and all future public or private equity, equity-linked or debt (excluding commercial bank debt) offerings undertaken during such period by us, or any of our successors or subsidiaries, on terms customary to each of the underwriter. The Representative, in conjunction with us, shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. In addition, we have agreed that in the event any investor previously introduced to us by the Representative in this Offering subsequently provides capital to us in any public or private financing during the 18-month period following the closing of this Offering, we will pay the underwriters a cash fee of 8% of the gross proceeds on any such investments.

Trading; Nasdaq Capital Market Listing

As of March 26, 2021, our common stock was quoted on the OTCQB market under the symbol “OSAT.” We have applied to list our common stock and the Warrants offered in the offering on Nasdaq under the symbols “OSAT” and “OSATW,” respectively. No assurance can be given that our listing application will be approved by Nasdaq.

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Price Stabilization, Short Positions and Penalty Bids

In connection with this offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum.
●	Over-allotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising its over-allotment option and/or purchasing securities in the open market.
●	Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. A naked short position occurs if the underwriters sells more securities than could be covered by the over-allotment option. This position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.
●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of the securities. As a result, the price of our shares of common stock and warrants may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock and warrants. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on the underwriters’ website and any information contained in any other websites maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriter, and should not be relied upon by investors.

Other

From time to time, the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services it has received and, may in the future receive, customary fees. Except for the services provided in connection with this offering and other than as described below, the underwriters have not provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus.

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Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Schiff Hardin LLP and Crone Law Group. Harter Secrest & Emery LLP is acting as counsel for the underwriters in this offering.

EXPERTS

The consolidated financial statements of Orbsat Corp as of December 31, 2020 and 2019, have been included herein in reliance on the report of RBSM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the Units offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. All filings we make with the SEC are available on the SEC’s web site at www.sec.gov.

We are a reporting company and file annual, quarterly and special reports, and other information with the SEC. These periodic reports, proxy statements and other information are available on the website of the SEC referred to above. We maintain a website at www.orbsat.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge or at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We have not incorporated by reference into this prospectus the information contained in, or that can be accessed through, our website, and you should not consider it to be a part of this prospectus.

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ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

74

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Orbsat Corp and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Orbsat Corp & Subsidiaries (the Company) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial positions of the Company as of December 31, 2020 and 2019, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and had an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Update No. 2016-02, Leases.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters:

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements, and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

We did not identify any critical audit matters during the course of our audit for the year ended December 31, 2020.

/s/ RBSM LLP

We have served as the Company’s auditor since 2014.

New York, NY
March 22, 2021

F-1

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
ASSETS
Current Assets
Cash	$728,762	$75,362
Accounts receivable, net	177,031	244,353
Inventory	361,422	366,298
Unbilled revenue	75,556	76,051
Prepaid expenses	1,784	18,596
Other current assets	27,912	96,786
Total Current Assets	1,372,467	877,446

Property and equipment, net	1,106,164	1,341,187
Right-of-use assets, net	55,606	83,679
Intangible assets, net	100,000	125,000

Total Assets	$2,634,237	$2,427,312

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,052,603	$1,164,217
Contract liabilities	36,704	41,207
Note payable – current portion	121,848	-
Note payable Coronavirus loans– current portion	41,831	-
Due to related party	102,060	51,071
Line of credit	-	24,483
Operating lease liabilities - current	30,125	29,237
Provision for income taxes	18,957	21,856
Liabilities of discontinued operations	112,397	112,397
Total Current Liabilities	1,516,525	1,444,468

Long Term Liabilities:
Convertible debt, net of discount, unamortized $1,084,944 and $635,333	209,323	169,667
Notes payable Coronavirus – long term	320,626	121,848
Operating lease liabilities – long term	22,574	51,620
Total Liabilities	2,069,048	1,787,603

Stockholders’ Equity
Preferred stock, $0.0001 par value; 3,333,333 shares authorized	-	-
Common stock, $0.0001 par value; 50,000,000 shares authorized, 4,080,017 shares issued and outstanding as of December 31, 2020, and 121,216 issued and outstanding at December 31, 2019, respectively	408	12
Additional paid-in capital	14,486,166	11,757,027
Accumulated deficit	(13,878,553)	(11,115,178)
Accumulated other comprehensive loss	(42,832)	(2,152)
Total Stockholders’ Equity	565,189	639,709

Total Liabilities and Stockholders’ Equity	$2,634,237	$2,427,312

See accompanying notes to consolidated financial statements.

F-2

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Years Ended December 31,
	2020	2019

Net sales	$5,689,796	$5,869,558
Cost of sales	4,464,476	4,646,180

Gross profit	1,225,320	1,223,378

Operating expenses:
Selling, general and administrative	694,361	761,237
Salaries, wages and payroll taxes	769,391	732,498
Stock-based compensation	830,900	-
Professional fees	669,622	565,643
Depreciation and amortization	294,926	275,328
Total operating expenses	3,259,200	2,334,706

Loss from other expenses and income taxes	(2,033,880)	(1,111,328)

Other (income) expense:
Interest earned	(115)	(1,616)
Interest expense	1,022,024	293,495
Foreign currency exchange rate variance	2,447	40,802
Gain on debt extinguishment	(269,261)	(134,677)
Change in fair value of derivative instruments, net	-	69,677
Other income	(32,165)	-
Other expenses	6,565	-
Total other expense	729,495	267,681

Loss before provision for income taxes	(2,763,375)	(1,379,009)

Provision for income taxes	-	747

Net loss	(2,763,375)	(1,379,756)

Comprehensive loss:
Net loss	(2,763,375)	(1,379,756)
Foreign currency translation adjustments	(40,680)	4,020
Comprehensive loss	$(2,804,055)	$(1,375,736)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS
Weighted number of common shares outstanding – basic & diluted	1,339,537	106,175
Basic and diluted net (loss) per share	$(2.06)	$(13.00)

See accompanying notes to consolidated financial statements.

F-3

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE TWO YEARS ENDED DECEMBER 31, 2020

	Preferred Stock - Series A			Preferred Stock - Series B		Preferred Stock – Series C
	$0.0001 Par Value			$0.0001 Par Value		$0.0001 Par Value
	Shares	Amount		Shares	Amount	Shares	Amount
Balance January 1, 2019		$		222	$-	127,578	$12

Beneficial conversion feature of convertible debt	-		-	-	-	-	-
Preferred shares converted to note payable	-		-	(222)	-	(123,526)	(12)
Preferred shares converted to common	-		-	-	-	(4,052)	-
Exercise of options to common	-		-	-	-	-	-
Comprehensive income	-		-	-	-	-	-
Net loss	-		-	-	-	-	-

Balance, December 31, 2019	-		$-	-	$-	-	$-

Issuance common stock from convertible debt	-		-	-	-	-	-
Beneficial conversion feature of convertible debt	-		-	-	-	-	-
Issuance common stock for options exercised	-		-	-	-	-	-
Fair value of options granted	-		-	-	-	-	-
Stock based compensation
Comprehensive loss
Net loss	-		-	-	-	-	-
Balance, December 31, 2020	-		$-	-	$-	-	$-

See accompanying notes to consolidated financial statements.

F-4

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE TWO YEARS ENDED DECEMBER 31, 2020

	Preferred Stock - Series D		Preferred Stock - Series E		Preferred Stock - Series F
	$0.0001 Par Value		$0.0001 Par Value		$0.0001 Par Value
	Shares	Amount	Shares	Amount	Shares	Amount

Balance, January 1, 2019	192,807	$19	344,947	$34	23,333	$2

Beneficial conversion feature of convertible debt	-	-	-	-	-	-
Preferred shares converted to note payable	(147,577)	(15)	-	-	(23,333)	(2)
Preferred shares converted to common	(45,230)	(4)	(344,947)	(34)	-	-
Exercise of options to common	-	-	-	-	-	-
Comprehensive income	-	-	-	-	-	-
Net loss	-	-	-	-	-	-

Balance, December 31, 2019	-	$-	-	$-	-	$-

Issuance common stock from convertible debt	-	-	-	-	-	-
Beneficial conversion feature of convertible debt	-	-	-	-	-	-
Issuance common stock for options exercised	-	-	-	-	-	-
Fair value of options granted	-	-	-	-	-	-
Stock based compensation	-	-	-	-	-	-
Comprehensive loss	-	-	-	-	-	-
Net loss	-	-	-	-	-	-

Balance, December 31, 2020	-	$-	-	$-	-	$-

See accompanying notes to consolidated financial statements.

F-5

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE TWO YEARS ENDED DECEMBER 31, 2019

	Preferred Stock - Series G		Preferred Stock - Series H		Preferred Stock - Series I
	$0.0001 Par Value		$0.0001 Par Value		$0.0001 Par Value
	Shares	Amount	Shares	Amount	Shares	Amount
Balance January 1, 2019	346,840	$35	916	$-	3,274	$-

Beneficial conversion feature of convertible debt	-	-	-	-	-	-
Preferred shares converted to note payable	(346,840)	(35)	(916)	-	(3,274)	-
Preferred shares converted to common	-	-	-	-	-	-
Exercise of options to common	-	-	-	-	-	-
Comprehensive income	-	-	-	-	-	-
Net loss	-	-	-	-	-	-

Balance, December 31, 2019	-	$-	-	$-	-	$-

Issuance common stock from convertible debt	-	-	-	-	-	-
Beneficial conversion feature of convertible debt	-	-	-	-	-	-
Issuance common stock for options exercised	-	-	-	-	-	-
Fair value of options granted	-	-	-	-	-	-
Comprehensive loss	-	-	-	-	-	-
Net loss	-	-	-	-	-	-

Balance, December 31, 2020	-	$-	-	$-	-	$-

See accompanying notes to consolidated financial statements.

F-6

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE TWO YEARS ENDED DECEMBER 31, 2020

	Preferred Stock - Series J		Preferred Stock - Series K		Preferred Stock - Series L
	$0.0001 Par Value		$0.0001 Par Value		$0.0001 Par Value
	Shares	Amount	Shares	Amount	Shares	Amount
Balance January 1, 2019	4,313	$-	77,124	$8	2,000	$-

Beneficial conversion feature of convertible debt	-	-	-	-	-	-
Preferred shares converted to note payable	(4,296)	-	(70,571)	(7)	(2,000)	-
Preferred shares converted to common	(17)	-	(6,553)	(1)	-	-
Comprehensive income	-	-	-	-	-	-
Net loss	-	-	-	-	-	-

Balance, December 31, 2019	-	$-	-	$-	-	$-

Issuance common stock from convertible debt	-	-	-	-	-	-
Beneficial conversion feature of convertible debt	-	-	-	-	-	-
Issuance common stock for options exercised	-	-	-	-	-	-
Fair value of options granted	-	-	-	-	-	-
Stock based compensation	-	-	-	-	-	-
Comprehensive loss	-	-	-	-	-	-
Net loss	-	-	-	-	-	-

Balance, December 31, 2020	-	$-	-	$-	-	$-

See accompanying notes to consolidated financial statements.

F-7

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE TWO YEARS ENDED DECEMBER 31, 2020

	Common Stock		Additional
	$0.0001 Par Value		Paid in	Accumulated
	Shares	Amount	Capital	Deficit

Balance, January 1, 2019	62,435	$6	$11,120,193	$(9,735,422)

Beneficial conversion feature of convertible debt	-	-	805,000	-
Common issued for post-split adjustments	577	-	-	-
Preferred shares converted to note payable	-	-	(168,160)	-
Preferred shares converted to common	36,585	4	(4)	-
Exercise of options to common	21,619	2	(2)	-
Comprehensive income	-	-	-	-
Net loss	-	-	-	(1,379,756)

Balance, December 31, 2019	121,216	$12	$11,757,027	$(11,115,178)

Issuance common stock from convertible debt	3,499,001	350	687,384	-
Beneficial conversion feature of convertible debt	-	-	1,136,901	-
Issuance common stock for options exercised	429,800	43	(43)	-
Fair value of options granted	-	-	830,900	-
Stock based compensation	30,000	3	73,997	-
Comprehensive loss	-	-	-	-
Net loss	-	-	-	(2,763,375)

Balance, December 31, 2020	4,080,017	$408	$14,486,166	$(13,878,553)

See accompanying notes to consolidated financial statements.

F-8

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE TWO YEARS ENDED DECEMBER 31, 2020

	Comprehensive	Stockholders’
	Income (Loss)	Equity

Balance January 1, 2019	$(6,172)	$1,378,715

Beneficial conversion feature of convertible debt	-	805,000
Preferred shares converted to note payable	-	(168,270)
Preferred shares converted to common	-	-
Exercise of options to common	-	-
Comprehensive income	4,020	4,020
Net loss	-	(1,379,756)

Balance, December 31, 2019	$(2,152)	$639,709

Issuance common stock from convertible debt	-	687,734
Beneficial conversion feature of convertible debt	-	1,136,901
Issuance common stock for options exercised	-	-
Fair value of options granted	-	830,900
Stock based compensation	-	74,000
Comprehensive loss	(40,680)	(40,680)
Net loss	-	(2,763,375)

Balance, December 31, 2020	$(42,832)	$565,189

See accompanying notes to consolidated financial statements

F-9

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Years Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,763,375)		$(1,379,756)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation expense	269,926		250,328
Amortization of intangible asset	25,000		25,000
Amortization of right of use asset	28,073		9,552
Impairment of other asset	-		50,000
Amortization of convertible debt, net	956,554		257,445
Stock based compensation	74,000		-
Change in fair value of derivative liabilities	-		69,677
Gain on debt extinguishment	(269,261)		(134,677)
Fair value of options granted	830,900		-
Convertible debt issued for services	-		113,000
Changes in operating assets and liabilities:
Accounts receivable	67,322		(73,827)
Inventory	4,876		(97,274)
Unbilled revenue	495		11,029
Prepaid expense	16,812		(16,670)
Other current assets	68,874		(53,073)
Operating lease liabilities	(28,158)		(12,374)
Accounts payable and accrued liabilities	(111,616)		289,751
Provision for income taxes	(2,899)		11,160
Contract liabilities	(4,503)		21,506
Net cash used in operating activities	(836,980)		(659,203)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(34,903)		(70,194)
Net cash used in investing activities	(34,903)		(70,194)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (repayments to) related party, net	50,989		12,044
Proceeds from (repayments to) note payable Coronavirus loans	362,457		(46,422)
Proceeds of convertible debt	1,177,000		757,000
Repayments to convertible notes payable	-		(87,778)
(Repayments to) proceeds from line of credit	(24,483)		24,483
Net cash provided by financing activities	1,565,963		659,327

Effect of exchange rate on cash	(40,680)		2,544

Net increase in cash	653,400		(67,526)
Cash beginning of year	75,362		142,888
Cash end of year	$728,762		$75,362

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for
Interest	$-		$20,270
Income tax	$-		$-
NON-CASH FINANCING AND INVESTING ACTIVITIES DURING THE YEAR
Beneficial conversion feature on convertible debt	$1,136,901		$805,000
Issuance common stock from convertible debt	$687,734	$
Long term debt issued in exchange for preferred stock	$-		$168,270
Obtaining right of use asset for lease liability	$-		$86,377

See accompanying notes to consolidated financial statements

F-10

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Description of Business

Orbsat Corp (the “Company”) was formerly Great West Resources, Inc., a Nevada corporation. The Company is a provider of satellite-based hardware, airtime and related services both in the United States and internationally. The Company’s principal focus is on growing the Company’s existing satellite-based hardware, airtime and related services business line and developing the Company’s own tracking devices for use by retail customers worldwide.

The Company was originally incorporated in 1997 in Florida. On April 21, 2010, the Company merged with and into a wholly-owned subsidiary for the purpose of changing its state of incorporation to Delaware, effecting a 2:1 forward split of its common stock, and changing its name to EClips Media Technologies, Inc. On April 25, 2011, the Company changed its name to Silver Horn Mining Ltd. pursuant to a merger with a wholly-owned subsidiary.

A wholly-owned subsidiary, Orbital Satcom Corp. (“Orbital Satcom”), a Nevada corporation was formed on November 14, 2014.

On March 28, 2014, the Company merged with and into a wholly-owned subsidiary of the Company (“Great West”) solely for the purpose of changing its state of incorporation to Nevada from Delaware (the “Reincorporation”), effecting a 1:150 reverse split of its common stock, and changing its name to Great West Resources, Inc. in connection with the plans to enter into the business of potash mining and exploration. During late 2014, the Company abandoned its efforts to enter the potash mining and exploration business. All references in the audited consolidated financial statements and notes thereto have been retroactively restated to reflect the reverse stock split of 1:150.

On the effective date of the Merger:

(a) Each share of the Company’s Common Stock issued and outstanding immediately prior to the effective date changed and converted into 1/150th fully paid and non-assessable shares of Great West Common Stock;

(b) Each share of the Company’s Series A Preferred Stock issued and outstanding immediately prior to the effective date changed and converted into 1/150th fully paid and non-assessable shares of the Great West Series A Preferred Stock;

(c) Each share of the Company’s Series D Preferred Stock issued and outstanding immediately prior to the effective date changed and converted into 1/150th fully paid and non-assessable shares of the Great West Series B Preferred Stock;

(d) All options to purchase shares of the Company’s Common Stock issued and outstanding immediately prior to the effective date changed and converted into equivalent options to purchase 1/150th of a share of Great West Common Stock at an exercise price of $0.0001 per share;

(e) All warrants to purchase shares of the Company’s Common Stock issued and outstanding immediately prior to the effective date changed and converted into equivalent warrants to purchase 1/150th of a share of Great West Common Stock at 150 times the exercise price of such converted warrants; and

(f) Each share of Great West Common Stock issued and outstanding immediately prior to the Effective Date were canceled and returned to the status of authorized but unissued Great West Common Stock.

Global Telesat Communications Limited (“GTCL”) was formed under the laws of England and Wales in 2008. On February 19, 2015, the Company entered into a share exchange agreement with GTCL and all of the holders of the outstanding equity of GTCL pursuant to which GTCL became a wholly-owned subsidiary of the Company.

F-11

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For accounting purposes, this transaction was accounted for as a reverse acquisition and has been treated as a recapitalization of the Company with GTCL considered the accounting acquirer, and the financial statements of the accounting acquirer became the financial statements of the registrant. The completion of the Share Exchange resulted in a change of control. The Share Exchange was accounted for as a reverse acquisition and re-capitalization. The GTCL shareholders obtained approximately 39% of voting control on the date of Share Exchange. GTCL was the acquirer for financial reporting purposes and the Company was the acquired company. The consolidated financial statements after the acquisition include the balance sheets of both companies at historical cost, the historical results of GTCL and the results of the Company from the acquisition date. All share and per share information in the accompanying consolidated financial statements and footnotes has been retroactively restated to reflect the recapitalization. See Note 13 - Stockholders Equity.

On August 19, 2019, we effected a reverse split in 1-for-15 ratio as applied to our common stock and preferred stock, as well as the number of authorized shares for both classes. As of December 31, 2020, we had 4,080,017 shares issued and outstanding post-split. All share and per share, information in the accompanying consolidated financial statements and footnotes has been retroactively restated to reflect the most recently completed reverse split. See Note 13 - Stockholders Equity.

Discontinued Operations

The Company’s former operations were developing and manufacturing products and services, which reduce fuel costs, save power and energy and protect the environment. The products and services were made available for sale into markets in the public and private sectors. In December 2009, the Company discontinued these operations and disposed of certain of its subsidiaries, and prior periods have been restated in the Company’s consolidated financial statements and related footnotes to conform to this presentation.

The remaining liabilities for discontinued operations are presented in the consolidated balance sheets under the caption “Liabilities of discontinued operation” and relates to the discontinued operations of developing and manufacturing of energy saving and fuel-efficient products and services. The carrying amounts of the major classes of these liabilities as of December 31, 2020 and 2019 are summarized as follows:

	December 31, 2020	December 31, 2019
Assets of discontinued operations	$-	$-
Liabilities
Accounts payables and accrued expenses	$(112,397)	$(112,397)
Liabilities of discontinued operations	$(112,397)	$(112,397)

Basis of Presentation and Principles of Consolidation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The consolidated financial statements of the Company include the Company and its wholly-owned subsidiaries, Orbital Satcom Corp. and Global Telesat Communications Ltd. All material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition, and revenues and expenses for the years then ended. Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the assumptions used to calculate stock-based compensation, derivative liabilities and common stock issued for services.

F-12

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents. The Company places its cash with a high credit quality financial institution. The Company’s account at this institution is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

Accounts receivable and allowance for doubtful accounts

The Company has a policy of reserving for questionable accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Account balances deemed to be uncollectible are offset against sales and relieved from accounts receivable, after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2020, and 2019, there is an allowance for doubtful accounts of $15,596 and $3,187, respectively.

Inventories

Inventories are valued at the lower of cost or net realizable value, using the first-in first-out cost method. The Company assesses the valuation of its inventories and reduces the carrying value of those inventories that are obsolete or in excess of the Company’s forecasted usage to their estimated net realizable value. The Company estimates the net realizable value of such inventories based on analysis and assumptions including, but not limited to, historical usage, expected future demand and market requirements. A change to the carrying value of inventories is recorded to cost of goods sold.

Prepaid expenses

Prepaid expenses amounted to $1,784 and $18,596 at December 31, 2020 and 2019, respectively. Prepaid expenses include prepayments in cash for accounting fees, prepayments in equity instruments and license fees which are being amortized over the terms of their respective agreements and product costs associated with deferred revenue. The current portion consists of costs paid for future services which will occur within a year.

Foreign Currency Translation

The Company’s reporting currency is U.S. Dollars. The accounts of one of the Company’s subsidiaries, GTCL, is maintained using the appropriate local currency, Great British Pound, as the functional currency. All assets and liabilities are translated into U.S. Dollars at balance sheet date, shareholders’ equity is translated at historical rates and revenue and expense accounts are translated at the average exchange rate for the year or the reporting period. The translation adjustments are reported as a separate component of stockholders’ equity, captioned as accumulated other comprehensive (loss) gain. Transaction gains and losses arising from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the statements of operations.

The relevant translation rates are as follows: for the year ended December 31, 2020 closing rate at 1.3665 US$: GBP, yearly average rate at 1.286618 US$: GBP, for the year ended December 31, 2019 closing rate at 1.3262 US$: GBP, yearly average rate at 1.276933 US$: GBP.

F-13

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revenue Recognition and Unearned Revenue

The Company recognizes revenue from satellite services when earned, as services are rendered or delivered to customers. Equipment sales revenue is recognized when the equipment is delivered to and accepted by the customer. Only equipment sales are subject to warranty. Historically, the Company has not incurred significant expenses for warranties. Equipment sales which have been prepaid, before the goods are shipped are recorded as contract liabilities and once shipped is recognized as revenue. The Company also records as contract liabilities, certain annual plans for airtime, which are paid in advance. Once airtime services are incurred, they are recognized as revenue. Unbilled revenue is recognized for airtime plans whereby the customer is invoiced for its data usage the following month after services are incurred.

The Company’s customers generally purchase a combination of our products and services as part of a multiple element arrangement. The Company’s assessment of which revenue recognition guidance is appropriate to account for each element in an arrangement can involve significant judgment. This assessment has a significant impact on the amount and timing of revenue recognition.

The Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) we satisfy a performance obligation. The five-step model is applied to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services transferred to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract and determine those that are performance obligations and assess whether each promised good or service is distinct. We then recognize revenue in the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

In accordance with ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedient, which is to (1) clarify the objective of the collectability criterion for applying paragraph 606-10-25-7; (2) permit an entity to exclude amounts collected from customers for all sales (and other similar) taxes from the transaction price; (3) specify that the measurement date for noncash consideration is contract inception; (4) provide a practical expedient that permits an entity to reflect the aggregate effect of all modifications that occur before the beginning of the earliest period presented when identifying the satisfied and unsatisfied performance obligations, determining the transaction price, and allocating the transaction price to the satisfied and unsatisfied performance obligations; (5) clarify that a completed contract for purposes of transition is a contract for which all (or substantially all) of the revenue was recognized under legacy GAAP before the date of initial application, and (6) clarify that an entity that retrospectively applies the guidance in Topic 606 to each prior reporting period is not required to disclose the effect of the accounting change for the period of adoption. The amendments of this ASU are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. There was no impact as a result of adopting this ASU on the financial statements and related disclosures. Based on the terms and conditions of the product arrangements, the Company believes that its products and services can be accounted for separately as its products and services have value to the Company’s customers on a stand-alone basis. When a transaction involves more than one product or service, revenue is allocated to each deliverable based on its relative fair value; otherwise, revenue is recognized as products are delivered or as services are provided over the term of the customer contract.

Contract liabilities is shown separately in the consolidated balance sheets as current liabilities. At December 31, 2020, we had contract liabilities of approximately $36,704. At December 31, 2019, we had contract liabilities of approximately $41,207.

F-14

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cost of Product Sales and Services

Cost of sales consists primarily of materials, airtime and overhead costs incurred internally and amounts incurred to contract manufacturers to produce our products, airtime and other implementation costs incurred to install our products and train customer personnel, and customer service and third-party original equipment manufacturer costs to provide continuing support to our customers. There are certain costs which are deferred and recorded as prepaids, until such revenue is recognized. Refer to revenue recognition above as to what constitutes deferred revenue.

Shipping and handling costs are included as a component of costs of product sales in the Company’s consolidated statements of operations because the Company includes in revenue the related costs that the Company bills its customers.

Intangible assets

Intangible assets include customer contracts purchased and recorded based on the cost to acquire them. These assets are amortized over 10 years. Useful lives of intangible assets are periodically evaluated for reasonableness and the assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may no longer be recoverable.

Goodwill and other intangible assets

In accordance with ASC 350-30-65, “Intangibles - Goodwill and Others”, the Company assesses the impairment of identifiable intangibles whenever events or changes in circumstances indicate that the carrying value may not be recoverable.

Factors the Company considers to be important which could trigger an impairment review include the following:

●	Significant underperformance relative to expected historical or projected future operating results;
●	Significant changes in the manner of use of the acquired assets or the strategy for the overall business; and
●	Significant negative industry or economic trends.

When the Company determines that the carrying value of intangibles may not be recoverable based upon the existence of one or more of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. The Company measures any impairment based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risk inherent in the current business model. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. The Company recorded an impairment charge of $0 and $50,000, during the years ended December 31, 2020 and 2019, respectively.

Property and Equipment

Property and equipment are carried at historical cost less accumulated depreciation. Depreciation is based on the estimated service lives of the depreciable assets and is calculated using the straight-line method. Expenditures that increase the value or productive capacity of assets are capitalized. Fully depreciated assets are retained in the property and equipment, and accumulated depreciation accounts until they are removed from service. When property and equipment are retired, sold or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. Repairs and maintenance are expensed as incurred.

The estimated useful lives of property and equipment are generally as follows:

Years
Office furniture and fixtures	4
Computer equipment	4
Rental equipment	4
Appliques	10
Website development	2

F-15

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation expense for the years ended December 31, 2020 and 2019 was $269,926 and $250,328, respectively.

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not consider it necessary to record any impairment charges during the periods ended December 31, 2020 and December 31, 2019, respectively.

Accounting for Derivative Instruments

Derivatives are required to be recorded on the balance sheet at fair value. These derivatives, including embedded derivatives in the Company’s structured borrowings, are separately valued and accounted for on the Company’s balance sheet. Fair values for exchange traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market-based pricing models incorporating readily observable market data and requiring judgment and estimates.

Conversion feature derivative liability
Balance at January 1, 2019	$-
Derivative liability	65,000
Change in fair value included in earnings	36,925
Balance at March 31, 2019	$101,925
Derivative Liability	(65,000)
Change in fair value included in earnings	(36,925)
Balance at December 31, 2019	$-

The current portion of the convertible notes were accounted for as liabilities at the date of issuance and adjusted to fair value through earnings for the three months ended March 31, 2019. On May 14, 2019 due to the cash repayment any derivative liability recorded was reversed.

The Company did not identify any other assets or liabilities that are required to be presented on the consolidated balance sheets at fair value in accordance with the accounting guidance. The carrying amounts reported in the balance sheet for cash, accounts payable, and accrued expenses approximate their estimated fair market value based on the short-term maturity of the instruments.

Stock Based Compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

F-16

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to ASC Topic 718, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date. Further, ASC Topic 718, provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718, such as the repricing of share options, which would revalue those options and the accounting for the cancellation of an equity award whether a replacement award or other valuable consideration is issued in conjunction with the cancellation. If not, the cancellation is viewed as a replacement and not a modification, with a repurchase price of $0.

Income Taxes

The Company accounts for income taxes pursuant to the provision of ASC 740-10, “Accounting for Income Taxes” (“ASC 740-10”) which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach require the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions.

Tax positions that meet the more likely than not recognition threshold is measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement,” which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open. The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Leases

Effective January 1, 2019, the Company accounts for its leases under ASC 842, Leases. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases, and are recorded on the consolidated balance sheet as both a right of use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset result in straight-line rent expense over the lease term. For finance leases, interest on the lease liability and the amortization of the right of use asset results in front-loaded expense over the lease term. Variable lease expenses are recorded when incurred.

F-17

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In calculating the right of use asset and lease liability, the Company has elected to combine lease and non-lease components. The Company excludes short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election, and recognizes rent expense on a straight-line basis over the lease term.

Research and Development

The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and development costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. On February 19, 2015, the Company issued 444 shares of its common stock, par value $0.0001, at $112.61 per share, or $50,000, to a consultant as compensation for the design and delivery of dual mode gsm/Globalstar Simplex tracking devices and related hardware and intellectual property. For the year ended December 31, 2019, the Company recorded an impairment charge of $50,000 for the above-mentioned other asset, due to the delay in its launch to our existing product lines. For the fiscal years ending December 31, 2020 and December 31, 2019, there were no additional expenditures on research and development.

Accumulated Other Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net income (loss) and all changes to the statements of stockholders’ equity. For the Company, comprehensive loss for the years ended December 31, 2020 and 2019 included net loss and unrealized losses from foreign currency translation adjustments.

Earnings per Common Share

Net income (loss) per common share is calculated in accordance with ASC Topic 260: Earnings per Share (“ASC 260”). Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The computation of diluted net loss per share does not include dilutive common stock equivalents in the weighted average shares outstanding as they would be anti-dilutive. In periods where the Company has a net loss, all dilutive securities are excluded.

The following are dilutive common stock equivalents during the year ended:

	December 31, 2020	December 31, 2019
Convertible preferred stock	-	-
Convertible notes payable (1)	6,227,340	8,050,000
Stock Options	3,000,044	39,044
Stock Warrants	4,000	4,000
Total	9,231,384	8,093,044

(1) 6,227,340 shares of our common stock issuable upon conversion of $1,294,268 of Convertible Notes Payable as of December 31, 2020, not accounting for 4.99% beneficial ownership limitations.

F-18

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 30, 2019, the Company exchanged preferred shares to promissory notes and is treated as extinguishment of preferred shares. In accordance with ASC 260-10-S99, such extinguishment on preferred shares considered as redemptions of preferred shares and the difference between the fair value of the consideration and the carrying amount of the preferred shares will adjust the net income (loss) available to common stockholders in the calculation of earnings per shares. The following are the adjustment to the net income (loss) available to common stockholders during the period ended:

	Year Ended December 31, 2020	Year Ended December 31, 2019
Net loss	$(2,763,375)	$(1,379,756)
Preferred shares redemption adjustment	$-	$201,924
Net loss available to common shareholders	$(2,763,375)	$(1,177,832)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS
Weighted number of common shares outstanding – basic & diluted	1,339,537	106,175
Loss applicable to common shareholders per share	$(2.06)	$(11.09)

Related Party Transactions

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments — Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. The guidance affects the accounting for equity investments, financial liabilities under the fair value option and the presentation and disclosure requirements of financial instruments. The guidance is effective in the first quarter of fiscal 2019. Early adoption is permitted for the accounting guidance on financial liabilities under the fair value option. There was no impact as a result of adopting this ASU on the financial statements and related disclosures.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share, Distinguishing Liabilities from Equity and Derivatives and Hedging, which changes the accounting and earnings per share for certain instruments with down round features. The amendments in this ASU are applied using a cumulative-effect adjustment as of the beginning of the fiscal year or retrospective adjustment to each period presented and is effective for annual periods beginning after December 15, 2018, and interim periods within those periods.

In August 2018, the FASB issued accounting standards update (“ASU”) No. 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The ASU is intended to align the requirements for capitalization of implementation costs incurred in a cloud computing arrangement that is a service contract with the existing guidance for internal-use software. We adopted this ASU on a prospective basis on February 2, 2020. The adoption of this standard did not have a material impact on our Consolidated Financial Statements or related disclosures.

In November 2018, the FASB amended Topic 842, Leases, by issuing ASU No. 2016-02, which requires lessees to recognize leases on-balance sheet and disclose key information about leasing arrangements. Topic 842 with ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The new standard was effective for us on January 1, 2019, however the Company did not have any leases that met the criteria as established above, until July 24, 2019, when the Company entered into a three-year lease for its UK office and warehouse for annual rent of £25,536 or GBP: USD using exchange rate close for liability of 1.3262 or $33,866. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. If an entity chooses the second option, the transition requirements for existing leases also apply to leases entered into between the date of initial application and the effective date. The entity must also recast its comparative period financial statements and provide the disclosures required by the new standard for the comparative periods. Consequently, financial information will not be updated, and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2019.

In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging: Targeted Improvements to Accounting for Hedging Activities. The amendments are intended to better align an entity’s risk management activities and financial reporting for hedging relationships through changes to the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. In addition, this guidance amends and expands disclosure requirements. We adopted this ASU on a prospective basis on February 3, 2019. The adoption of this standard did not have a material impact on our Consolidated Financial Statements.

Accounting Pronouncements Not Yet Adopted

Except as noted below, the Company has considered all recent accounting pronouncements and has concluded that there are no recent accounting pronouncements that may have a material impact on its Consolidated Financial Statements, based on current information.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes. The ASU is intended to enhance and simplify aspects of the income tax accounting guidance in ASC 740 as part of the FASB’s simplification initiative. This guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2020 with early adoption permitted. The Company will adopt this ASU on January 31, 2021 and does not expect there to be a material impact on our Consolidated Financial Statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This guidance provides temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens of the expected market transition from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate. This ASU is applied prospectively and becomes effective immediately upon the transition from LIBOR. The Company’s secured credit facility agreement references LIBOR, which is expected to be discontinued as a result of reference rate reform. The Company expects to adopt the guidance upon transition from LIBOR, but does not believe the adoption will have a material effect on its consolidated financial statements.

At December 31, 2020 and 2019, the Company had aggregated current and long-term operating lease liabilities of $52,699 and $80,857, respectively, and right of use assets of $55,606 and $83,679, respectively.

F-19

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 2 - GOING CONCERN CONSIDERATIONS

The accompanying consolidated financial statements are prepared assuming the Company will continue as a going concern. At December 31, 2020, the Company had an accumulated deficit of $13,878,553, negative working capital of $144,058 and net loss of $2,763,375 during the year ended December 31, 2020. These factors raise substantial doubt about the Company’s ability to continue as a going concern for one year from the issuance of the financial statements. The ability of the Company to continue as a going concern is dependent upon obtaining additional capital and financing. Management intends to attempt to raise additional funds by way of a public or private offering. While the Company believes in the viability of its strategy to raise additional funds, there can be no assurances to that effect. Without additional capital, we will be unable to achieve our business objectives, and may be forced to curtail our operations, reduce headcount, and/or temporarily cease our operations until requisite capital is secured. The consolidated financial statements do not include any adjustments relating to classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – INVENTORIES

At December 31, 2020 and 2019, inventories consisted of the following:

	December 31, 2020	December 31, 2019
Finished goods	$361,422	$366,298

Less reserve for obsolete inventory	-	-
Total	$361,422	$366,298

For the years ended December 31, 2020 and 2019, the Company did not make any change for reserve for obsolete inventory.

NOTE 4 – PREPAID EXPENSES

Prepaid expenses amounted to $1,784 and $18,596 at December 31, 2020 and 2019, respectively. Prepaid expenses include prepayments in cash for accounting fees, prepayments in equity instruments, which are being amortized over the terms of their respective agreements, as well as cost associated with certain contract liabilities. The current portion consists of costs paid for future services which will occur within a year.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31, 2020	December 31, 2019
Office furniture and fixtures	$6,470	$10,066
Computer equipment	33,361	47,646
Rental equipment	48,187	75,470
Appliques	2,160,096	2,160,096
Website development	69,149	36,279

Less accumulated depreciation	(1,211,099)	(988,370)

Total	$1,106,164	$1,341,187

Depreciation expense was $269,926 and $250,328 for the year ended December 31, 2020 and 2019, respectively.

F-20

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – INTANGIBLE ASSETS

On December 10, 2014, the Company entered the satellite voice and data equipment sales and service business through the purchase of certain contracts from Global Telesat Corp., (“GTC”). These contracts permit the Company to utilize the Globalstar, Inc. and Globalstar LLC (collectively, “Globalstar”) mobile satellite voice and data network. The purchase price for the contracts of $250,000 was paid by the Company under an asset purchase agreement by and among the Company, its wholly-owned subsidiary Orbital Satcom, GTC and World Surveillance Group, Inc.

Included in the purchased assets are: (i) the rights and benefits granted to GTC under each of the Globalstar Contracts, subject to certain exclusions, (ii) account and online access to the Globalstar Cody Simplex activation system, (iii) GTC’s existing customers who are serviced pursuant to the Globalstar Contracts (only as to their business directly and exclusively related to the Globalstar Contracts), and (iv) all of GTC’s rights and benefits directly and exclusively related to the Globalstar Contracts.

Amortization of customer contracts are included in depreciation and amortization. For the year ended December 31, 2020, the Company amortized $25,000. Future amortization of intangible assets is as follows:

2021	$25,000
2022	25,000
2023	25,000
2024	25,000
Total	$100,000

On February 19, 2015, the Company issued 444 of its common stock, par value $0.0001, at $112.61 per share, or $50,000, to a consultant as compensation for the design and delivery of dual mode gsm/Globalstar Simplex tracking devices and related hardware and intellectual property. The design is in need of further enhancements, before the Company can include it in its existing product lines. Upon receipt of sufficient additional capital, the Company intends to complete the launch of its new tracking design. The Company has recorded an impairment of $50,000, in relation to this other asset, as it has not received funding to date to launch the design.

NOTE 7 - ACCOUNTS PAYABLE AND ACCRUED OTHER LIABILITIES

Accounts payable and accrued other liabilities consisted of the following:

	December 31, 2020	December 31, 2019
Accounts payable	$747,476	$901,244
Rental deposits	10,761	14,381
Customer deposits payable	53,570	46,089
Accrued wages & payroll liabilities	1,913	1,965
Property tax payable	-	2,770
VAT liability & sales tax payable	50,453	64,051
Pre-merger accrued other liabilities	65,948	65,948
Accrued interest	99,982	35,462
Accrued other liabilities	22,500	32,307
Total	$1,052,603	$1,164,217

F-21

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – LINE OF CREDIT

On October 9, 2019, Orbital Satcom Corp., entered into a short-term loan agreement for $29,000, with Amazon. The one-year term loan is paid monthly, has an interest rate of 9.72%, with late payment penalty interest of 11.72%. For the years ended December 31, 2020 and 2019, the Company recorded interest expense of $952 and $574, respectively. The short-term line of credit balance as of December 31, 2020 and 2019, was $0 and $24,483.

NOTE 9 – NOTE EXCHANGE AGREEMENT

On April 30, 2019, the Company entered into a Shares for Note Exchange Agreement (each, an “Agreement” and collectively, the “Agreements”) with certain holders of the Company’s preferred stock (the “Converting Stockholders”). Pursuant to the terms of the Agreements, the Company agreed to exchange the preferred shares held by the respective Converting Stockholders for promissory notes as follows:

Series of Preferred Stock	No. of Converting Holders of Preferred Stock	Aggregate No. of Shares Held by Converting Stockholders	Aggregate Principal Amount of Notes into which Shares Converted
B	1	222	$11
C	1	123,526	$12,353
D	3	147,577	$29,516
E	—	—	$—
F	1	23,333	$233
G	2	346,840	$3,468
H	3	916	$916
I	3	3,241	$3,241
J	5	4,296	$42,961
K	7	70,571	$70,571
L	3	1,333	$5,000
	TOTAL:	721,855	$168,270

In exchange for the above-referenced shares of preferred stock, the Company issued a promissory note (each, a “Note” and collectively, the “Notes”) to each of the Converting Stockholders on April 30, 2019. Each Note bears interest at a rate of 6% per annum and is due on the second anniversary of the issuance date. Interest accrues on a simple interest, non-compounded basis and will be added to the principal amount on the maturity date. In the event that any amount due under a Note is not paid as and when due, such amounts will accrue interest at the rate of 12% per year, simple interest, non-compounding, until paid. The Company may prepay the Notes at any time.

For the years ended December 31, 2020 and 2019, the Company repaid $0 and $46,422 of the notes, leaving a balance of $121,848 as long-term notes payable. For the years ended December 31, 2020 and 2019, the Company recorded interest in relation to the note of $4,907 and $4,907, respectively.

NOTE 10 – CONVERTIBLE NOTES PAYABLE

Convertible Notes Payable – current portion

On January 14, 2019, under the terms of a Securities Purchase Agreement, we issued a Convertible Promissory Note in the amount of $65,000 (the “Note”) to Power Up Lending Group Ltd. (“Power Up”). The Note bears interest at a rate of twelve percent (12%) per year and is due one (1) year from the date of issue. Beginning 180 days from the issue date, the Note is convertible into our common stock at a price equal to 61% of the Market Price, which is defined as the lowest trading price for our common stock during the 15 trading days prior to the conversion notice. Conversions under the Note are limited such that the holder may not convert the Note to the extent that the number of shares of common stock issuable upon the conversion would result in beneficial ownership by the holder and its affiliates of more than 4.99% of our outstanding shares of common stock. In the event of any default, the Note will bear interest at a rate of 22% per year. The Note may be pre-paid at a premium for the first 150 days after issue, with the pre-payment amount ranging from 115% of the balance to 140% of the balance. After 150 days from issue, pre-payment of the Note is not allowed. On May 14, 2019, the Company repaid the convertible note payable, an aggregate of $87,778, representing principal of $65,000, prepayment penalty of $20,257 and accrued interest of $2,522. The Company has paid the debenture in cash and not converted the note to its common stock, any note amortization and derivative liabilities have been reversed. The interest and the prepayment penalty are reflected on the statement of operations as interest expense.

F-22

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2020 and 2019, outstanding balance of the current portion of convertible notes payable was $0. For the years ended December 31, 2020 and 2019, we recorded interest expense in relation to this note payable of $0 and $87,778, which includes a $20,257 pre-payment penalty.

Convertible notes payable – long term

On May 14, 2019 (the “Issue Date”), the Company entered into a Note Purchase Agreement (the “NPA”) by and among the Company and the lenders set forth on the lender schedule to the NPA (the “Lenders”), as amended by that certain Amendment to Note Purchase Agreement (the “Amendment,” and, together with the NPA, the “Agreement”) by and among the Company and the Lenders. In total, pursuant to the Agreement, the Company issued an aggregate principal amount of $805,000 of its convertible promissory notes (the “Notes”).

The Notes bear interest at a rate of 6% per annum, simple interest, and mature on the third anniversary of the Issue Date (the “Maturity Date”), to the extent that the Notes and the principal amounts and any interest accrued thereunder (the “Indebtedness”) have not been converted into shares of common stock of the Company. Interest on the Notes will accrue on a simple interest, non-compounded basis and will be added to the principal amounts on the Maturity Date or such earlier date as may be due upon an Event of Default (as defined below), at which time all Indebtedness will be due and payable, unless earlier converted into Conversion Shares (as defined below). In the event that any amount due under the Notes is not paid as and when due, such amounts will accrue interest at the rate of 12% per year, simple interest, non-compounding, until paid. The Company may not pre-pay or redeem the Notes other than as required by the Agreement. The Notes are general, unsecured obligations of the Company. The proceeds of the Notes will be used to repay certain outstanding indebtedness of the Company and for general corporate purposes. For the years ended December 31, 2020 and 2019, the Company recorded simple interest expense of $41,597 and $30,568, respectively.

The holders of the Notes (the “Holders”) have an optional right of conversion. A Holder may elect to convert its Note, and all of the Indebtedness outstanding as of such time, into the number of fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) as determined by dividing the Indebtedness by $0.10, subject to certain adjustments, but excluding adjustment for a reserve stock split of no more than 1:20 contemplated by the Company at the Issue Date. The optional right of conversion is subject to a beneficial ownership limitation of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion.

The Agreement contains customary representations and warranties and customary affirmative and negative covenants. These covenants include, among other things, certain limitations on the ability of the Company to: (i) pay dividends on its capital stock; (ii) make distributions in respect of its capital stock; (iii) acquire shares of capital stock; and, (iv) sell, lease or dispose of assets. Pursuant to the Agreement, the Holders are granted demand registration rights and pre-emptive rights as set forth in the Agreement. The Agreement includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) non-compliance with covenants thereunder, (iii) bankruptcy or insolvency (each, an “Event of Default”). Upon the occurrence of an Event of Default, a majority of the Holders may accelerate the maturity of the Indebtedness.

On June 15, 2020, the Company and the holders of the majority convertible promissory notes sold by the Company in the May 2019 private offering agreed to amend certain terms and provisions of the Note Purchase Agreement dated as of May 13, 2019 (the “NPA”) and related convertible promissory notes (the “2019 Notes”) consistent with the terms of such instruments as follows:

1.	to amend Section 2 of the 2019 Notes to allow the Company to pre-pay or redeem such 2019 Notes, with mutual consent of the parties to the 2019 Notes;

2.	to amend Section 3(a) of the 2019 Notes to change the “Conversion Price” from $0.10 per share to $0.20 per share;

3.	to amend Section 4 the beneficial ownership limitation upon conversion of the 2019 Notes from 4.99% to 9.99%;

4.	to amend Section 6.1 of the NPA to add “Most Favored Nation” provision such that for a period beginning on the closing date and ending two years thereafter, if the Company issues any common stock or securities convertible into or exercisable for shares of common stock or modify any of the foregoing which may be outstanding to any person or entity at a price per share or conversion or exercise price per share which shall be less than $0.20 per share, the “Lower Price Issuance”, then the Company will issue such additional units such that the subscriber/lender, will hold that number of units in total had subscriber/lender purchased the units with the purchase price equal to the lower price issuance common stock issued or issuable by the Company, notwithstanding anything herein or in any other agreement to the contrary, the Company should only be required to make a single adjustment with respect to any lower price issuance regardless of the existence of multiple bases;

F-23

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	Section 6.2(b) of the NPA to waive a negative covenant to allow the Company to issue up to 100,000 shares of its common stock as compensation for services to various service providers, consultants, etc.; and

6.	Section 6.2(c) of the NPA to waive a negative covenant to allow the Company to put into place an employee stock option plan, or a similar plan, to grant equity in the Company to its officers, directors and employees.

In comparison to the fair market value of the common stock on May 14, 2019, and the fixed effective conversion rate of $0.10 per common share, the lesser amount of the conversion feature or debt was $805,000 and presented a beneficial conversion feature. Thus, the Company recorded a discount on the debt of $805,000 with a corresponding increase to additional paid in capital. For the year ended December 31, 2019, we amortized $169,668 discount on the debt to interest expense, resulting in a balance of unamortized discount notes payable of $635,333.

On June 15, 2020, the change in conversion price from $0.10 to $0.20, resulted in a difference in the carrying value of the balance of the note payable. Under ASC 470-50-40-13, if it is determined that the original and new debt instruments are substantially different, the new debt instrument shall be initially recorded at fair value, and that amount shall be used to determine the debt extinguishment gain or loss to be recognized and the effective rate of the new instrument. The original debt had a carrying value of $269,262 as of June 15, 2020, the fair value of the amended debt was $0 ($792,932 principle netted with the $792,392 note payable discount), which resulted a gain from the extinguishment of debt $269,262. The Company recorded an additional beneficial conversion feature of the amended note of $17,041. For the year ended December 31, 2020, the Company amortized the discount on the debt, to interest expense of $538,087, resulting in a balance of unamortized discount notes payable of $329,683.

On August 21, 2020, the Company entered into a Note Purchase Agreement (the “NPA2”) by and among the Company and certain lenders set forth on the lender schedule to the NPA2 (the “Lenders”). Pursuant to the terms of the NPA2, the Company sold an aggregate principal amount of $933,000 of its convertible promissory notes (the “August Notes”). The August Notes are general, unsecured obligations of the Company and bear simple interest at a rate of 6% per annum, and mature on the third anniversary of the date of issuance (the “Maturity Date”), to the extent that the August Notes and the principal amounts and any interest accrued thereunder have not been converted into shares of the Company’s common stock. In the event that any amount due under the August Notes is not paid as and when due, such amounts will accrue interest at the rate of 12% per year, simple interest, non-compounding, until paid. The Company may not pre-pay or redeem the August Notes other than as required by the Agreement. The August Note holders have an optional right of conversion such that a Noteholder may elect to convert his August Note, in whole or in part, outstanding as of such time, into the number of fully paid and non-assessable shares of the Company’s common stock as determined by dividing the outstanding indebtedness by $0.20, subject to certain adjustments. This optional right of conversion is subject to a beneficial ownership limitation of 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the share issuance upon conversion. The holders of the August Notes are granted demand registration rights and pre-emptive rights. In addition, the NPA2 includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) non-compliance with covenants thereunder, (iii) bankruptcy or insolvency. Upon the occurrence of an event of default, a majority of the Holders may accelerate the maturity of the Indebtedness. The closing of this offering took place on August 21, 2020.

In comparison to the fair market value of the common stock on August 21, 2020, and the fixed effective conversion rate of $0.20 per common share, the lesser amount of the conversion feature or debt was $898,918 and presented a beneficial conversion feature. Thus, the Company recorded a discount on the debt of $898,918 with a corresponding increase to additional paid in capital. For the year ended December 31, 2020, the Company amortized the discount on the debt, to interest expense of $381,640, resulting in a balance of unamortized discount notes payable of $517,278. For the years ended December 31, 2020 and 2019, the Company recorded simple interest expense of $14,361 and $0 respectively.

On December 1, 2020, the Company entered into a Note Purchase Agreement (the “NPA3”) by and among the Company and certain lenders set forth on the lender schedule to the NPA3 (the “Lenders”). Pursuant to the terms of the NPA3, the Company sold an aggregate principal amount of $244,000 of its convertible promissory notes (the “December Notes”). The December Notes are general, unsecured obligations of the Company and bear simple interest at a rate of 6% per annum, and mature on the third anniversary of the date of issuance (the “Maturity Date”), to the extent that the December Notes and the principal amounts and any interest accrued thereunder have not been converted into shares of the Company’s common stock. In the event that any amount due under the December Notes is not paid as and when due, such amounts will accrue interest at the rate of 12% per year, simple interest, non-compounding, until paid. The Company may not pre-pay or redeem the December Notes other than as required by the Agreement. The December Note holders have an optional right of conversion such that a Noteholder may elect to convert his December Note, in whole or in part, outstanding as of such time, into the number of fully paid and non-assessable shares of the Company’s common stock as determined by dividing the outstanding indebtedness by $0.25, subject to certain adjustments. This optional right of conversion is subject to a beneficial ownership limitation of 9.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the share issuance upon conversion. The holders of the December Notes are granted demand registration rights and pre-emptive rights. In addition, the NPA3 includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) non-compliance with covenants thereunder, (iii) bankruptcy or insolvency. Upon the occurrence of an event of default, a majority of the Holders may accelerate the maturity of the Indebtedness.

F-24

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In comparison to the fair market value of the common stock on December 1, 2020, and the fixed effective conversion rate of $0.25 per common share, the lesser amount of the conversion feature or debt was $237,983 and presented a beneficial conversion feature. Thus, the Company recorded a discount on the debt of $237,983 with a corresponding increase to additional paid in capital, resulting in a balance of unamortized discount notes payable of $237,983. For the years ended December 31, 2020 and 2019, the Company recorded simple interest expense of $1,083 and $0 respectively.

For the year ended December 31, 2020, the Holders converted a total of $687,734 of the convertible debt to 3,499,001 shares of common shares, 134,113 of which were at the conversion rate of $0.10 per share and 3,364,888 of which were at the conversion rate of $0.20 per share. The balance of the convertible notes at December 31, 2020, net of unamortized discount of $1,084,944, is $209,323.

NOTE 11 CORONAVIRUS LOANS

On May 8, 2020, Orbsat Corp was approved for the US funded Payroll Protection Program, (“PPP”) loan. The loan is for $20,832 and has a term of 2 years, of which the first 6 months are deferred at an interest rate of 1%. As of December 31, 2020, the Company has recorded $15,624 as current portion of notes payable and $5,208 as notes payable long term.

On April 20, 2020, the Board of Directors the Company, approved for its wholly owned UK subsidiary, Global Telesat Communications LTD (“GTC”), to apply for a Coronavirus Interruption Loan, offered by the UK government, for an amount up to £250,000. On July 16, 2020 (the “Issue Date”), GTC, entered into a Coronavirus Interruption Loan Agreement (“Debenture”) by and among the Company and HSBC UK Bank PLC (the “Lender”) for an amount of £250,000, or USD$341,625 at an exchange rate of GBP:USD of 1.3665. The Debenture bears interest beginning July 16, 2021, at a rate of 3.99% per annum over the Bank of England Base Rate (0.1% as of July 16, 2020), payable monthly on the outstanding principal amount of the Debenture. The Debenture has a term of 6 years from the date of drawdown, July 15, 2026, the “Maturity Date”. The first repayment of £4,166.67 (exclusive of interest) will be made 13 month(s) after July 16, 2020. Voluntary prepayments are allowed with 5 business days’ written notice and the amount of the prepayment is equal to 10% or more of the limit or, if less, the balance of the debenture. The Debenture is secured by all GTC’s assets as well as a guarantee by the UK government, with the proceeds of the Debenture are to be used for general corporate and working capital purposes. The Debenture includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) non-compliance with covenants thereunder, (iii) bankruptcy or insolvency (each, an “Event of Default”). Upon the occurrence of an Event of Default, the Debenture becomes payable upon demand. As of December 31, 2020, the Company has recorded $26,207 as current portion of notes payable and $315,418 as notes payable long term.

NOTE 12 – DERIVATIVE LIABILITIES

The convertible notes were accounted for as liabilities at the date of issuance and adjusted to fair value through earnings. On May 14, 2019, due to the cash repayment any derivative liability was fair valued at repayment date and a gain was recorded for the reversal of derivative liability.

Conversion feature derivative liability
Balance at January 1, 2019	-
Derivative liability	65,000
Change in fair value included in earnings	36,925
Balance at March 31, 2019	$101,925
Change in fair value included in earnings	32,752
Derivative liability reversed	(134,677)
Balance at December 31, 2019	$-

The Company used the following assumptions for determining the fair value of the convertible instruments granted under the Black-Scholes option pricing model:

December 31, 2019
Expected volatility	328%
Expected term - years	0.79
Risk-free interest rate	2.57%
Expected dividend yield	-%

F-25

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - STOCKHOLDERS’ EQUITY

Capital Structure

On March 28, 2014, in connection with the Reincorporation (see Note 1), all share and per share values for all periods presented in the accompanying consolidated financial statements are retroactively restated for the effect of the Reincorporation.

On March 5, 2016, the Company shareholders voted in favor of an amendment to its Articles of Incorporation to increase the total number of shares of authorized capital stock to 800,000,000 shares consisting of (i) 750,000,000 shares of common stock and (ii) 50,000,000 shares of preferred stock from 220,000,000 shares consisting of (i) 200,000,000 shares of common stock and (ii) 20,000,000 shares of preferred stock.

Effective March 8, 2018, we conducted a reverse split of our common stock at a ratio of 1 for 150. All share and per share information in the accompanying consolidated financial statements and footnotes has been retroactively restated to reflect the reverse split.

On July 24, 2019, the Company filed a Certificate of Change (the “Certificate of Change”) with the Nevada Secretary of State. The Certificate of Change provides for (i) a 1-for-15 reverse split (the “Reverse Split”) of the Company’s common stock, $0.0001 par value per share, and the Company’s preferred stock, $0.0001 par value per share, (ii) a reduction in the number of authorized shares of common stock in direct proportion to the Reverse Split (i.e. from 750,000,000 shares to 50,000,000 shares), and (iii) a reduction in the number of authorized shares of preferred stock in direct proportion to the Reverse Split (i.e. from 50,000,000 shares to 3,333,333 shares). No fractional shares will be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional shares of common stock or preferred stock, as the case may be, will have the number of post-Reverse Split shares to which they are entitled rounded up to the nearest whole number of shares. No stockholders will receive cash in lieu of fractional shares. The Reverse Split was approved by FINRA on August 19, 2019.

The authorized capital of the Company consists of 50,000,000 shares of common stock, par value $0.0001 per share and 3,333,333 shares of preferred stock, par value $0.0001 per share. As of December 31, 2020, and 2019, there were 4,080,017 and 121,216 shares of common stock and 0 shares of preferred stock issued and outstanding, respectively.

Preferred Stock

On December 5, 2017, pursuant to the approval of our board of directors and a majority of the shareholders in each class, we amended the Certificates of Designation for our Series C, D, E, H, I, J, and K Preferred Stock. The amendments changed the conversion rights of these classes of preferred stock such that the Maximum Conversion as defined in each such Certificate of Designation was increased from 4.99% to 9.99% of our outstanding shares of common stock.

On May 20, 2019, following the approval on May 14, 2019 of the Board of Directors, the Company and a majority of the shareholders of the Series E preferred stock, the Company filed an Amended and Restated Certificate of Designations for the Company’s Series E preferred stock. The amendments had the effect of changing the conversion rights such that the 9.99% blocker was eliminated

On July 12, 2019, pursuant to the approval of our board of directors and a majority of the shareholders in each class, we amended the Certificates of Designation for our Series E, I and L Preferred Stock. The amendments had the effect of authorizing the Company’s Board to require the conversion of the Series E, I and L preferred stock into common stock of the Company at the then-applicable conversion ratio, without the approval of any holders of Series E, I and L preferred stock.

Also on July 12, 2019, the Company filed Certificates of Withdrawal of Certificate of Designations for the Company’s Series A, B, C, D, F, G, H and J preferred stock, pursuant to which the Series A, B, C, D, F, G, H and J preferred stock was cancelled.

On July 15, 2019, the Company filed a Certificate of Withdrawal of Certificate of Designations (the “Series K Certificate”) for the Company’s Series K preferred stock, pursuant to which the Series K preferred stock was cancelled.

On July 18, 2019, the Company filed Certificates of Withdrawal of Designations for the Company’s Series E, I and L preferred stock, pursuant to which the Series E, I and L preferred stock was cancelled.

As of December 31, 2020 and 2019, there were no shares of Series A, B, C, D, E, F, G, H, I, J, K and L convertible preferred stock authorized, and no preferred shares issued and outstanding.

F-26

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Common Stock

For the year ended December 31, 2020

The Company issued a total of 3,958,801 shares of common stock during the year ended December 31, 2020, as described below:

On January 30, 2020, the Company issued an aggregate of 18,147 common stock upon the conversion of $1,815 of its convertible debt, at the conversion rate of $0.10 per share.

On January 31, 2020, the Company issued an aggregate of 18,147 common stock upon the conversion of $1,815 of its convertible debt, at the conversion rate of $0.10 per share.

On February 10, 2020, the Company issued an aggregate of 25,421 common stock upon the conversion of $2,542 of its convertible debt, at the conversion rate of $0.10 per share.

On February 11, 2020, the Company issued an aggregate of 23,580 common stock upon the conversion of $2,358 of its convertible debt, at the conversion rate of $0.10 per share.

On February 18, 2020, the Company issued an aggregate of 13,192 common stock upon the conversion of $1,319 of its convertible debt, at the conversion rate of $0.10 per share.

On February 19, 2020, the Company issued an aggregate of 4,468 common stock upon the conversion of $446 of its convertible debt, at the conversion rate of $0.10 per share.

On March 9, 2020, the Company issued an aggregate of 10,305 common stock upon the conversion of $1,031 of its convertible debt, at the conversion rate of $0.10 per share.

On April 17, 2020, the Company issued an aggregate of 7,046 common stock upon the conversion of $705 of its convertible debt, at the conversion rate of $0.10 per share.

On April 22, 2020, the Company issued an aggregate of 370 common stock upon the conversion of $37 of its convertible debt, at the conversion rate of $0.10 per share.

On June 22, 2020, the Company issued an aggregate of 13,437 common stock upon the conversion of $2,687 of its convertible debt, at the conversion rate of $0.20 per share.

On July 8, 2020, the Company issued an aggregate of 1,095 common stock upon the conversion of $219 of its convertible debt, at the conversion rate of $0.20 per share.

On July 16, 2020, the Company’s Board of Directors approved and the Company entered into a 12-month consulting agreement (“Consulting Agreement”) with an unrelated third-party for capital raising advisory services and business growth and development services, with the term renewable upon mutual consent of the parties. Upon signing of the Consulting Agreement, the Company agreed to issue 20,000 restricted shares of its common stock to the consultant (the “Consulting Shares”), 5,000 additional restricted shares of common stock to be issued quarterly until the consultant may receive cash compensation for its services, which will be determined, upon completion of certain milestones, by the Company’s CEO. On July 22, 2020, the Company issued 20,000 common stock valued at $50,200 and on November 13, 2020, the Company issued 5,000 common stock valued at $11,250.

On July 23, 2020, the Company issued an aggregate of 2,342 common stock upon the conversion of $468 of its convertible debt, at the conversion rate of $0.20 per share.

On August 25, 2020, David Phipps exercised 400,000 options via a cashless exercise. Additionally, on August 25, 2020, Hector Delgado and two employees exercised 110,000 options through a cashless exercise. The Company withheld newly acquired shares pursuant to the exercise of the Option. The amount of common stock issued is calculated by using [Number of Options Exercising] minus [Exercise Price] * [Number of Options Exercising] divided by [Prior Close OSAT Market Price]. As a result of the exercise 429,800 shares of common stock were issued.

On August 25, 2020, the Company issued 5,000 common stock for consulting services valued at $12,550.

On August 26, 2020, the Company issued an aggregate of 586,000 common stock upon the conversion of $117,200 of its convertible debt, at the conversion rate of $0.20 per share.

On September 1, 2020, the Company issued an aggregate of 191,094 common stock upon the conversion of $38,219 of its convertible debt, at the conversion rate of $0.20 per share.

On September 2, 2020, the Company issued an aggregate of 21,753 common stock upon the conversion of $4,351 of its convertible debt, at the conversion rate of $0.20 per share.

On September 8, 2020, the Company issued an aggregate of 167,998 common stock upon the conversion of $33,600 of its convertible debt, at the conversion rate of $0.20 per share.

On September 10, 2020, the Company issued an aggregate of 572,285 common stock upon the conversion of $114,457 of its convertible debt, at the conversion rate of $0.20 per share.

On September 11, 2020, the Company issued an aggregate of 75,000 common stock upon the conversion of $15,000 of its convertible debt, at the conversion rate of $0.20 per share.

On September 14, 2020, the Company issued an aggregate of 331,472 common stock upon the conversion of $66,294 of its convertible debt, at the conversion rate of $0.20 per share.

On September 15, 2020, the Company issued an aggregate of 67,647 common stock upon the conversion of $13,529 of its convertible debt, at the conversion rate of $0.20 per share.

On September 16, 2020, the Company issued an aggregate of 151,373 common stock upon the conversion of $30,275 of its convertible debt, at the conversion rate of $0.20 per share.

F-27

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On September 17, 2020, the Company issued an aggregate of 165,985 common stock upon the conversion of $33,197 of its convertible debt, at the conversion rate of $0.20 per share.

On September 21, 2020, the Company issued an aggregate of 28,901 common stock upon the conversion of $5,780 of its convertible debt, at the conversion rate of $0.20 per share.

On September 22, 2020, the Company issued an aggregate of 275,026 common stock upon the conversion of $55,005 of its convertible debt, at the conversion rate of $0.20 per share.

On September 30, 2020, the Company issued an aggregate of 216,199 common stock upon the conversion of $43,240 of its convertible debt, at the conversion rate of $0.20 per share.

On November 3, 2020, the Company issued an aggregate of 30,305 common stock upon the conversion of $6,061 of its convertible debt, at the conversion rate of $0.20 per share.

On November 5, 2020, the Company issued an aggregate of 129,241 common stock upon the conversion of $25,848 of its convertible debt, at the conversion rate of $0.20 per share.

On November 6, 2020, the Company issued an aggregate of 56,700 common stock upon the conversion of $11,340 of its convertible debt, at the conversion rate of $0.20 per share.

On November 11, 2020, the Company issued an aggregate of 100,000 common stock upon the conversion of $20,000 of its convertible debt, at the conversion rate of $0.20 per share.

On November 13, 2020, the Company issued an aggregate of 194,472 common stock upon the conversion of $38,894 of its convertible debt, at the conversion rate of $0.20 per share.

For the year ended December 31, 2019

The Company issued a total of 58,781 shares of common stock during the year ended December 31, 2019, as described below:

On January 18, 2019, we issued a total of 21,619 common shares via a cashless exercise of employee stock options. David Phipps exercised 40,000 options and two employees exercised 18,333 options, both through a cashless exercise. The Company withheld newly acquired shares pursuant to the exercise of the Option. The amount of common stock issued is calculated by using [Number of Options Exercising] minus [Exercise Price] * [Number of Options Exercising] divided by [Prior Close OSAT Market Price].

On April 9, 2019, we issued an aggregate of 7,798 shares of common stock upon the conversion of 4,052 shares of Series C Preferred Stock, 43,667 shares of Series D Preferred Stock and 2,569 shares of Series K Preferred Stock.

On April 22, 2019, we issued an aggregate of 2,780 shares of common stock upon the conversion of 17 shares of Series J Preferred Stock and 3,868 shares of Series K Preferred Stock.

On May 21, 2019, we issued an aggregate of 22,846 shares of common stock upon the conversion of 342,691 shares of Series E Preferred Stock.

On May 20, 2019, we issued an aggregate of 209 shares of common stock upon the conversion of 1,563 shares of Series D Preferred Stock.

On July 15, 2019, we issued an aggregate of 2,955 shares of common stock upon the conversion of 2,256 shares of Series E Preferred Stock. 33 shares of Series I Preferred Stock and 667 shares of Series L Preferred Stock.

On August 27, 2019, we issued 557 shares of common stock in connection with the rounding up of fractional shares of common stock, in relation to the 1:15 reverse stock split.

Stock Options

2018 Incentive Plan

The purpose of the 2018 Incentive Plan (the “Plan”) is to provide a means for the Company to continue to attract, motivate and retain management, key employees, consultants and other independent contractors, and to provide these individuals with greater incentive for their service to the Company by linking their interests in the Company’s success with those of the Company and its shareholders.

On January 18, 2019, David Phipps exercised 21,667 options via a cashless exercise. Additionally, on January 18, 2019, two employees exercised 18,333 options through a cashless exercise. The Company withheld newly acquired shares pursuant to the exercise of the Option. The amount of common stock issued is calculated by using [Number of Options Exercising] minus [Exercise Price] * [Number of Options Exercising] divided by [Prior Close OSAT Market Price]. As a result of the exercise 21,619 shares of common stock were issued.

	Options Exercised	Exercise Price	Market Price	Shares withheld as Payment	Common Stock Issued
David Phipps	21,667	$2.55	$5.25	10,524	11,143
Other	18,333	$2.25	$5.25	7,857	10,476
	40,000			18,381	21,619

F-28

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2020 Equity Incentive Plan

On August 21, 2020, the Company’s Board of Directors approved and adopted the Company’s 2020 Equity Incentive Plan (the “2020 Plan”). The purpose of the 2020 Plan is to provide a means for the Company to continue to attract, motivate and retain management, key employees, directors and consultants. The 2020 Plan provides that up to a maximum of 2,250,000 shares of the Company’s common stock, subject to adjustment, are available for issuance.

Following the adoption of the 2020 Plan, the Board approved issuances of certain stock options to its executives, directors and employees under the 2020 Plan. David Phipps, CEO was granted 400,000 options, Theresa Carlise, former CFO was granted 71,000 options, Hector Delgado, Director was granted 21,000 options and seven key employees were granted 160,000 options. These 652,000 options have an exercise price of $0.20 per share, were fully vest upon issuance and expire on August 20, 2030.

On August 25, 2020, David Phipps exercised 400,000 options via a cashless exercise. Additionally, on August 25, 2020, Hector Delgado and two employees exercised a total of 131,000 options through a cashless exercise. The Company withheld newly acquired shares pursuant to the exercise of the Option. The amount of common stock issued is calculated by using [Number of Options Exercising] minus [Exercise Price] * [Number of Options Exercising] divided by [Prior Close OSAT Market Price]. As a result of the exercise 429,800 shares of common stock were issued.

	Options Exercised	Exercise Price	Market Price	Shares withheld as Payment	Common Stock Issued
David Phipps	400,000	$0.20	$0.25	80,000	320,000
Other	131,000	$0.20	$0.25	21,200	109,800
	531,000			101,200	429,800

On December 31, 2020, the Company’s Board of Directors approved and adopted an amendment to the 2020 Incentive Plan which increased the maximum from 2,250,000 to 4,000,000 shares of the Company’s common stock and approved issuances of certain stock options to its executives, directors, employees and consultants under the Plan. David Phipps, CEO was granted 1,500,000 options, Thomas Seifert, CFO was granted 250,000 options, Hector Delgado, Director was granted 50,000 options, and six key employees and consultants were granted a total of 850,000 options, These 2,650,000 options have an exercise price of $0.25 per share, were fully vested upon issuance and expire on December 30, 2030.

The Company uses the Black-Scholes Model to calculate the fair value of its options. The valuation result generated by this pricing model is necessarily driven by the value of the underlying common stock incorporated into the model. Management determined the expected volatility was 462.15%, a risk-free rate of interest between 0.68-0.93%, and contractual lives of the options of ten years. In connection with the stock option grant, for the year ended December 31, 2020, the Company recorded a charge for the fair value of options granted of $830,900.

F-29

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2020 and 2019, the Company recorded total stock-based compensation of $830,900 and $0, respectively.

Stock options outstanding at December 31, 2020 and 2019, as disclosed in the below table, have approximately $7,800,116 and $115,180 of intrinsic value, respectively.

A summary of the status of the Company’s outstanding stock options and changes during the years ended December 31, 2020 and 2019, is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at January 1, 2019	79,044	$9.90	5.56
Granted	-	$-	-
Exercised	(40,000)	$2.41	4.96
Forfeited	-	$-	-
Cancelled	-	$-	-
Balance outstanding at December 31, 2019	39,044	$17.49	5.16
Options exercisable at December 31, 2019	39,044	$17.49	5.16
Weighted average fair value of options granted during the period		$-	-

Balance at January 1, 2020	39,044	$17.49	5.16
Granted	3,492,000	$0.24	9.92
Exercised	(531,000)	$0.20	9.64
Forfeited	-	$-	-
Cancelled	-	$-	-
Balance outstanding at December 31, 2020	3,000,044	$0.47	9.91
Options exercisable at December 31, 2020	3,000,044	$0.47	9.91
Weighted average fair value of options granted during the period		$0.24	9.92

A summary of the status of the Company’s outstanding stock warrants and changes during the years ended December 31, 2020 and 2019, is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at January 1, 2019	4,000	$60.00	2.37
Granted	-	-	-
Exercised	-	-	-
Forfeited
Cancelled	-	-	-
Balance at December 31, 2019	4,000	$60.00	1.37

Balance at January 1, 2020	4,000	$60.00	1.37
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Cancelled	-	-	-
Balance outstanding at December 31, 2020	4,000	$60.00	0.37

As of December 31, 2020 and 2019, there were 4,000 stock warrants outstanding.

F-30

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – INCOME TAXES

The Company accounts for income taxes under ASC Topic 740: Income Taxes which requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards. ASC Topic 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. The Company has a net federal and state operating loss carry forward for tax purposes totaling approximately $6.8 million at December 31, 2020, expiring through the year 2036, generally.

The tax reform bill that Congress voted to approve December 20, 2017, also known as the “Tax Cuts and Jobs Act”, made sweeping modifications to the Internal Revenue Code, including a much lower corporate tax rate, changes to credits and deductions, and a move to a territorial system for corporations that have overseas earnings. The act replaced the prior-law graduated corporate tax rate, which taxed income over $10 million at 35%, with a flat rate of 21%. Due to the continuing loss position of the Company, such changes should not be material.

For U.S. purposes, the Company has not completed its evaluation of NOL utilization limitations under Internal Revenue Code, as amended (the “Code”) Section 382, change of ownership rules. If the Company has had a change in ownership, the NOL’s would be limited as to the amount that could be utilized each year, or possibly eliminated, based on the Code. The Company has also, not completed its review of NOL’s pertaining to years the Company was known as “Silver Horn Mining Ltd.” and “Great West Resources, Inc.”, which may not be available due to IRC Section 382 and because of a change in business line that may eliminate NOL’s associated with ““Silver Horn Mining Ltd.” and “Great West Resources, Inc.” The company has also not reviewed the impact relating to “Recent Events” for its IRC Section 382 possible NOL’s limitation.

The components of earnings before income taxes for the years ended December 31, 2020 and 2019 were as follows:

	Year Ended
	December 31,
	2020	2019
Income (loss) before income taxes:
Domestic	$(2,826,902)	$(1,436,516)
Foreign	63,527	56,760
	$(2,763,375)	$(1,379,756)

Income tax provision (benefit) consists of the following for the years ended December 31, 2020 and 2019:

	Year Ended
	December 31,
	2020	2019
Income tax provision (benefit):
Current
Federal	$-	$-
State	-	-
Foreign	3,563	747
Total current	3,563	747
Deferred:
Federal	-	-
State	-	-
Foreign	-	-
Total deferred	-	-
Total income tax provision (benefit)	$3,563	$747

The Company’s wholly owned subsidiary, GTCL, is a United Kingdom (“UK”) Limited Company and files tax returns in the UK. Its estimated tax liability for December 31, 2020 and 2019 is approximately $3,563 and $747, respectively.

F-31

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A reconciliation of the income tax provision (benefit) by applying the statutory United States federal income tax rate to income (loss) before income taxes is as follows:

	Year Ended December 31,
	2020		2019
	$	%	$	%
Federal income tax provision (benefit) at statutory rate	$(580,309)	21.00%	$(289,749)	21.00%
State tax expense net of federal tax benefit	35,833	(1.29)	22,210	(1.61)
Non-Deductible Expenses	56,545	(2.05)	-	-
Foreign taxes at rate different than US Taxes	236	(0.01)	618	(0.05)
Other True-ups	1,267,030	(45.85)	-	-
Change in valuation allowance	(775,772)	28.07	267,668	(19.29)
Income tax provision (benefit)	$3,563	(0.13)%	$(747)	0.05%

Deferred tax assets and liabilities are provided for significant income and expense items recognized in different years for tax and financial reporting purposes. Temporary differences, which give rise to a net deferred tax asset is as follows:

	December 31, 2020	December 31, 2019
Deferred tax assets:
Net operating loss carryforward	$1,720,848	$1,255,005
Property plant and equipment and intangibles asset	123,968	-
Stock based compensation	185,961	-
Total deferred tax assets	$2,030,777	$1,255,005

Deferred tax liabilities:
Book basis of property and equipment in excess of tax basis	$-	$-
Total deferred tax liabilities	$-	$-

Net deferred tax asset before valuation allowance	$2,030,777	$1,255,005
Less: valuation allowance	(2,030,777)	(1,255,005)
Net deferred tax asset	$-	$-

The net operating loss carryforward increased from $4,951,682 at December 31, 2019 to $6,789,695 at December 31, 2020. After consideration of all the evidence, both positive and negative, management has recorded a full valuation allowance at December 31, 2020 and 2019, due to the uncertainty of realizing the deferred income tax assets.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

COVID-19

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) a global pandemic prompting government-imposed quarantines, suspension of in-person attendance of academic programs, and cessation of certain travel and business closures. The success of our business depends on our global operations, including our supply chain and consumer demand, among other things. As a result of COVID-19, we have experienced shortages in inventory due to manufacturing issues, a reduction in the volume of sales in some parts of our business, such as rental sales and direct website sales, and a reduction in personnel due to lockdown related issues. Our results of operations for the year ended December 31, 2020 reflect this impact; however, we expect that this trend may continue and the full extent of the impact is unknown. In recent months, some governmental agencies in the US and Europe, where we produce the largest percentage of our sales, have lifted certain restrictions. However, if customer demand continues to be low, our future equipment sales, subscriber activations and sales margin will be impacted. We have implemented several measures to minimize the impact on our operations and sustain our liquidity position, including receiving support through the US payroll protection program loan (“PPP”), a low interest, fixed rate loan provided under the UK’s Coronavirus Business Interruption Loan (“CBILS”) and the deferral of certain UK taxes. We have also worked with our product suppliers to ensure we will continue to have sufficient inventory levels on hand to meet consumer demand.

The Company may incur significant delays and/or expenses in addition to, impairing its ability to secure additional financing, relating to the worldwide COVID-19 (coronavirus) pandemic. It is presently unknown whether and to what extent the Company’s supply chains may be further affected if the pandemic persists for an extended period of time. The Company may incur significant delays or expenses relating to such events outside of its control, which could have a material adverse impact on its business, operating results and financial condition. The Company’s reliance on securing additional capital for its public company expenses may be impaired due to the effect on the U.S. financial markets. The inability to obtain appropriate financing, may affect its compliance requirements as a public company. The Company has been using its working capital from its operating subsidiaries, to support its public company expenses. The continued drain on its working capital have forced the Company to incur cutbacks, which may affect its future operating revenue as well as, its ability to continue operations.

Employment Agreements

On June 14, 2018, the Company entered into a two (2) year Employment Agreement (the “Phipps Agreement”) with Mr. Phipps, with an automatic one (1) year extension. Under the Phipps Agreement, Mr. Phipps will serve as the Company’s Chief Executive Officer and President and will receive an annual base salary equal to the sum of $170,000 and £48,000 to be paid through our operating subsidiary, GTCL. For the year ended December 31, 2018, the £48,000 equivalent to USD is $62,219 and the yearly conversion rate is 1.296229. The Phipps Agreement provides for a performance bonus based on exceeding our annual revenue goals and on our ability to attract new investment. The Phipps Agreement also provides for medical plan coverage, an auto allowance, paid vacation, and discretionary stock grants and option awards. In the event of termination without cause, termination as a result of a change in control, or resignation with good reason (as defined in the Phipps Agreement), Mr. Phipps will be entitled to a severance equal to twice his base salary, the immediate vesting of all unvested options, and other benefits. The Phipps Agreement terminates and supersedes the Original Phipps Agreement (as defined below) and any subsequent amendments, effective as of the June 14, 2018.

Also, on June 14, 2018, we entered into a new Employment Agreement (“Carlise Agreement”) with our Chief Financial Officer, Theresa Carlise. The Carlise Agreement is for a period of two (2) years, with an automatic one (1) year extension. Ms. Carlise’s base salary is $150,000 per year. The Carlise Agreement provides for performance bonuses based on exceeding our annual revenue goals and on our ability to attract new investment. The Carlise Agreement also provides for medical plan coverage, an auto allowance, paid vacation, and discretionary stock grants and option awards. In the event of termination without cause, termination as a result of a change in control, or resignation with good reason (as defined in the Carlise Agreement), Ms. Carlise will be entitled to a severance equal to twice her base salary, the immediate vesting of all unvested options, and other benefits. The Carlise Agreement terminates and supersedes the Original Carlise Agreement (as defined below) and any subsequent amendments, effective as of the June 14, 2018.

F-32

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On March 13, 2020, the Company and David Phipps and Theresa Carlise, the Company’s Chief Executive Officer and Chief Financial Officer, respectively, executed waivers of the provisions in their respective employment agreement requiring prior written notice of non-renewal to the other party. As a result, their respective employment terms with the Company will not be automatically extended as set forth in such employment agreements and will terminate as of June 14, 2020.

On August 13, 2020, the Company’s Board approved and authorized the continued employment of David Phipps and Theresa Carlise, as the Company’s Chief Executive Officer and Chief Financial Officer, respectively, for a 30-day period, commencing as of August 14, 2020 and terminating on September 13, 2020, which employment term may be extended as agreed by the Company and the respective executive officers on the substantially the same compensation and other material terms during the period of the continued employment as those set forth in their previous employment agreements. As previously disclosed, in March 2020, the Company and above-referenced executive officers executed waivers of the provisions in their respective employment agreement requiring prior written notice of non-renewal to the other party. As a result, their respective employment terms with the Company were not automatically extended as set forth in such employment agreements and terminated as of June 13, 2020. As previously disclosed on June 13, 2020, the Company renewed their respective agreements for 30 days, commencing on June 14 through July 13, 2020. Also, as previously disclosed on July 13, 2020, the Company renewed their respective agreements for 30 days, commencing on July 14 through August 13, 2020.

On September 11, 2020, the Company’s Board approved and authorized the continued employment of David Phipps and Theresa Carlise, as the Company’s Chief Executive Officer and Chief Financial Officer, respectively, for a 30-day period, commencing as of September 14, 2020 and terminating on October 13, 2020, which employment term may be extended as agreed by the Company and the respective executive officers on substantially the same compensation and other material terms during the period of the continued employment as those set forth in their previous employment agreements. As previously disclosed, in March 2020, the Company and above-referenced executive officers executed waivers of the provisions in their respective employment agreement requiring prior written notice of non-renewal to the other party. As a result, their respective employment terms with the Company were not automatically extended as set forth in such employment agreements and terminated as of June 13, 2020. As previously disclosed on June 13, 2020, the Company renewed their respective agreements for 30 days, commencing on June 14 through July 13, 2020. As previously disclosed on July 13, 2020, the Company renewed their respective agreements for another 30 days, commencing on July 14 through August 13, 2020. As previously disclosed on August 14, 2020, the Company renewed their respective agreements for another 30 days, commencing on August 14 through September 13, 2020.

On October 14, 2020, the Board of Directors (the “Board”) of Orbsat Corp (the “Company”) effected the following changes to the Company’s executive management:

(i) extended David Phipps’ (the Company’s Chief Executive Officer) employment with the Company for another 30-day period, commencing on October 14, 2020, with his respective compensation and other material terms during the such term to remain substantially the same as those set forth in the previous extensions to his employment agreement;

(ii) retained Theresa Carlise’s services on a non-exclusive basis as Comptroller for cash compensation of $2,000/month. Ms. Carlise will facilitate the transition of CFO duties following the expiration of her employment agreement on October 13, 2020. Her engagement may be terminated upon one week’s notice; and

(iii) appointed Thomas Seifert as the Company’s Chief Financial Officer, Secretary and Treasurer for a period of 12 months commencing on October 19, 2020, for cash compensation of $7,500/month, and such additional equity compensation as the Board may determine in the future, subject to periodic review and adjustment by the Board in its sole discretion. He will also be eligible to receive various other benefits if and to the extent available to the employees of the Company.

On November 12, 2020, the Company’s Board approved and authorized the continued employment of David Phipps, as the Company’s Chief Executive Officer, for a 90-day period, commencing as of November 13, 2020, which employment term may be extended as agreed by the Company and the executive officer on substantially the same compensation and other material terms during the period of the continued employment as those set forth in his previous employment agreement. As previously disclosed, in March 2020, the Company and Mr. Phipps executed a waiver of the provisions in his employment agreement requiring prior written notice of non-renewal to the other party. As a result, his employment terms with the Company were not automatically extended as set forth in such employment agreement and terminated as of June 13, 2020. As previously disclosed on June 13, 2020, the Company renewed his agreement for 30 days, commencing on June 14 through July 13, 2020. As previously disclosed on July 13, 2020, the Company renewed his agreement for another 30 days, commencing on July 14 through August 13, 2020. As previously disclosed on August 14, 2020, the Company renewed his agreement for another 30 days, commencing on August 14 through September 13, 2020. As previously disclosed on October 14, 2020, the Company renewed his agreement for another 30 days, commencing on October 14 through November 13, 2020. On November 12, 2020, the Company renewed his agreement for another 90 days, commencing November 13, 2020.

On March 11, 2021, the Company’s Board of Directors approved and adopted the terms and provisions of employment agreements for David Phipps, the Company’s Chief Executive Officer, and Thomas Seifert, the Company’s Chief Financial Officer.

F-33

The initial term of Mr. Phipps’ employment is one year commencing on March 11, 2021 which term will be automatically extended for additional one-year terms thereafter unless terminated by the Company or the executive by written notice. CEO’s annual base compensation is an aggregate of $180,000 payable by the Company and £50,000 (or approximately $70,000) payable through the Company’s wholly owned subsidiary, Global Telesat Communications Ltd., subject to periodic review and modification by the Board upon occurrence of material events relating to the Company’s financial and business performance, including, without limitation, the Company’s listing of its capital stock on a national securities exchange. In addition, Mr. Phipps will be entitled to receive an annual cash bonus in an amount equal to up to 150% of his base salary if the Company meets or exceeds performance criteria to be adopted by the Compensation Committee of the Board, once established, and any other additional bonuses as may be determined by the Board. Mr. Phipps is entitled to receive various other benefits if and to the extent available to the employees of the Company. The employment agreement may be terminated based on death or disability of the executive, for cause or without good reason, for cause or with good reason, and as a result of the change of control of the Company. The employment agreement also contains certain provisions that are customary for agreements of this nature, including, without limitation, non-competition and non-solicitation covenants, indemnification provisions, etc.

The initial term of Mr. Seifert’s employment is one year commencing on March 11, 2021 which term will be automatically extended for additional one-year terms thereafter unless terminated by the Company or the executive by written notice. CFO’s annual base compensation is $150,000 payable by the Company, subject to periodic review and modification by the Board’s Compensation Committee, once established. Mr. Seifert will be entitled to receive an annual cash bonus in an amount equal to up to 150% of his base salary if the Company meets or exceeds performance criteria to be adopted by the Compensation Committee of the Board, once established, and any other additional bonuses as may be determined by the Board. Mr. Seifert is entitled to receive various other benefits if and to the extent available to the employees of the Company. The employment agreement may be terminated based on death or disability of the executive, for cause or without good reason, for cause or with good reason, and as a result of the change of control of the Company. The employment agreement also contains certain provisions that are customary for agreements of this nature, including, without limitation, non-competition and non-solicitation covenants, indemnification provisions, etc.

Consulting Agreements

On July 16, 2020, the Company’s Board of Directors approved and the Company entered into a 12-month consulting agreement (“Consulting Agreement”) with an unrelated third-party for capital raising advisory services and business growth and development services, with the term renewable upon mutual consent of the parties. Upon signing of the Consulting Agreement, the Company agreed to issue 20,000 restricted shares of its common stock to the consultant (the “Consulting Shares”), 5,000 additional restricted shares of common stock to be issued quarterly until the consultant may receive cash compensation for its services, which will be determined, upon completion of certain milestones, by the Company’s CEO.

On May 13, 2019, the Company entered into two consulting agreements (each, a “Consulting Agreement” and together, the “Consulting Agreements”) with unrelated third parties to provide capital raising advisory services and business growth and development services, each for a term of nine months. In exchange for such services, each consultant will receive (i) a Note in the amount of $44,000 issued pursuant to the Agreement, (ii) a Note in the amount of $12,500 with a maturity of three years bearing interest at a rate of 6% per annum with an optional right of conversion, (iii) payment of a retainer ranging from $10,000 to $30,000, and (iv) monthly payments ranging from $5,000 to $10,000 for nine months. On August 29, 2019, one of the consulting agreements was extended for another three months to expire on February 13, 2020 and the other was extended on September 1, 2019 for another two months to expire on January 13, 2020.

Lease Agreement

Effective July 24, 2019, a three-year lease was signed for 2,660 square feet for £25,536 annually, for our facilities in Poole, England for £2,128 per month, or $2,717 per month at the yearly average conversion rate of 1.276933, or $2,738 using exchange rate close at December 31, 2020 of 1.286618. The lease has been renewed until July 23, 2022.

Such leases do not require any contingent rental payments, impose any financial restrictions, or contain any residual value guarantees. Variable expenses generally represent the Company’s share of the landlord’s operating expenses. The Company does not have any leases classified as financing leases.

The rate implicit in each lease is not readily determinable, and we therefore use our incremental borrowing rate to determine the present value of the lease payments. The weighted average incremental borrowing rate used to determine the initial value of right of use (ROU) assets and lease liabilities during the year ended December 31, 2020 was 6.00%, derived from borrowing rate, as obtained from the Company’s current lenders. Right of use assets for operating leases are periodically reduced by impairment losses. We use the long-lived assets impairment guidance in ASC Subtopic 360-10, Property, Plant, and Equipment – Overall, to determine whether an ROU asset is impaired, and if so, the amount of the impairment loss to recognize. As of December 31, 2020, we have not recognized any impairment losses for our ROU assets.

We monitor for events or changes in circumstances that require a reassessment of one of our leases. When a reassessment results in the remeasurement of a lease liability, a corresponding adjustment is made to the carrying amount of the corresponding ROU asset unless doing so would reduce the carrying amount of the ROU asset to an amount less than zero. In that case, the amount of the adjustment that would result in a negative ROU asset balance is recorded in profit or loss.

F-34

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2020, the Company had current and long-term operating lease liabilities of $30,125 and $22,574, respectively, and right of use assets of $55,606.

Future minimum lease payments under these leases are as follows:

Minimum
Lease
Years Ending December 31,	Payment
2021	$34,854
2022	20,332
Total undiscounted future non-cancelable minimum lease payments	55,186
Less: Imputed interest	(2,487)
Present value of lease liabilities	$52,699
Weighted average remaining term	1.8

Net rent expense for the years ended December 31, 2020 and 2019 were $32,607 and $31,563, respectively.

Litigation

From time to time, the Company may become involved in litigation relating to claims arising out of our operations in the normal course of business. The Company is not currently involved in any pending legal proceeding or litigation and, to the best of our knowledge, no governmental authority is contemplating any proceeding to which the Company is a party or to which any of the Company’s properties is subject, which would reasonably be likely to have a material adverse effect on the Company’s business, financial condition and operating results.

NOTE 16 – RELATED PARTY TRANSACTIONS

As of December 31, 2020, the accounts payable due to related party includes advances for inventory and services due to David Phipps of $90,809, accrued director fees of $5,000 due to Hector Delgado and accrued salary due to Thomas Seifert of $6,250. Total related party payments due as of December 31, 2020 and December 31, 2019 are $102,060 and $51,071, respectively. Those related party payable are non-interest bearing and due on demand.

The Company’s UK subsidiary, GTCL has an over-advance line of credit with HSBC, for working capital needs. The over-advance limit is £25,000 or $34,163 at an exchange rate of 1.3665, with interest at 5.50% over Bank of England’s base rate or current rate of 6.25% variable. The advance is guaranteed by David Phipps, the Company’s Chief Executive Officer. The Company has an American Express account for Orbital Satcom Corp. and an American Express account for GTCL, both in the name of David Phipps who personally guarantees the balance owed.

The Company employs three individuals related to Mr. Phipps who earned gross wages totaling $85,722 and $66,925 for the years ended December 31, 2020 and 2019, respectively.

F-35

ORBSAT CORP AND SUBSIDIARIES

FKA: ORBITAL TRACKING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - CONCENTRATIONS

Customers:

Amazon accounted for 73.3% and 56.9% of the Company’s revenues during the years ended December 31, 2020 and 2019, respectively. No other customer accounted for 10% or more of the Company’s revenues for either period.

Suppliers:

The following table sets forth information as to each supplier that accounted for 10% or more of the Company’s purchases for the years ended December 31, 2020 and 2019.

	December 31, 2020		December 31, 2019

Network Innovations	$912,056	17.5%	$1,431,075	30.1%
Garmin	$813,875	15.6%	$647,360	13.6%
Globalstar Europe	$540,463	10.3%	$568,006	12.0%
Cygnus Telecom	$623,736	11.9%	$525,231	11.1%

Geographic:

The following table sets forth revenue as to each geographic location, for the years ended December 31, 2020 and 2019:

	Year Ended December 31, 2020		Year Ended December 31, 2019

Europe	$3,658,612	64.3%	$4,152,218	70.7%
North America	1,532,273	26.9%	1,162,869	19.8%
South America	34,915	0.6%	42,212	0.7%
Asia & Pacific	363,838	6.4%	414,725	7.1%
Africa	43,948	0.8%	46,783	0.8%
Australia & Oceania	56,210	1.0%	50,751	0.9%
	$5,689,796		$5,869,558

NOTE 18 – SUBSEQUENT EVENTS

On January 4, 2021, the Company issued an aggregate of 150,000 shares of common stock upon the conversion of convertible debt, as issued on August 21, 2020, in the amount of $30,000.

On February 19, 2021, the Board of Directors of the Company unanimously adopted an amendment to the Company’s Articles of Incorporation to effect a reverse stock split at a ratio of (i) no less than 1-for-2 shares of Common Stock, and (ii) no more than 1-for-5 shares of Common Stock, the exact ratio to be determined in the sole discretion of the Board of Directors, at any time before August 31, 2021. Our Board of Directors has obtained (by written consent) the approval of the Company’s stockholders who, in the aggregate, own 2,686,337 shares of Common Stock, or 63.5% of the outstanding shares of Common Stock of the Company prior to the Reverse Split Action.

On February 22, 2021, the Company issued an aggregate of 1,001,446 shares of common stock upon the conversion of convertible debt, as issued on May 13, 2019 and August 21, 2020, in the amount of $200,289.

On February 22, 2021, the Company issued an aggregate of 5,000 shares of common stock for services in the amount of $19,950.

On March 1, 2021, the Company issued an aggregate of 940,740 shares of common stock upon the conversion of convertible debt, as issued on May 13, 2019, August 21, 2020 and December 4, 2020, in the amount of $188,148.

On March 5, 2021, the Company entered into a Note Purchase Agreement (the “March 2021 NPA”) by and between the Company and one individual accredited investor. Pursuant to the terms of the March 2021 NPA, the Company sold a convertible promissory note with a principal amount of $350,000 (the “March 2021 Note”). The March 2021 Note is a general, unsecured obligation of the Company and bears simple interest at a rate of 7% per annum, and mature on the third anniversary of the date of issuance, to the extent that the March 2021 Note and the principal amount and any interest accrued thereunder have not been converted into shares of the Company’s common stock. In the event that any amount due under the March 2021 Note is not paid as and when due, such amount will accrue interest at the rate of 12% per year, simple interest, non-compounding, until paid. The Company may not pre-pay or redeem the March 2021 Note other than as required by the Agreement. The Noteholder have an optional right of conversion such that a Noteholder may elect to convert his March 2021 Note, in whole or in part, outstanding as of such time, into the number of fully paid and non-assessable shares of the Company’s common stock as determined by dividing the indebtedness under the March 2021 Note price equal to the lesser of (a) $1.50 per share, and (b) a 30% discount to the price of the common stock in the qualified transaction. Following an event of default, the conversion price shall be adjusted to be equal to the lower of: (i) the then applicable conversion price or (ii) the price per share of 85% of the lowest traded price for the Company’s common stock during the 15 trading days preceding the relevant conversion. In addition, subject to the ownership limitations, if a qualified transaction is completed, without further action from the Noteholder, on the closing date of the qualified transaction, 50% of the principal amount of this Note and all accrued and unpaid interest shall be converted into Company common stock at a conversion price equal to the 30% discount to the offering price in such qualified transaction, which price shall be proportionately adjusted for stock splits, stock dividends or similar events. A “Qualified Transaction” refers the completion of the public offering of the Company’s securities stock with gross proceeds of at least $10,000,000 pursuant to which the Company’s securities become registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, or a merger with a company listed on the Nasdaq or Canadian stock exchanges, as amended. The Noteholder is granted registration rights and pre-emptive rights. In addition, the March 2021 NPA includes customary events of default, including, among others: (i) non-payment of amounts due thereunder, (ii) non-compliance with covenants thereunder, (iii) bankruptcy or insolvency.

On March 11, 2021, the Company’s Board of Directors approved and adopted the terms and provisions of employment agreements for David Phipps, the Company’s Chief Executive Officer, and Thomas Seifert, the Company’s Chief Financial Officer.

The initial term of Mr. Phipps’ employment is one year commencing on March 11, 2021 which term will be automatically extended for additional one-year terms thereafter unless terminated by the Company or the executive by written notice. CEO’s annual base compensation is an aggregate of $180,000 payable by the Company and £50,000 (or approximately $70,000) payable through the Company’s wholly owned subsidiary, Global Telesat Communications Ltd., subject to periodic review and modification by the Board upon occurrence of material events relating to the Company’s financial and business performance, including, without limitation, the Company’s listing of its capital stock on a national securities exchange. In addition, Mr. Phipps will be entitled to receive an annual cash bonus in an amount equal to up to 150% of his base salary if the Company meets or exceeds performance criteria to be adopted by the Compensation Committee of the Board, once established, and any other additional bonuses as may be determined by the Board. Mr. Phipps is entitled to receive various other benefits if and to the extent available to the employees of the Company. The employment agreement may be terminated based on death or disability of the executive, for cause or without good reason, for cause or with good reason, and as a result of the change of control of the Company. The employment agreement also contains certain provisions that are customary for agreements of this nature, including, without limitation, non-competition and non-solicitation covenants, indemnification provisions, etc.

The initial term of Mr. Seifert’s employment is one year commencing on March 11, 2021 which term will be automatically extended for additional one-year terms thereafter unless terminated by the Company or the executive by written notice. CFO’s annual base compensation is $150,000 payable by the Company, subject to periodic review and modification by the Board’s Compensation Committee. Mr. Seifert will be entitled to receive an annual cash bonus in an amount equal to up to 150% of his base salary if the Company meets or exceeds performance criteria to be adopted by the Compensation Committee of the Board, once established, and any other additional bonuses as may be determined by the Board. Mr. Seifert is entitled to receive various other benefits if and to the extent available to the employees of the Company. The employment agreement may be terminated based on death or disability of the executive, for cause or without good reason, for cause or with good reason, and as a result of the change of control of the Company. The employment agreement also contains certain provisions that are customary for agreements of this nature, including, without limitation, non-competition and non-solicitation covenants, indemnification provisions, etc.

F-36

ORBSAT CORP

724,637 Units

Each Unit Consisting of

One Share of Common Stock and

One Warrant to Purchase One Share of Common Stock

PROSPECTUS

Sole Book-Running Manager

Maxim Group LLC

[_], 2021

Until                , 2021 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of each type of fees and expenses listed below that were paid or are payable by us in connection with the issuance and distribution of the shares of common stock to be registered by this registration statement. None of the expenses listed below are to be borne by any of the selling stockholders named in the prospectus that forms a part of this registration statement.

SEC registration fee	$2,569
FINRA filing fee	7,000
Nasdaq listing fee	75,000
Printing and engraving expenses	9,650
Legal fees and expenses	200,000
Accounting fees and expenses	50,000
Transfer agent and registrar fees	10,000
Miscellaneous fees and expenses	40,000
Total	$394,219

Item 14. Indemnification of Directors and Officers

Neither our articles of incorporation nor bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statutes (“NRS”). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

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NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our charter provides that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the NRS, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification. We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Our bylaws provide that a director or officer of the Company shall have no personal liability to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of section [78.3900] of the NRS as it may from time to time be amended or any successor provision thereto.

The Company intends to put in place director and officer liability insurance, by no later than one month following closing of this offering.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Item 15. Recent Sales of Unregistered Securities

On May 31, 2017, the Company entered into separate subscription agreements with accredited investors relating to the issuance and sale of $546,694 of shares of Series J Preferred Stock at a purchase price of $150.00 per share. Each share of Preferred Series J is convertible into 0.1111 shares of the company’s common stock, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events, as subject to adjustment as set forth in the Series J certificate of designation. The Company is prohibited from effecting a conversion of the Series J Preferred Stock to the extent that, as a result of such conversion, the investor would beneficially own more than 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series J Preferred Stock. Each Series J Preferred Stock entitles the holder to cast one vote per share of Series J Preferred Stock owned as of the record date for the determination of shareholders entitled to vote, subject to the 4.99% beneficial ownership limitation.

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In connection with the Series J Offering, the Company obtained the consent of certain shareholders, as required under the agreements entered into by the Company and issued shares pursuant to applicable anti-dilution obligations. The Company is required to issue to certain prior investors of Series G Preferred Stock additional shares of Series G Preferred Stock, which would be convertible into an aggregate of 4,312 shares of the Company’s common stock. However, in lieu of issuing such additional shares of Series G Preferred Stock, the Company will create a new series of preferred stock, to be designated as “Series K Preferred Stock” and will issue to such holders of Series G Preferred Stock an aggregate of 25,870 shares of Series K Preferred Stock, each of which shall be convertible into (100/150th)/60 shares of the Company’s common stock. In addition, in order to proceed with the Series J Offering, the Company agreed to issue additional shares of Series F Preferred Stock and Series H Preferred Stock to certain prior investors. However, in lieu of issuing such additional shares of Series F Preferred Stock and Series H Preferred Stock, the Company issued to such holders of Series F Preferred Stock and Series H Preferred Stock an aggregate of 46,789 shares of Series K Preferred Stock, each of which are convertible into (100/150th)/60 shares of the Company’s common stock, or 7,798 shares. In addition, certain creditors of the Company were also entitled to anti-dilution protection from issuances and as a result such creditors were, at the closing of the Series J Offering, issued an aggregate of 5,117 shares of Series K Preferred Stock convertible into 853 shares of common stock in full satisfaction of payments owed to them.

On March 20, 2018, the Company issued 422 shares of its common stock, for rounding adjustments in regard to the 1 for 150 reverse split, which further split on August 19, 2019 to 28, in regard to the 1 for 15 reverse split.

On May 10, 2018, we issued 1,333 shares of our Series J Preferred Stock at their stated value of $150.04 per share to one investor, for total proceeds of $200,000. Our Series J Preferred Stock is currently convertible to common stock at a price of $90.00 per share and votes on an as-converted basis, subject to certain conversion limitations.

On May 11, 2018, we designated a new series of Preferred Stock entitled “Series L Preferred Stock.” Our Series L Preferred Stock consists of 6,667 shares with a stated value of $150.00 per share. Series L Preferred Stock is convertible to common stock at a price of $240.00 per share and votes together with our common stock on an as-converted basis.

On May 14, 2018, we issued a total of 2,000 Units to 3 investors at a price of $150.00 per Unit, for total proceeds of $300,000. Each Unit consists of 1/15th share of Series L Preferred Stock and warrants to purchase 2/60th shares of common stock at a price of $240.00, exercisable for three years.

The following table describes the capital raised as described above:

	Date	Units	Stated Value	Total Proceeds	Common Equivalents	Anti- Dilution Issuances	Warrant Common Equivalents	Total Common Equivalents
Preferred Series C	2/19/2015	550,000	$2.00	$1,100,000	2,445	611	–	3,056
Preferred Series F	12/28/2015	1,099,998	$0.50	$550,000	122	5,989	–	6,111
Preferred Series G	5/17/2016	10,083,351	$0.05	$504,168	1,120	4,481	–	5,601
Preferred Series H	10/31/2016	87,500	$4.00	$350,000	972	2,916	–	3,888
Preferred Series J	5/31/2017	50,000	$10.00	$500,000	556	–	–	556
Preferred Series J	5/11/2018	20,000	$10.00	$200,000	15	–	–	15
Preferred Series L	5/14/2018	30,000	$10.00	$300,000	8	–	1,000	8

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On May 14, 2019, we entered into a Convertible Note Purchase Agreement, for an aggregate $805,000. The note bears interest at a rate of 6% per annum, has a term of three years and is convertible into 2,683,333 shares of our common stock, post-split.

On August 27, 2019, the Company issued 321 shares of its common stock, for rounding adjustments in regard to the 1 for 15 reverse split, as approved by FINRA on August 19, 2019.

On July 16, 2020, the Company’s Board of Directors approved and the Company entered into a 12-month consulting agreement (“Consulting Agreement”) with an unrelated third-party for capital raising advisory services and business growth and development services, with the term renewable upon mutual consent of the parties. Upon signing of the Consulting Agreement, the Company agreed to issue 20,000 restricted shares of its common stock to the consultant (the “Consulting Shares”), 5,000 additional restricted shares of common stock to be issued quarterly until the consultant may receive cash compensation for its services, which will be determined, upon completion of certain milestones, by the Company’s CEO. On July 22, 2020, the Company issued 20,000 common stock valued at $50,200 and on November 13, 2020, the Company issued 5,000 common stock valued at $11,250.

On August 21, 2020, the Company entered into a Note Purchase Agreement by and among the Company and certain lenders where the Company sold an aggregate principal amount of $933,000 of its convertible promissory notes (the “August 2020 Notes”). The August 2020 Note holders have an optional right of conversion such that a Noteholder may elect to convert his August 2020 Note, in whole or in part, outstanding as of such time, into the number of fully paid and non-assessable shares of the Company’s common stock as determined by dividing the outstanding indebtedness by $0.20, which equals 4,665,000 shares, subject to certain adjustments.

On August 25, 2020, David Phipps exercised 400,000 options via a cashless exercise. Additionally, on August 25, 2020, Hector Delgado and two employees exercised 110,000 options through a cashless exercise. The Company withheld newly acquired shares pursuant to the exercise of the Option. The amount of common stock issued is calculated by using [Number of Options Exercising] minus [Exercise Price] * [Number of Options Exercising] divided by [Prior Close OSAT Market Price]. As a result of the exercise 429,800 shares of common stock were issued.

On August 25, 2020, the Company issued 5,000 common stock for consulting services valued at $12,550.

On December 1, 2020, the Company entered into a Note Purchase Agreement by and among the Company and certain lenders where the Company sold an aggregate principal amount of $244,000 of its convertible promissory notes (the “December 2020 Notes”). The December 2020 Note holders have an optional right of conversion such that a Noteholder may elect to convert his December 2020 Note, in whole or in part, outstanding as of such time, into the number of fully paid and non-assessable shares of the Company’s common stock as determined by dividing the outstanding indebtedness by $0.25, which equals 976,000 shares, subject to certain adjustments.

On February 22, 2021, the Company issued an aggregate of 5,000 shares of common stock for services in the amount of $19,950.

On March 5, 2021, the Company entered into a Note Purchase Agreement by and between the Company and one individual accredited investor where the Company sold a convertible promissory note with a principal amount of $350,000 (the “March 2021 Note”). The Noteholder has an optional right of conversion such that the Noteholder may elect to convert his Note, in whole or in part, outstanding as of such time, into the number of fully paid and non-assessable shares of the Company’s common stock as determined by dividing the indebtedness under the March 2021 Note by a price equal to the lesser of (a) $1.50 per share, and (b) a 30% discount to the price of the common stock in the qualified transaction, which equals 233,333 shares, subject to certain adjustments.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits.

Exhibit No.	Exhibit Description

1.1	Form of Underwriting Agreement (Incorporated by reference to Exhibit 1.1 to the Company’s Form S-1/A filed on April 7, 2021).
3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014).
3.2	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014).
3.3	Certificate of Amendment to Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.3 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014).
3.4	Certificate of Amendment to Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 8, 2016).
3.5	Bylaws (Incorporated by reference to Exhibit 3.4 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014).
4.1	Form of Common Stock Purchase Warrant (Incorporated by reference to Exhibit 4.1 to the Company’s Form S-1/A filed on April 7, 2021).
4.2	Form of Warrant Agent Agreement (Incorporated by reference to Exhibit 4.2 to the Company’s Form S-1/A filed on April 7, 2021).
4.3	Form of Underwriter’s Warrant (Incorporated by reference to Exhibit 4.3 to the Company’s Form S-1/A filed on April 7, 2021).
5.1	Legal opinion. (to be filed by amendment)
10.1	Form 7% Convertible Promissory Note (Incorporated by reference from the Current Report on Form 8-K filed with the SEC on March 11, 2021).
10.2	Form Note Purchase Agreement (Incorporated by reference from the Current Report on Form 8-K filed with the SEC on March 11, 2021).
10.3	David Phipps Employment Agreement (Incorporated by reference from the Current Report on Form 8-K filed with the SEC on March 11, 2021). +
10.4	Thomas Seifert Employment Agreement (Incorporated by reference from the Current Report on Form 8-K filed with the SEC on March 11, 2021). +
10.5	2020 Equity Incentive Plan (Incorporated by reference from the Current Report on Form 8-K filed with the SEC on December 31, 2020). +
10.6	Form Note Purchase Agreement (Incorporated by reference from the Current Report on Form 8-K filed with the SEC on December 4, 2020).
10.7	Form 6% Convertible Promissory Note (Incorporated by reference from the Current Report on Form 8-K filed with the SEC on December 4, 2020).
10.8	Debenture by and among Global Telesat Communications LTD and HSBC UK BANK PLC, dated July 16, 2020 (Incorporated by reference from the Company’s Current Report on Form 8-K filed on July 21, 2020).
10.9	Coronavirus Business Interruption Loan Agreement by and among Global Telesat Communications LTD and HSBC UK BANK PLC, dated July 16, 2020 (Incorporated by reference from the Company’s Current Report on Form 8-K filed on July 21, 2020).
10.10	Note Purchase Agreement by and among the Company and the lenders set forth on the lender schedule to the Note Purchase Agreement dated August 21, 2020 (incorporated by reference from the Current Report on Form 8-K filed with the SEC on August 27, 2020).

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10.11	Form of Option Agreement (Incorporated by reference to Form 10-K, filed with the Securities and Exchange Commission on March 29, 2019)+
10.12	Convertible Promissory Note by and between Orbital Tracking Corp. and Power Up Ltd., dated January 14, 2019. (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 17, 2019).
10.13	Form of Share Note Exchange Agreement by and between Orbital Tracking Corp and certain holders of the Company’s preferred stock. (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2019).
10.14	Form of 6% Promissory Note dated April 30, 2019, by and between Orbital Tracking Corp and certain holders of the Company’s preferred stock. (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2019).
10.15	Note Purchase Agreement by and among the Company and the lenders set forth on the lender schedule to the Note Purchase Agreement dated May 13, 2019. (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2019).
10.16	Amendment to Note Purchase Agreement by and among the Company and the lenders set forth on the lender schedule to the Note Purchase Agreement dated May 13, 2019. (Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 15, 2019).
10.17	Form of Director Offer Letter (Incorporated by reference to Exhibit 10.17 to the Company’s Form S-1/A filed on April 7, 2021).
10.18	Form of Lockup Agreement (Included in Exhibit 1.1).
14.1	Code of Ethics (Incorporated by reference to Exhibit 14.1 to the Company’s Form S-1/A filed on April 7, 2021).
21.1	Subsidiaries of the Registrant (Incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2019).
23.1	Consent of RBSM LLP.
23.2	Consent (included in Exhibit 5.1).
24.1	Power of Attorney (set forth on the signature page of Pre-Effective Amendment No. 1 to this Registration Statement filed with the Securities and Exchange Commission on April 7, 2021).

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1, to be signed on its behalf by the undersigned, thereunto duly authorized, in Aventura, Florida, on April 21, 2021.

ORBSAT CORP

By:	/s/ David Phipps
David Phipps
Chief Executive Officer

By:	/s/ Thomas Seifert
Thomas Seifert
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ David Phipps
David Phipps	Director, Chairman Chief Executive Officer	April 21, 2021
(Principal Executive Officer)
/s/ Thomas Seifert
Thomas Seifert	Chief Financial Officer	April 21, 2021
(Principal Financial Officer and Principal Accounting Officer)
/s/ *
Hector Delgado	Director	April 21, 2021

*By:	/s/ David Phipps
David Phipps
Attorney-in-fact*

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